Exhibit 10.1

Date: 14 June 2011

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of the whole of the issued share capital of

THE SENSOR-NITE GROUP COMPANIES

between

ELEX N.V.

and

EPIQ N.V.

and

SENSATA TECHNOLOGIES, INC.

KIRKLAND & ELLIS INTERNATIONAL LLP

30 St. Mary Axe

London EC3A 8AF

Tel: +44 (0)20 7469 2000

Fax: +44 (0)20 7469 2001

http://www.kirkland.com/

Table of Contents

1	Definitions and interpretation	3
2	Sale and purchase	20
3	Consideration	21
4	Conditions	24
5	Period before Completion	25
6	Completion	26
7	Warranties	27
8	Sellers’ liability	33
9	Restrictions on the Sellers	37
10	Purchaser’s warranties	39
11	Access to premises and information	39
12	Further undertakings	41
13	Announcements and confidentiality	41
14	Notices	42
15	General	43
Schedule 1 The Sensor-Nite Group Companies		50
Schedule 2 Conditions Precedent		53
Schedule 3 Completion Obligations		57
Schedule 4 Conduct of Business prior to Completion		63
Schedule 5 The Warranties		67
Schedule 6 Tax Indemnity		105
Schedule 7 Specified Liabilities		113
Schedule 8 Short Form SPA		114
Schedule 9 The Purchase Price Allocation Schedule		118

Date: 14 June 2011

PARTIES

(1)	ELEX N.V., a company incorporated in Belgium with company number BE0421226161 (Register of Legal Persons of Hasselt) whose registered office is at Transportstraat 1, 3980 Tessenderlo, Belgium (“Elex”);

(2)	EPIQ N.V., a company incorporated in Belgium with company number BE0436764274 (Register of Legal Persons of Hasselt) whose registered office is at Transportstraat 1, 3980 Tessenderlo, Belgium (together with Elex, the “Sellers”, and each a “Seller”);

(3)	solely for the purposes of Clause 9 and Clause 12.3, Roland Duchatelet, residing at Staaien 20, 3800 Sint-Truiden, Belgium; and

(4)	SENSATA TECHNOLOGIES, INC., a company incorporated in Delaware, USA whose registered office is at 529 Pleasant Street, Attleboro, MA 02703 (the “Purchaser”).

INTRODUCTION

(A)	The particulars of the Sensor-Nite Group Companies at the date of this Agreement are set out in Schedule 1 (The Sensor-Nite Group Companies).

(B)	The Sellers have agreed to sell, and the Purchaser has agreed to purchase, the Shares, in each case on the terms and subject to the conditions of this Agreement.

AGREEMENT

1	Definitions and interpretation

1.1	Definitions

1.1.1	In this Agreement, unless expressly stated otherwise, the capitalised terms set out below have the following meanings:

“Accounts”	(i) the unaudited consolidated accounts of the Sensor-Nite Group for the twelve-month period ended 31 December 2009 and for the twelve-month period ended 31 December 2010, comprising a balance sheet and statement of profit and loss; (ii) the unaudited accounts of the Business in Bulgaria formerly organized as part of EEA (comprising a balance sheet and statement of profit and loss); and (iii) the audited accounts of SNI (comprising, among other things, a balance sheet, statement of profit and loss, statement of comprehensive income, statement of cash flows, statement of equity, auditors report and all relevant footnote disclosures) and SN NV (comprising, among other things, a balance sheet, statement of profit and loss, statement of equity, auditors report and all relevant footnote disclosures) for the twelve-month period ended 31 December 2009 and for the twelve-month period ended 31 December 2010;

“Accounts Date”	31 December 2010;

“Affiliate”	with respect to any person, any other person, whether a natural person or a legal entity, that, directly or indirectly, Controls, is Controlled by or is under common Control with such person. For the purposes of this Agreement, and unless otherwise set forth herein, a limited partnership, a limited liability company or a similar entity in which a Person serves as the general partner, managing member or in any similar capacity shall be deemed to be an Affiliate of such person and in relation to a natural person, any relatives of such persons and any other persons in whom such persons or relatives holds any security interests (either directly or indirectly) shall be deemed to be an Affiliate of such person; provided that, with respect to any investment fund which has an interest in the Purchaser, the term “Affiliate” shall not include any portfolio companies (other than the Purchaser) of such investment fund; provided further that, with respect to the Purchaser, the term “Affiliate” shall not include any investment fund which does not have an interest in the Purchaser;

“Agreed Form”	in relation to any document, such document in the form agreed between the Sellers and the Purchaser and initialled for identification purposes by or on behalf of the Sellers and the Purchaser;

“Amended Preliminary Pension Underfunding Statement”	has the meaning given in Clause 7.10;

“this Agreement”	this share purchase agreement, including the Introduction and the Schedules;

“ASIC”	an application-specific integrated circuit; that is, an integrated circuit customized for a specific use in contrast to a general purpose integrated circuit; including without limitation integrated circuits using programmable logic and human readable or any intermediate hardware logic description language (including HDL and VHDL) that are used to program or configure such integrated circuit;

“BCPC”	the Bulgarian Competition Protection Commission, a government body established and existing under the Bulgarian Competition Protection Act, promulgated in State Gazette No. 102/28 November 2008 as amended;

“Books and Records”	its ordinary meaning, but including all company records, all documentation evidencing ownership of Intellectual Property Rights and all correspondence, orders and enquiries, in whatever form held;

“Bulgarian Commercial Register”	the Commercial Register kept by the Registry Agency of the Republic of Bulgaria, established by the Commercial Register Act, promulgated State Gazette No 34/2006, as amended;

“Business Day”	any day that is not a Saturday or Sunday or a public holiday in London, England or Belgium;

“Business Information”	all information, know-how and records, whether confidential or not and in whatever form held, including all designs, specifications, drawings, formulae, testing procedures and results, reports, instruction and training manuals and all customer lists, sales information, business plans and forecasts, all computer software and all accounting and tax records, correspondence, orders and enquiries;

“Capitalized Lease”	any lease which has been accounted for as a purchase, and not as an operating lease, by the lessee under the applicable accounting rules in the relevant jurisdiction;

“Claim”	any claim that the Purchaser may have against the Sellers or any of them for breach of the Warranties, excluding the Tax Warranties;

“Company Plan”	each employment, deferred compensation, pension, stock option, stock purchase, stock appreciation right, equity-based compensation, incentive, profit-sharing or retirement plan, arrangement or agreement, each medical, vacation, retiree medical, severance pay plan, and each other agreement (including any severance, change in control or similar agreement) or fringe or other material benefit plan, program, agreement or arrangement, in each case that is sponsored or maintained by any of the Sensor-Nite Group Companies, that affects or covers any current or former employee, officer, director, contractor or agent of any of the Sensor-Nite Group Companies;

“Competition Authorities”	the German Federal Cartel Office;

“Completion”	completion of the sale and purchase of the Shares in accordance with Clause 6;

“Completion Date”	the date on which Completion takes place;

“Computer Systems”	all hardware, handheld devices, firmware, peripherals, communication links, storage media, backup systems, networking equipment and other computer equipment used by or on behalf of any Sensor-Nite Group Company, together with all computer software and all related object code, source codes, and databases used by or on behalf of any Sensor-Nite Group Company;

“Conditions Precedent”	the conditions set out in Schedule 2 (Conditions Precedent) (each being a “Condition Precedent”);

“Confidential Business Information”	Business Information that is confidential to the Sensor-Nite Group or to any Sensor-Nite Group Company, or that is not generally known in the industries and markets in which the Sensor-Nite Group operates;

“Control”

in relation to a person, the power of another person to secure that the affairs of the Controlled person are conducted in accordance with the wishes of the Controlling person:

a)      by means of the holding of shares, or the possession of voting power, in or in relation to that or any other person; or

b)      by virtue of any powers conferred by the articles of association, or any other document regulating that or any other person,

and shall include the right to appoint a majority of the directors or to control the management or policy decisions exercisable by a person or persons acting individually or in concert, directly or indirectly, including by virtue of their shareholding or management rights or shareholders’ agreements or voting agreements or in any other manner;

“Disclosure Letter”	the letter dated on the same date as this Agreement and written by the Sellers to the Purchaser for the purposes of Clause 7.2 together with the documents attached or appended to it at the date of this Agreement;

“Disputed Amount”	has the meaning given in Clause 3;

“EBITDA”	earnings before interest, income tax, depreciation and amortization of the Group calculated in accordance with the Specified Accounting Policies;

“EEA”	Epiq Electronic Assembly EOOD, a Bulgarian limited liability company registered with the Bulgarian Commercial Register under Unified Identity Code 122055826;

“Effective Time”	11:59 pm local time of the jurisdiction of incorporation of the relevant Sensor-Nite Group Company on (x) 31 July 2011 if Completion takes places on 1 August 2011 or (y) the Completion Date if Completion takes places on any other date;

“Employees”	any employee of any Sensor-Nite Group Company, including both blue-collar workers and white-collar employees;

“Encumbrance”	any option, right to acquire, right of conversion, right of pre-emption, right of first refusal, restriction on transfer, equity, claim, charge (whether fixed or floating), mortgage, pledge, lien, assignment, power of sale, hypothecation, title retention or other third party right or security interest of any kind and any agreement, arrangement or obligation (including any conditional obligation) to create any such right or interest;

“Enterprise Value Amount”	an amount equal to the Purchase Price plus the Financing Agreements Amount;

“Euro”	the euro, i.e., the single currency of the participating member states of the European Union as constituted by the Treaty on the European Union and as referred to in legislation of the Economic and Monetary Union;

“European Union”	the economic and political alliance designed to foster trade and cooperation among its member countries - the member countries of the European Union presently are Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Hungary, Germany, Greece, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the UK;

“Executive Management”	Roland Duchatelet, Yves Duchatelet, Chris Baerts, Lieven De Turck, Jan Veulemans, Tommy Ver Elst, Lars Raedschelders, Joseph Griffin, Bernd Hermans, Aldo Pagliano, Marin Djedjorov and Peter Vassilev;

“Final Net Working Capital”	has the meaning given in Clause 3;

“Final Pension Underfunding Amount”	has the meaning given in Clause 7.10;

“Financing Agreements”	means each of the following agreements: a) A loan agreement dated 29 November 2010 between BNP Paribas Fortis and Sensor Nite N.V.;

b)      A loan agreement dated 16 December 2009 between BNP Paribas Fortis and Sensor Nite N.V.;

c)      A loan agreement dated 25 May 2010 between ING, Sensor-Nite Industrial Eood and Sensor Nite N.V.;

d)      A loan agreement (No. 7) dated 19 January 2009 between Bulbank and Sensor-Nite Industrial Eood;

e)      A loan agreement (No 217) dated 1 December 2010 between Bulbank and Sensor-Nite Industrial Eood;

f)      A loan agreement (No 25) dated 1 March 2011 between Bulbank and Sensor-Nite Industrial Eood;

g)      A loan agreement (No 26) dated 1 March 2011 between Bulbank and Sensor-Nite Industrial Eood;

h)      An ISDA master agreement dated 28 November 2008 (and any schedules, amendments and annexes in relation thereto) between KBC Bank NV and SN NV, covering derivative transactions (including but not limited to rate swap transactions, forward rate transactions, commodity swaps etc.) between the parties thereto as well as the confirmation letter between KBC Bank NV and SN NV dated 7 April 2009;

and all security, guarantee, collateral agreements or Indebtedness entered into in connection therewith or arising thereunder;

“Financing Agreements Amount”	the amount of the aggregate Indebtedness as of the Completion Date under the Financing Agreements;

“Indebtedness”	(A) all indebtedness of the Sensor-Nite Group for borrowed money (including all indebtedness under the Financing Agreements), (B) any other indebtedness of the Sensor-Nite Group which is evidenced by any note, bond, debenture or similar instrument, (C) all obligations under any hedging, derivative or swap obligations or similar arrangements, (D) all guaranties, including guaranties of any Indebtedness (but without double counting), (E) all obligations secured by a lien on any assets of the Sensor-Nite Group, (F) all obligations for the deferred purchase price of property or services (other than current Liabilities incurred in the ordinary course of business), (G) any commitments by which a person assures a creditor against loss (including reimbursement obligations and bank guarantees), (H) all obligations under Capitalised Leases, (I) all obligations under employee benefit arrangements, employment agreements, retention agreements or other arrangements which come due as a result of the transaction contemplated hereunder, including any retention or transaction bonuses, and all amounts in relation to funding requirements under any Company Plan, which amounts are due and unpaid as at the Completion Date, (J) issued but uncleared cheques or drafts, (K) all prepayment premiums, and (L) any accrued interest, fees and expenses related to the foregoing;

“Independent Accounting Firm”	any one of (A) PricewaterhouseCoopers, (B) KPMG, (C) Deloitte & Touche or (iv) an independent firm of chartered accountants of international repute, as mutually agreed upon by the Parties, or if no such firm is agreed on or before the date falling five (5) Business Days after the date on which a firm is first proposed by either a Seller or the Purchaser to the other Party, such independent firm of chartered accountants as shall be chosen on the application of either a Seller or the Purchaser by the President for the time being of the Institute of Chartered Accountants in England and Wales;

“Independent Pensions Expert”	an independent firm of pension experts or advisors of international repute, as mutually agreed upon by the Parties, or if no such firm is agreed on or before the date falling five (5) Business Days after the date on which a firm is first proposed by either a Seller or the Purchaser to the other Party, such independent firm of pension experts or advisors as shall be chosen on the application of either a Seller or the Purchaser by the Belgian Institute of Actuaries;

“Intellectual Property Rights”	all copyright, moral rights, design rights, registered designs, database rights, semi-conductor topography rights, mask works, inventions, patents, utility models, business names, trade marks, service marks, trade names, rights arising in domain names, know-how, trade secrets, rights in confidential information, software, Sensor Software, and any other intellectual property rights or rights of a similar nature (in each case, whether registered or not) and all applications and rights to apply for any of them which may subsist anywhere in the world;

“Intercompany Payables”	any amounts payable by any of the Sensor-Nite Group Companies to any of the Sellers as at the Completion Date, other than amounts agreed by the Purchaser and the Sellers prior to the Completion Date to be amounts arising from arm’s length commercial transactions entered between the Sensor-Nite Group Companies and the Sellers in the ordinary course of business;

“Intercompany Receivables”	any amounts payable by any of the Sellers to any of the Sensor-Nite Group Companies as at the Completion Date,

other than amounts agreed by the Purchaser and the Sellers prior to the Completion Date to be amounts arising from arm’s length commercial transactions entered between the Sensor-Nite Group Companies and the Sellers in the ordinary course of business;

“IRC”	the United States Internal Revenue Code of 1986, as amended;

“Liability”	any direct or indirect liability, Indebtedness, penalty, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, known or unknown, contingent or otherwise and regardless of when or by whom asserted;

“Long Stop Date”	has the meaning given in Clause 4.3;

“Losses”	any and all claims (whether or not successful, compromised or settled), actions, proceedings, Liabilities, deficiency or diminution of value of any asset or contract, demands, judgements asserted or established in any jurisdiction and, as incurred, any and all losses, damages, Liabilities, costs, expenses (including reasonable legal, investigative or professional costs and expenses incurred in disputing or defending any of the foregoing), Tax, fines, penalties and clean up costs, and “Loss” shall be construed accordingly;

“Management Accounts”	(i) the monthly unaudited management accounts (comprising a balance sheet and statement of profit and loss) relating to each Sensor-Nite Group Company and (ii) the consolidated unaudited quarterly management accounts (comprising a balance sheet and statement of profit and loss) relating to the Sensor-Nite Group, in each case delivered to the Purchaser prior to the date of this Agreement or after the date of this Agreement pursuant to Clause 5.3;

“Material Adverse Change”	any change, event, development or effect that, individually or in the aggregate, would (or could reasonably be expected to) (a) be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, employee, customer or supplier relations or business prospects of the Sensor-Nite Group, or (b) result in a reduction in the EBITDA of the Sensor-Nite Group in excess of EUR 10 million, provided, however, that changes, effects or circumstances, alone or in combination, to the extent arising out of or resulting from:

(i) changes in economic conditions, financial or securities markets in general, or the industries and markets in which the Sensor-Nite Group operates, except to the extent disproportionately affecting the Sensor-Nite Group Companies;

(ii) the execution and announcement of this Agreement and the transactions contemplated hereunder, (provided, however, that the foregoing shall not affect or otherwise limit the Warranties set forth in Schedule 5 (The Warranties)); or

(iii) acts of God, calamities, national or international political or social conditions, including the engagement by Belgium or Bulgaria in hostilities, whether commenced before or after the date hereof, except to the extent disproportionately affecting the Sensor-Nite Group, shall not be considered in determining whether a Material Adverse Change has occurred.

“Melexis”	Melexis NV, a company incorporated in Belgium with company number VAT BE 0435.604.729 (Register of legal persons of Ieper) whose registered office is at Rozendaalstraat 12, 8900 Ieper, Belgium;

“Minimum Net Asset Amount”	at any time, an amount equal to: (i) during the period of three years from the Completion Date (the “Initial Period”), 70% of the Enterprise Value Amount; (ii) during the period of one year following the Initial Period (the “Second Period”), the greater of EUR 60 mln and the aggregate amount of all Unresolved Claims; (iii) during the period of one year following the Second Period (the “Third Period”), the greater of EUR 40 mln and the aggregate amount of all Unresolved Claims; (iv) during the period of two years following the Third Period (the “Fourth Period”), the greater of EUR 25 mln and the aggregate amount of all Unresolved Claims; and (v) following the Fourth Period, the aggregate amount of all Unresolved Claims, if any;

“Net Intercompany Amount”	the outstanding amount of Intercompany Receivables after all Intercompany Payables and Intercompany Receivables are netted out and terminated pursuant to Clause 2.4.2;

“Net Working Capital”	the excess of (i) the sum of total current assets of the Sensor-Nite Group (other than cash and cash equivalents), and which, for the avoidance of doubt, shall include only the following line items in accordance with the Specified Accounting Policies: Trade Receivables, net of allowance for doubtful accounts; Inventory, net of provision for obsolescence; Other Receivables; and Prepayments; over (ii) total current Liabilities of the Sensor-Nite Group (other than Indebtedness) and any issued but un-cleared cheques and bank overdrafts, except to the extent any such bank overdrafts constitute Indebtedness that will be discharged by the Sellers; provide that the current assets and current Liabilities of the Sensor-Nite Group that are included in the Net Working Capital shall be calculated in accordance with the Specified Accounting Policies; and provided further that no Tax assets, Tax Liability and/or Intercompany Receivables or Intercompany Payables among the Sensor-Nite Group Companies will be included in the Net Working Capital;

“Normal Business Hours”	in relation to the service of any notice pursuant to Clause 14.1, 9.00 am to 5.30 pm local time on any day which is not a Saturday, Sunday or public holiday in the place of receipt (which, in the case of service on any Party by fax, shall be deemed to be the same place as the address specified for service on that Party by post);

“Objection Notice”	has the meaning given in Clause 3;

“Occurrence Policies”	has the meaning given in Clause 12.4.

“Pension Underfunding”

an amount, which will be determined in accordance with the Specified Pensions Policies, equal to the sum of the amounts described in a., b., c. and d. hereunder:

a. to the extent applicable, in respect of all defined contribution collective pension schemes which were and are applied within the Sensor-Nite Group Companies: an amount equal to the difference between (i) the market value at Completion Date of the assets available in the group insurance contracts of the Pension Schemes in respect of the vested reserves (as defined by law or by the scheme rules, if higher) or, if higher, in respect of the mathematical reserves; and (ii) the amount of the vested reserves defined by the Pension Scheme rules (with as minimum the amount of vested reserves defined by law) or, if higher, the amount of the mathematical reserves, such amount to be increased with the applicable guaranteed return(s) which were/are legally imposed on the employer in the event of termination or retirement, as if this situation would arise at the Completion Date;

b. in respect of all defined benefit collective pension schemes which were and are applied within the Sensor-Nite Group Companies: an amount equal to the difference between (i) the market value at the Completion Date of the assets available in the group insurance contracts of the Pension Schemes in respect of the vested reserves (as defined by law or by the Pension Schemes rules, if higher) or, if higher, in respect of the mathematical reserves; and (ii) the amount of the benefit obligations calculated on a projected basis, using prudent relevant actuarial and economic factors which will be defined by the Purchaser or the Independent Pensions Expert, as applicable, in accordance with the Specified Pensions Policies (the “Benefit Obligations”). The factors to be used to define the Benefit Obligations will particularly include, inter alia, a discount factor of 3.25% and gender neutral mortality tables;

c. in respect of all Pension Schemes: an amount equal to the amount required to cover the financial exposure and liabilities on the basis of a separate legal audit of the Pension Schemes relating to possible discrimination issues, funding issues relating to the successive/previous modifications of the Pension Schemes and to any other potential claims which could be based on violations of the applicable legislation;

d. an amount equal to all social security charges, Tax, administration and other charges which are generally applicable to contributions payable into group insurance contracts. This amount is to be calculated on the amounts resulting from a, b and c above.

“Pension Schemes”	any supplementary voluntary pension security agreements, voluntary pension schemes, defined benefit arrangements or any other arrangement or covenant under which any Sensor-Nite Group Company has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits or provide any defined benefits in respect of any current or former Employees, their beneficiaries or successors;

“Preliminary Net Working Capital”	has the meaning given in Clause 3;

“Preliminary Pension Underfunding Amount”	has the meaning given in Clause 7.10;

“Preliminary Pension Underfunding Statement”	has the meaning given in Clause 7.10;

“Preliminary Working Capital Statement”	has the meaning given in Clause 3;

“Proceedings”	any proceeding, suit or action arising out of or in connection with this Agreement;

“Properties”

the following owned properties:

- 56.17 % of regulated land plot ( XXIV) RLP XXIV, with area of 31,009 sq.m. and 56.17 % of regulated land plot ( X) RLP X, with area of 24,197 sq.m., both RLP XXIV and RLP X having been separated from regulated land plot ( X-1049) RLP X-1049, located in quarter 70, city of Botevgrad, Botevgrad Municipality, consisting of 55,206 sq.m., neighbouring to RLP IX, RLP I, RLP XVI, RLP XIII and a street, as per notary deed of findings, registered in land registry-Botevgrad as deed No. 90, volume V, file 1009/05, entry number No. 1546 of 01 August 2005.

- laboratory for testing of temperature sensors, with a build-up area of 589 sq.m. and a total build-up area of 589 sq.m., located on RLP X-1049, operational as per certificate for entering into exploitation ( ) No. 49 of 30 December 2010, issued by the chief architect of Botevgrad Municipality;

- production building EPIQ-3, with a build-up area of 10,143 sq.m. and with a total build-up area of 12,718 sq.m., representing a complex of three separate blocks: Block 1; Block 2; and Block 3, united into a compound building, located on RLP X-1049, as per notary deed of findings, registered in land registry-Botevgrad as deed No. 97, volume XII, file 2591, entry number No. 3107 of 18 December 2008, operational as per use permit ( ) No. CT-12-1010 of 03 October 2008, issued by the deputy director of the National Construction Supervision Directorate-Sofia ( ); and

- one-floor building, with a build-up area of 517.60 sq.m., part of a two-floors administrative building, which is a part of production building EPIQ-2, with a build-up area of 8,110 sq.m. and a total build-up area of 9,740 sq.m, located on RLP X-1049, as per notary deed of findings, registered in land registry-Botevgrad as deed No. 54, volume II, file 186, entry number No. 378 of 25 March 2011; and

the following leased properties:

- leased warehouse located at Oosterring 16, 3600 Genk, Belgium, part of the warehouse nr. 50, with a surface of 2,400 m², as well as 7 parking lots located at the back of the warehouse;

- leased office space located at Transportstraat 1, 3980 Tessenderlo, where the registered office of SN NV is also located;

- part of land plot and production building EPIQ- 1 constructed on this land plot under a lease agreement between Melexis Bulgaria EOOD and SNI dated 28 April 2011;

- leased warehouse with build-up area of 280 sq. m, located in RLP III, with total area of 864 sq. m., quarter 217, Industrial zone, the city of Botevgrad, under lease agreement dated 9 October 2008 concluded between Mr Petko Parvanov Petkov and EEA, transferred to SNI in connection with the Spin-Off Agreement;

- leased apartment No. 2, located in 25 G.S.Rakovski Street, entrance B, floor 1, the city of Botevgrad, consisting of three bedrooms, living-room, dining-room, kitchen, service premises, with built up area of 133 sq. m., under lease agreement between Mr Miroslav Assenov Ivanov and EEA concluded on 30 July 2010 transferred to SNI in connection with the Spin-Off Agreement;

- leased warehouse, consisting of 463 sq. m, located in 2 Samokovsko Shosse, Gorublene quarter, Sofia, under lease agreement concluded between SNI and Xpeqtis EOOD (‘ ’ ) on 1 July 2005, amended by 7 Annexes dated from 1 September 2005 until 12 May 2009; and

- leased premise, consisting of 439.90 sq. m, part of a production building for testing of electronic components, located in 2 Samokovsko Shosse, Gorublene quarter, Sofia, under lease agreement between SNI and Melexis Bulgaria EOOD dated 13 October 2008, as amended on 25 November 2008,

(each being a “Property”).

“Purchaser’s Lawyers”	Kirkland & Ellis International LLP of 30 St Mary Axe, London EC3A 8AF;

“Purchase Price”	has the meaning given in Clause 3;

“Restricted Period”	the period of 36 months commencing on the Completion Date, or such shorter period of time as is recognised by applicable law as being binding on the Sellers;

“Sellers’ Lawyers”	Linklaters LLP of Graanmarkt 2, 2000 Antwerp, Belgium;

“Senior Employee”	any person who is employed by, or provides services to, any Sensor-Nite Group Company based on an employment,

management services contract or similar contract on a base salary (on the basis of full time employment) equal to or greater than Euro 80,000 per annum in the aggregate or its equivalent in local currency (provided that for purposes of calculating such Euro 80,000 threshold with respect to a person, the remuneration under all agreements and arrangements with respect to such person shall be taken into account) ;

“Sensor-Nite Group”	the Sensor-Nite Group Companies, taken as a whole;

“Sensor-Nite Group Companies”	SNI, SN NV, Sensor-Nite USA Inc. and Sensor-Nite Chengdu Co, Ltd, details of all of which are set out in Schedule 1 (The Sensor-Nite Group Companies);

“Sensor Software”	means computer software embodied in any sensor product or used in the design, test and manufacture of any sensor product, in each case in both object code and source code form, including programmable logic and human readable or any intermediate hardware logic description language (including HDL and VHDL) that are used to program or configure a device such as an FPGA, a CPLD, or an ASIC;

“Service Document”	any document relating to or issued in connection with any Proceedings;

the “Share Purchase Documents”	this Agreement, the Short Form SPA and the Disclosure Letter and any other documents entered into pursuant to this Agreement;

“Shares”	the shares together being the whole of the issued share capital of each of the Sold Sensor-Nite Group Companies;

“Short Form SPA”	the share purchase agreement substantially in the form set forth in Schedule 8 (Short Form SPA), which shall be executed before a notary pubic and filed with the Bulgarian Commercial Register;

“SNI Pledge”	the pledge over the 16,050 (sixteen thousand and fifty) shares of Elex in SNI established in favour of Fortis Bank N.V. under a Special Pledge Agreement, dated February 2011;

“SNI”	Sensor-Nite Industrial OOD as specified under item 1 of Schedule 1 (The Sensor-Nite Group Companies);

“SN NV”	Sensor-Nite N.V. as specified under item 2 of Schedule 1 (The Sensor-Nite Group Companies);

“Sold Sensor-Nite Group Companies”	SNI, Sensor Nite N.V. and Sensor-Nite USA Inc., details of which are set out in Schedule 1 (The Sensor-Nite Group Companies);

“Specified Accounting Policies”	means the accounting principles, standards and practices generally accepted at the Accounts Date in Belgium and Bulgaria and applied in a manner consistent with the preparation of the Accounts;

“Specified Pensions Policies”	means the principles, standards and practices for evaluating Pensions Schemes generally accepted at the Completion Date in Belgium;

“Spin-Off Agreement”	the agreement for spin-off by acquisition by and between EEA and SNI, dated 24 November 2010, relating to the spin-off of the high temperature exhaust gas sensor business of EEA;

“Targeted Net Working Capital”	Euro 27,189,000.00;

“Tax or Taxation”	all forms of taxation whether of Belgium, Bulgaria, China and/or the USA or elsewhere and whether direct or indirect and whether levied by reference to actual, deemed, gross or net income, profits, gains, net wealth, asset values, turnover, added value, receipt, payment, sale, use, occupation, gross receipts, license, severance, stamp, premium, capital stock, unemployment, disability, real or personal property, transfer, registration, franchise or values or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all related penalties, charges, surcharges, fines, costs and interest relating thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person;

“Taxation Authority”	any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Tax Statute”	any primary or secondary statute, instrument, enactment, order law, by-law or regulation of any jurisdiction making any provision for or in relation to Tax;

“Tax Warranties”	the statements set out in paragraph 17 of Schedule 5 (The Warranties) (each such statement being a “Tax Warranty”);

“Transfer”	any direct or indirect sale, transfer, assignment, pledge, encumbrance or other disposition, whether with or without consideration and including by operation of law;

“UK”	the United Kingdom of Great Britain and Northern Ireland;

“Underfunding Objection Notice”	has the meaning given in Clause 7.10;

“Underfunding Disputed Amount”	has the meaning given in Clause 7.10;

“Unresolved Claims”	as of any date, the aggregate amount of any and all claims (including, without limitation, Claims) made in good faith by the Purchaser against the Sellers under this Agreement, which claims have been communicated by the Purchaser to the Sellers prior to the relevant date of determination but have not been fully settled, adjudicated, paid and satisfied as of such date of determination;

“US GAAP”	United States generally accepted accounting principles;

“VAT”	any value added tax and any equivalent tax on sales or turnover and any tax supplementing or replacing the same whether in the European Union or elsewhere;

“Warranties”	the statements set out in Schedule 5 (The Warranties), (each such statement being a “Warranty”); and

“Xtrion”	Xtrion NV, a company incorporated in Belgium with company number VAT BE 0878.389.438 (Register of legal persons of Hasselt) whose registered address is at Transportstraat 1, 3980 Tessenderlo, Belgium.

1.1.2	References to the “Parties” are to the parties to this Agreement.

1.1.3	References to “Clauses” are to the clauses of this Agreement.

1.1.4	References to the “Introduction” and the “Schedules” are to the introduction and schedules to this Agreement, which form part of this Agreement and have the same force and effect as if set out in the body of this Agreement.

1.2	Interpretation

1.2.1	Headings to Clauses and Schedules and the table of contents are included for ease of reference only, and shall not affect the interpretation of this Agreement.

1.2.2	In this Agreement, unless expressly stated otherwise:

(a)	the words “include” or “including” (or any similar term) are not to be construed as implying any limitation;

(b)	general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things;

(c)	any reference to a “person” includes any individual, body corporate, trust, partnership, joint venture, unincorporated association or governmental, quasi-governmental, judicial or regulatory entity (or any department, agency or political sub-division of any such entity), in each case whether or not having a separate legal personality, and any reference to a “company” includes any company, corporation or other body corporate, wherever and however incorporated or established;

(d)	words indicating gender shall be treated as referring to the masculine, feminine or neuter as appropriate;

(e)	the singular includes the plural and vice versa;

(f)	a reference to a statute, statutory provision or subordinate legislation (“legislation”) refers to such legislation as amended and in force from time to time and to any legislation that (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation, provided that as between the Parties no such amendment, re-enactment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or would otherwise adversely affect the rights of, any Party;

(g)	any reference to any document other than this Agreement is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

(h)	a reference to something being “in writing” or “written” includes that thing being produced by any legible and non-transitory substitute for writing (but not including in electronic form) or partly in one manner and partly in another;

(i)	references to the time of day are to London time;

(j)	any reference to an “undertaking”, a “subsidiary”, a “holding company”, a “subsidiary undertaking” or a “parent undertaking” shall be interpreted in accordance with sections 1159, 1161, 1162 and 1173(1) of the UK Companies Act 2006 respectively;

(k)	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 1122 of the UK Corporation Tax Act 2010;

(l)	“directly or indirectly” means either alone or jointly with any other person and whether on his own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person; and

(m)	any reference to an IFRS is to an International Financial Reporting Standard issued by the International Accounting Standards Board.

2	Sale and purchase

2.1	Agreement to sell and purchase

2.1.1	On and subject to the terms of this Agreement, each Seller shall sell or procure the sale of, and the Purchaser shall purchase, the Shares together with all rights attached or accruing to such Shares at the Completion Date (including, without limitation, the right to receive any dividend, distribution or return of capital declared, paid or made on or after the Completion Date).

2.1.2	Without limiting the rights of the Purchaser under Clause 15.9.3, the Purchaser shall not be obliged to purchase any Shares unless the sale and purchase of all the Shares is completed simultaneously.

2.2	Title and Encumbrances

2.2.1	The Sellers confirm that each Seller has the right to transfer legal and beneficial title to the Shares to be transferred by it to the Purchaser pursuant to Clause 2.1.1, and undertake that the Shares will be transferred to the Purchaser free from all Encumbrances.

2.3	Waiver of pre-emption rights

The Sellers shall procure that, on or before Completion, all rights of pre-emption that any person may have over any or all of the Shares are irrevocably waived, and each of the Sellers hereby irrevocably waives any and all rights of pre-emption such Seller may have over any or all of the Shares.

2.4	Indebtedness and intercompany accounts and contracts

2.4.1	On the Completion Date, the Sellers shall and shall procure that any and all Indebtedness of the Sensor-Nite Group Companies (other than the Financing Agreements Amount paid pursuant to Clause 3.1.3 and Clause 3.1.4) owed to any Person other than another Sensor-Nite Group Company be discharged (or otherwise extinguished).

2.4.2	On the Completion Date, the Sellers shall, or shall cause their Affiliates, to: (i) net out the Intercompany Receivables against the Intercompany Payables and terminate all such Intercompany Receivables and Intercompany Payables except to the extent of the Net Intercompany Amount; (ii) terminate or cancel any and all intercompany contracts between any of the Sellers or their Affiliates, on the one hand, and any of the Sensor-Nite Group Companies, on the other hand, other than contracts agreed by the Purchaser and the Sellers prior to the Completion Date to be arm’s length commercial contracts entered into in the ordinary course of business; and (iii) satisfy in full the Net Intercompany Amount as set out in Clause 3.1.4.

3	Consideration

3.1	Amount

3.1.1	The total consideration for the purchase of the Shares under this Agreement shall be Euro 225,000,000.00 minus the Financing Agreements Amount and subject to the adjustments pursuant to Clause 3.2 (the “Purchase Price”).

3.1.2	Subject to the adjustment pursuant to Clause 3.2, the Purchase Price shall be allocated in accordance with Schedule 9 (the Purchase Price Allocation Schedule), which Schedule shall be agreed by the Parties acting reasonably prior to the Completion Date. No Party shall take a position inconsistent with such allocation on any Tax return (unless otherwise required by a final, non-appealable determination of a court of competent jurisdiction or a binding closing agreement entered into with a Taxation Authority). At Completion, the Purchaser shall deliver an amount equal to the Purchase Price to Elex, as agent for the Sellers, by wire transfer of immediately available funds pursuant to the wire transfer instructions provided by Elex in writing no later than 5 Business Days prior to the Completion Date.

3.1.3	At Completion, the Purchaser shall pay or procure the payment of the Financing Agreements Amount (other than a portion thereof equal to the Net Intercompany Amount) by wire transfer of immediately available funds to a bank account or bank accounts of the lenders under the Financing Agreements in accordance with the directions set out in Clause 6.5.

3.1.4	At Completion: (i) the Purchaser shall pay the Net Intercompany Amount to Elex; (ii) Elex shall pay the Net Intercompany Amount to SN NV in full satisfaction of the Intercompany Receivables which are outstanding after the netting out set out in Clause 2.4.2; and (iii) SN NV shall pay the Net Intercompany Amount to creditors under the Financing Agreements towards repayment of a portion of the Financing Agreements Amount.

3.2	Working capital adjustment

3.2.1	Within 65 Business Days following the Completion Date, the Purchaser shall prepare and deliver to Elex (i) a statement (the “Preliminary Working Capital Statement”) setting forth a calculation of the Net Working Capital (the “Preliminary Net Working Capital”‘) as of the Effective Time, and (ii) a calculation of the amount due and owing and a statement setting forth the responsible party therefor in accordance with this Clause 3.2. The “Final Net Working Capital” shall be the Preliminary Net Working Capital shown on the Preliminary Working Capital Statement, as modified pursuant to this Clause 3.2. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the calculation of the Final Net Working Capital be affected by any purchase accounting adjustments for transactions taking place on or after the Completion Date.

3.2.2	Unless Elex notifies Purchaser in writing that the Sellers disagree with any aspect of the Preliminary Working Capital Statement (such notice to include the Sellers’ objections, a reasonable description of the basis therefor and reasonably detailed proposed revisions to said documents) (the “Objection Notice”), within 20 Business Days after receipt thereof, the Preliminary Working Capital Statement shall be conclusive and binding on the Parties and shall constitute the Final Net Working Capital. If Elex so notifies Purchaser in writing within such 20 Business Day period, then Elex and the Purchaser shall attempt to resolve their differences with respect thereto within 20 Business Days after the Purchaser’s receipt of Elex’s Objection Notice. If Elex and Purchaser resolve their differences with respect to the Preliminary Working Capital Statement within such 20 Business Day period, then the Preliminary Working Capital Statement, with such modifications necessary to reflect such agreement of Elex and the Purchaser, shall be conclusive and binding on the parties and shall constitute the Final Net Working Capital. Any disputes not resolved by Elex and Purchaser within such 20 Business Day period regarding the Preliminary Working Capital Statement (the “Disputed Amount”) will be resolved by an Independent Accounting Firm jointly retained by Elex and the Purchaser. The Independent Accounting Firm shall make a determination only on the Disputed Amount as well as such modifications, if any, to the Preliminary Working Capital Statement necessary to reflect such determination, and the same shall thereafter be conclusive and binding upon the Parties, except as provided by applicable law. The determination of the Independent Accounting Firm for any item in dispute cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the Preliminary Working Capital Statement, in the case of Purchaser, or in the Objection Notice, in the case of Elex. The fees and expenses of the Independent Accounting Firm shall be paid by the Parties as follows: Elex shall pay a percentage of the fees and expenses of the Independent Accounting Firm equal to: (i) the difference, if any, between Elex’s estimated value of the Final Net Working Capital as submitted to the Independent Accounting Firm and the Independent Accounting Firm’s final determination of Final Net Working Capital divided by (ii) the Disputed Amount. The Purchaser shall pay the remaining percentage, if any, of the fees and expenses of the Independent Accounting Firm, (it being understood that in the event the Final Net Working Capital is equal to the Preliminary Net Working Capital determined by a Party (as submitted to arbitration by such Party), the other party shall pay all fees and expenses of the Independent Accounting Firm). The Independent Accounting Firm shall be instructed to render its decision in accordance with the terms hereof, including the Specified Accounting Policies.

3.2.3	In connection with Elex’s review of the Preliminary Working Capital Statement and preparation of any Objection Notice, Elex and its representatives shall have reasonable access, during normal business hours and upon reasonable advance written notice, to the Books and Records, the financial systems and finance personnel and any other information of the Sensor-Nite Group Companies that Elex reasonably requests, including all relevant work papers, schedules, memoranda and other documents prepared by the Purchaser’s accountants and other advisors (subject to customary indemnification and other agreements that may be requested by the Purchaser’s accountants and other advisors) in connection with the Purchaser’s preparation of the Preliminary Working Capital Statement, and the Purchaser shall, and shall cause the Sensor-Nite Group Companies to, cooperate reasonably with Elex and its representatives in connection therewith.

3.2.4	In connection with the preparation of the Preliminary Working Capital Statement and the Purchaser’s review of any Objection Notice, the Purchaser and its representatives shall have reasonable access, during normal business hours and upon reasonable advance written notice, to the Books and Records, the financial systems and finance personnel and any other information of the Sellers’ group, including all relevant work papers, schedules, memoranda and other documents prepared by the Sellers or their accountants and other advisors (subject to customary indemnification and other agreements that may be requested by the Sellers’ accountants and other advisors) and to finance personnel of the Sellers and their representatives and any other information which the Purchaser reasonably requests, and the Sellers shall cooperate reasonably with the Purchaser and its representatives in connection therewith.

3.2.5	No later than 20 Business Days after the engagement of the Independent Accounting Firm, as evidenced by its written acceptance by facsimile or otherwise to the Parties, each of Elex and the Purchaser shall submit a brief to the Independent Accounting Firm (with a copy to the other party) setting forth their respective positions regarding the issues in dispute. No later than 20 Business Days after submission of the initial brief, each of Elex and Purchaser shall submit a reply brief (with a copy to the other party). The Independent Accounting Firm shall render its decision resolving the dispute within 30 Business Days after submission of the last reply brief. If additional briefing, a hearing, or other information is required by the Independent Accounting Firm, the Independent Accounting Firm shall give notice thereof to the Parties as soon as practicable before the expiration of such 30 Business Day period, and the Parties shall promptly respond with a view to minimising any delay in the decision date.

3.2.6	In the event that the Final Net Working Capital exceeds the Targeted Net Working Capital, the Purchaser shall owe to the Sellers the amount of such excess. In the event that the Final Net Working Capital is less than the Targeted Net Working Capital, the Sellers shall owe to the Purchaser the amount of such deficit.

3.2.7	The Sellers or the Purchaser, as the case may be, shall deposit the amounts, if any, owed by them, as the case may be, under sub-clause 3.2.6, together with interest thereon from the Completion Date to the date of payment at a rate of 1.3% per annum, in immediately available funds, to a bank account designated by the other party no later than 5 Business Days after the Final Net Working Capital has been agreed to or deemed to be agreed to by Elex and the Purchaser or has been delivered by the Independent Accounting Firm.

3.2.8	Within 30 Business Days following the determination of any excess or deficit in accordance with this Clause 3.2, the Sellers and the Purchaser shall revise the purchase price allocation to reflect such excess, deficit or payment in accordance with the nature of each relevant excess, deficit or payment, consistent with the proportional allocation of value as described in Schedule 9 (the Purchase Price Allocation Schedule).

3.3	Reduction of consideration

If any payment is to be made by any Seller to the Purchaser in respect of any claim for breach of this Agreement, the payment shall be made by way of adjustment of the consideration paid by the Purchaser for the Shares under this Agreement, which shall be deemed to have been reduced by the amount of such payment.

4	Conditions

4.1	Conditions Precedent

The agreement to sell and purchase the Shares contained in Clause 2.1 is conditional on the satisfaction or waiver of the Conditions Precedent in accordance with Clause 4.2, or their satisfaction subject only to Completion occurring.

4.2	Satisfaction or waiver

4.2.1	The Sellers shall satisfy or procure the satisfaction of the Conditions Precedent set out in paragraphs 1, 2 and 3 of Part A of Schedule 2 (Conditions Precedent) as soon as possible, and shall notify the Purchaser in writing immediately upon satisfaction of such Conditions Precedent. For the avoidance of doubt, the Sellers shall be deemed to have satisfied the Condition Precedent set out in paragraph 2.2(xi) of Part A of Schedule 2 (Conditions Precedent) if the Sellers have used best efforts to satisfy such Condition Precedent. The Sellers shall use best efforts to satisfy or procure the satisfaction of paragraph 4 of Part A of Schedule 2 (Conditions Precedent) as soon as possible, and shall notify the Purchaser in writing as soon as possible upon any event constituting non-satisfaction of the Condition Precedent set forth in paragraph 4 of Part A of Schedule 2 (Conditions Precedent).

4.2.2	The Sellers shall disclose to the Purchaser in writing anything that will or may prevent the Condition Precedent set out in paragraph 3 (Warranties) of Part A of Schedule 2 (Conditions Precedent) from being satisfied on the Completion Date as soon as it comes to either or both of the Sellers’ attention.

4.2.3	The Purchaser shall satisfy or procure the satisfaction of the Condition Precedent set out in Part B of Schedule 2 (Conditions Precedent).

4.2.4	The Purchaser and the Sellers shall use reasonable efforts to satisfy or procure the satisfaction of the Condition Precedent set out in paragraph 1 (Competition consents) of Part C of Schedule 2 (Conditions Precedent) as soon as practicable. The Sellers, on the one hand, and the Purchaser, on the other hand, shall keep each other timely appraised of the status of any communications with, and any inquiries or requests for additional information from, the Competition Authorities, and shall comply promptly with any such inquiry or request. Neither party shall agree to participate in any meeting with any Competition Authority in respect of any such filings, investigation or other inquiries unless it consults with the other party in advance, and to the extent permitted by such Competition Authority, gives the other party the opportunity to attend and participate thereat. For the avoidance of doubt, nothing in this Clause 4.2.4 shall be construed as requiring the Purchaser or any of its Affiliates to divest or hold separate assets, terminate or modify existing business relationships, or take any other such steps to the extent that such actions would have an adverse effect on the Purchaser, the Sensor-Nite Group Companies or any of the Purchaser’s Affiliates.

4.2.5	The Purchaser may at any time waive satisfaction of any or all of the Conditions Precedent set out in Part A of Schedule 2 (Conditions Precedent), in whole or in part, by written notice to the Sellers. The Sellers may at any time waive satisfaction of the Condition Precedent set out in Part B of Schedule 2 (Conditions Precedent),

in whole or in part, by written notice to the Purchaser. None of the Conditions Precedent set out in Part C of Schedule 2 (Conditions Precedent) may be waived unilaterally.

4.3	Right to terminate

If the Conditions Precedent are not satisfied or waived on or before 30 September 2011 (the “Long Stop Date”), each of the Purchaser, on the one hand, or the Sellers, on the other hand, can terminate this Agreement, provided that no Party shall be entitled to terminate this Agreement pursuant to this Clause 4.3 if at such time such Party or its Affiliates are in breach of any of the provisions of this Agreement.

5	Period before Completion

5.1	Conduct of business

5.1.1	The Sellers shall procure that, between the time of entry into this Agreement and Completion each Sensor-Nite Group Company (A) carries on its business as a going concern only in the ordinary and usual course as carried on prior to the date of this Agreement and does not do anything that is not of a routine or unimportant nature without the prior written consent of the Purchaser and (B) preserves intact its assets (tangible and intangible), business organizations and relationships with employees and third parties having material business dealings with such Sensor-Nite Group Company.

5.1.2	Without prejudice to the generality of Clause 5.1.1, the Sellers shall procure that, between the time of entry into this Agreement and Completion, no Sensor-Nite Group Company does any of the things specified in Schedule 4 (Conduct of Business prior to Completion) without the prior written consent of the Purchaser.

5.2	Insurance

The Sellers shall procure that, between the time of entry into this Agreement and Completion:

(a)	each Sensor-Nite Group Company maintains in force all existing insurance policies for the benefit of any Sensor-Nite Group Company in all material respects on the same terms and at the same level of cover as at the date of this Agreement and, promptly following the signing of this Agreement (but in any event prior to the Completion Date), shall cause the interest of the Purchaser to be noted as additional named insured on each such policy with effect from the Completion Date;

(b)	no Sensor-Nite Group Company knowingly does, or omits to do, any act so as to cause any such policy to become void, voidable or unenforceable;

(c)	each Sensor-Nite Group Company makes all insurance claims in relation to any Sensor-Nite Group Company promptly and in accordance with the requirements of the relevant policy; and

(d)	no Sensor-Nite Group Company settles any insurance claim in relation to any Sensor-Nite Group Company for an amount materially below the amount claimed.

5.3	Interim Financials

From and after the date hereof until Completion, the Sellers shall deliver to the Purchaser as soon as practicable after they become available, and concurrently with delivery to the Sellers, the Management Accounts prepared in the ordinary course of business consistent with past practice of the Sensor-Nite Group Companies.

5.4	Right to terminate

If any Material Adverse Change occurs between the date of this Agreement and the date on which Completion is to take place pursuant to Clause 6, the Purchaser may terminate this Agreement without liability on its part by written notice to the Sellers (but, if the Agreement is terminated by the Purchaser in accordance with this Clause 5.4, the occurrence of such an event shall not give rise to any right to damages or compensation).

6	Completion

6.1	Date and place

6.1.1	Completion shall take place on (A) 1 August 2011, or (B) if the Conditions Precedent set out in Part C of Schedule 2 (Conditions Precedent) (other than those Conditions Precedent that by their nature have to be satisfied at Completion (but subject to the satisfaction or waiver of those Conditions Precedent)) have not been satisfied or waived by 1 August 2011, on the month end falling immediately after the date on which all the Conditions Precedent set out in Part C of Schedule 2 (Conditions Precedent) are satisfied or waived (other than those Conditions Precedent that by their nature have to be satisfied at Completion (but subject to the satisfaction or waiver of those Conditions Precedent)), or (C) such date and time as the Parties may agree. Completion shall take place at the offices of the Purchaser’s Lawyers or such other place as the Parties may agree.

6.1.2	The Parties acknowledge and agree that Completion shall be effective with respect to each Sensor-Nite Group Company as of the Effective Time.

6.2	Completion arrangements

At Completion, the Sellers and the Purchaser shall comply with their respective obligations as specified in Schedule 3 (Completion Obligations). For the avoidance of doubt, the Sellers shall be deemed to have complied with their completion obligations set out in paragraph 1(xviii) D, E, F, H (but only with respect to the amendment of the leases listed under sub-paragraphs (ii) and (iii) of paragraph 1(xviii)H), M, N, O, Q, R and T of Part 1 of Schedule 3 (Completion Obligations) if the Sellers have used best efforts to comply with such completion obligations. In addition, on Completion, Elex shall (i) pay the Net Intercompany Amount to SN NV towards repayment of the Loan Receivable, and (ii) procure that SN NV shall pay the Net Intercompany Amount to creditors under the Financing Agreements towards repayment of the Indebtedness under the Financing Agreements.

6.3	Breach of completion obligations

If any Party fails in any material respect to comply with any of its obligations specified in Schedule 3 (Completion Obligations) as required by Clause 6.2, the Purchaser, in the case of non-compliance by the Sellers (or any of them), or the Sellers, in the case of non-compliance by the Purchaser, shall be entitled by written notice to the other:

(a)	to terminate this Agreement; or

(b)	to defer Completion to the first month end following the Completion Date contemplated in Clause 6.1.1 (in which case the provisions of this Clause 6 shall apply to Completion as so deferred), in each case without prejudice to such Party’s rights under this Agreement or otherwise.

6.4	Discharge of Purchaser’s obligations

The transfer of monies by the Purchaser in accordance with paragraph 4(iii) of Schedule 3 (Completion Obligations) shall be an absolute discharge to the Purchaser, who shall not be concerned to see that the monies transferred are applied in paying the Sellers in accordance with their respective entitlements.

6.5	Notification of Financing Agreements Amount

No later than 5 Business Days prior to the Completion Date, Elex shall (i) notify the Purchaser in writing of the Financing Agreements Amount, which such notified Financing Agreements Amount shall be correct and complete, (ii) deliver to the Purchaser duly executed release agreements or letters and prepayment notices in respect of the Financing Agreements in form acceptable to the Purchaser evidencing an irrevocable agreement by each lender thereunder that upon receipt of the relevant Repayment Amount (and subject to no other condition), each Financing Agreement and all Indebtedness, rights and obligations related thereto or arising thereunder shall be automatically discharged and, as appropriate, released in full in all respects (including, without prejudice to the generality of the foregoing, all guarantees, security and other collateral arrangements granted in connection therewith) and (iii) provide to the Purchaser details of the bank account or bank accounts of each requisite lender under the Financing Agreements to which the relevant portion of the Financing Agreements Amount is to be paid on the Completion Date.

7	Warranties

7.1	The Warranties

7.1.1	The Sellers represent and warrant to the Purchaser and its Affiliates that:

(a)	at the date of this Agreement, each Warranty is true, accurate and not misleading; and

(b)	at all times from the date of this Agreement up to and including Completion, each Warranty will continue to be true, accurate and not misleading by reference to the facts and circumstances then subsisting (on the basis that any reference to the date of this Agreement, whether express or implied, is to be taken as a reference to the date in question).

7.1.2	The Sellers acknowledge that the Purchaser is entering into this Agreement in reliance upon representations made to the Purchaser by the Sellers in the terms of the Warranties, which representations were made by the Sellers with the intention of inducing the Purchaser to enter into this Agreement.

7.1.3	Each Warranty is separate and independent, and is not to be limited by reference to any other Warranty or by anything in this Agreement.

7.1.4	Where a Warranty is qualified by the knowledge, information, belief or awareness of the Sellers, the Sellers shall be deemed to have the knowledge, information, belief or awareness of the Executive Management having made all reasonable and careful enquiries into the subject matter of such Warranty.

7.1.5	The Warranties shall not in any respect be extinguished or affected by Completion.

7.1.6	Each Sensor-Nite Group Company may enforce the terms of Clause 7, with the prior consent of the Purchaser, under the Contracts (Rights of Third Parties) Act 1999.

7.2	Disclosure

7.2.1	In the absence of any fraud, dishonesty or wilful concealment on the part of any Seller or any of his representatives, agents or advisers, the Warranties are qualified by reference to those matters fairly disclosed, with sufficient detail to identify to the Purchaser the nature and scope of the matter disclosed, in the Disclosure Letter.

7.2.2	Except to the extent that matters are fairly disclosed in accordance with Clause 7.2.1, the Purchaser shall not be prevented from making any Claim, and the amount recoverable by the Purchaser shall not be reduced, because relevant facts, matters or circumstances were known to, or could have been discovered by, the Purchaser, its advisers or agents, or any of its or their respective directors, officers or employees, on or before the date of this Agreement.

7.3	Prevention of breach

The Sellers shall not, and shall procure that each Sensor-Nite Group Company does not, do, allow or procure or omit to do, allow or procure any act between the date of this Agreement and Completion if such act or omission would, or it is reasonably possible that such act or omission would, result in any Warranty being untrue, inaccurate or misleading at Completion.

7.4	Notice of breach

7.4.1	If, between the date of this Agreement and Completion, anything (including any omission) occurs that results in any Warranty being untrue, inaccurate or misleading in any material respect, or may result in it being so at Completion, or that would be considered material by a purchaser for value of the Shares, the Sellers shall immediately give the Purchaser written notice of that event and its consequences in sufficient detail to enable the Purchaser to make an accurate assessment of the situation and (if so requested by the Purchaser) the Sellers shall use their best endeavours, at the Sellers own expense, to prevent or remedy the same.

7.4.2	Any notice given pursuant to Clause 7.4.1 shall not constitute a disclosure for the purposes of Clause 7.2.

7.4.3	If, following Completion, any Seller becomes aware of anything (including any omission) that means that any Warranty was, or may have been untrue, inaccurate or misleading in any material respect at Completion, such Seller shall immediately give the Purchaser written notice of that event and its consequences.

7.5	Right to terminate

If, between the date of this Agreement and Completion, anything occurs that in the reasonable opinion of the Purchaser constitutes a material breach of Clause 7.1.1, or that will give rise to such a breach at Completion, the Purchaser may, without prejudice to any other rights it may have under this Agreement or otherwise in relation to the breach:

(a)	terminate this Agreement without liability on its part by written notice to the Sellers; or

(b)	proceed to Completion.

7.6	Obligation to pay

Without restricting the rights of the Purchaser or its ability to claim damages on any basis, the Sellers covenant with the Purchaser that the Sellers will, at the direction of the Purchaser, pay to the Purchaser or its Affiliates or to such Sensor-Nite Group Company as may be specified by the Purchaser (so far as possible, by way of repayment of the consideration payable under this Agreement) an amount equal to the aggregate of:

(a)	in the event that any of the Warranties is breached or is untrue or misleading, the amount by which the fair value of an asset (including one warranted to exist but not in fact existing) or contract of any Sensor-Nite Group Company is or becomes less than its fair value would have been if the Warranties had not been breached or had not been untrue or misleading;

(b)	in the event that any of the Warranties is breached or is untrue or misleading, the amount of any Liability, or increase in any Liability, incurred by any Sensor-Nite Group Company, the Purchaser or its Affiliates or to which any Sensor-Nite Group Company, the Purchaser or its Affiliates is or becomes subject which would not have been incurred or to which such Sensor-Nite Group Company, the Purchaser or its Affiliates would not have become subject, or which would not have increased, if the Warranties had not been breached or had not been untrue or misleading;

(c)	the amount of all Liabilities (other than the Financing Agreements Amount) arising in connection with any Indebtedness of the Sensor-Nite Group

Companies outstanding immediately prior to Completion that is not discharged or otherwise extinguished on or prior to Completion by the Sellers;

(d)	the amount of all Liabilities arising under any benefit plan, program or arrangement that affects or covers any current or former employee, officer, director contractor or agent of any of the Sensor-Nite Group Companies but is not a Company Plan;

(e)	the amount of all Liabilities arising in connection with or relating to the matters listed in Schedule 7 (Specified Liabilities);

(f)	the amount of all Liabilities arising in connection with the Pension Underfunding;

(g)	the amount of all Liabilities arising from claims asserted against SNI by creditors of EEA (to the extent such Liabilities are not recovered from EEA) based on the provisions of Art. 263p, par. 1 of the Bulgarian Commercial Act or on any other statutory provision providing for joint liability of parties for obligations which have arisen prior to the date of the Spin-Off but which have not been allocated to SNI under the Spin-Off Agreement; and

(h)	an amount equal to any and all Losses incurred directly or indirectly by the Purchaser or its Affiliates, any Sensor-Nite Group Company or any of their respective directors, officers and employees as a result of or in connection with any Liability or increased Liability (as the case may be) referred to in Clauses 7.6(a) to 7.6(g) above.

7.7	Waiver of claims

7.7.1	Except in the case of fraud, the Sellers undertake to waive any rights, remedies or claims which any of them may have in respect of misrepresentation or inaccuracy in, or omission from, any information or advice supplied or given by any Sensor-Nite Group Company or any of their respective directors, officers, employees or agents in connection with the giving of any Warranty, the making of any representation, the preparation of the Disclosure Letter or otherwise in connection with the negotiation of this Agreement.

7.7.2	With the prior written consent of the Purchaser, each Sensor-Nite Group Company, and each of their respective directors, officers, employees and agents may enforce the terms of Clause 7.7.1 under the Contracts (Rights of Third Parties) Act 1999.

7.8	Awareness of Matters

The fact that relevant facts, matters or circumstances in relation to any Liability or matter arising under or set out in Clause 7.6, Clause 7.10 or Schedule 6 (Tax Indemnity) hereto (including any matter that has been disclosed in the Disclosure Letter or otherwise, except with respect to Clauses 7.6(a) and 7.6(b) concerning the Warranties to the extent expressly provided in Clause 7.2) were known to, or could have been discovered by, the Purchaser or its advisers or agents on or before the date of this Agreement shall not in any way (i) limit or modify the Sellers’ Liability under Clause 7.6, Clause 7.10 or Schedule 6 (Tax Indemnity) hereto, nor prevent the Purchaser from making any claim in relation to, or reduce the amount recoverable by the Purchaser in connection with, Clause 7.6, Clause 7.10 or Schedule 6 (Tax Indemnity) hereto. For the avoidance of doubt, the Parties hereby acknowledge and confirm that none of the matters referred to in Clause 7.6, Clause 7.10 or Schedule 6 (Tax Indemnity) hereto has been taken into account in determining the Purchase Price.

7.9	Applicability of Warranties and Indemnities

If any action or omission would constitute or give rise to a breach of a Warranty hereunder, or an obligation under Clause 7.6, Clause 7.10 or under Schedule 6 (Tax Indemnity) hereto, but for the fact that such action was undertaken or such omission made not by a Sensor-Nite Group Company but by an entity which has directly or indirectly transferred assets and/or operations to a Sensor-Nite Group Company, including as part of any corporate restructuring prior to the Completion Date, then such action or omission shall nonetheless be deemed to constitute or give rise to a breach of such Warranty hereunder, or an obligation under Clause 7.6, under Clause 7.10 or under Schedule 6 (Tax Indemnity) hereto, in each case in the same manner as if such action were undertaken or such omission made by such Sensor-Nite Group Company.

7.10	Pension Underfunding Amount

7.10.1	Within 65 Business Days following the Completion Date, the Purchaser shall prepare and deliver to Elex (i) a statement (the “Preliminary Pension Underfunding Statement”) setting forth a calculation of the Pension Underfunding as of the close of business on the Completion Date (the “Preliminary Pension Underfunding Amount”). The “Final Pension Underfunding Amount” shall be the Preliminary Pension Underfunding Amount shown on the Preliminary Pension Underfunding Statement, as modified pursuant to this Clause 7.10.

7.10.2	Unless Elex notifies the Purchaser in writing that the Sellers disagree with any aspect of the Preliminary Pension Underfunding Statement (such notice to include the Sellers’ objections, a reasonable description of the basis therefor and reasonably detailed proposed revisions to the Preliminary Pension Underfunding Statement) (the “Underfunding Objection Notice”), within 20 Business Days after receipt thereof, the Preliminary Pension Underfunding Statement shall be conclusive and the Preliminary Pension Underfunding Amount shall be the Final Pension Underfunding Amount. If Elex so notifies the Purchaser in writing within such 20 Business Day period, then Elex and the Purchaser shall attempt to resolve their differences with respect thereto within 20 Business Days after the Purchaser’s receipt of Elex’s Underfunding Objection Notice. If Elex and the Purchaser resolve their differences with respect to the Preliminary Pension Underfunding Statement within such 20 Business Day period, then the Preliminary Pension Underfunding Statement, with such modifications necessary to reflect such agreement of Elex and the Purchaser (the “Amended Preliminary Pension Underfunding Statement”), shall be conclusive and binding on the parties and the Preliminary Pension Underfunding Amount, as shown in the Amended Preliminary Pension Underfunding Statement, shall constitute the Final Pension Underfunding Amount. Any disputes not resolved by Elex and the Purchaser within such 20 Business Day period regarding the

Preliminary Pension Underfunding Statement (the “Underfunding Disputed Amount”) will be resolved by an Independent Pensions Expert. The Independent Pensions Expert shall make a determination only on the Underfunding Disputed Amount as well as such modifications, if any, to the Preliminary Pension Underfunding Statement necessary to reflect such determination, and the same shall thereafter be conclusive and binding upon the Parties, except as provided by applicable law. The determination of the Independent Pensions Expert for the Final Pension Underfunding Amount cannot be higher than the Preliminary Pension Underfunding Amount as set out in the Preliminary Pension Underfunding Statement, or lower than the corresponding amount set out in the Underfunding Objection Notice. The fees and expenses of the Independent Pensions Expert shall be paid by the Parties as follows: Elex shall pay a percentage of the fees and expenses of the Independent Pensions Expert equal to: (i) the difference, if any, between Elex’s estimated value of the Final Pension Underfunding Amount as submitted to the Independent Pensions Expert and the Independent Pensions Expert’s final determination of Final Pension Underfunding Amount divided by (ii) the Underfunding Disputed Amount. The Purchaser shall pay the remaining percentage, if any, of the fees and expenses of the Independent Pensions Expert, (it being understood that in the event the Final Pension Underfunding Amount is equal to the Preliminary Pension Underfunding Amount determined by a Party (as submitted to arbitration by such Party), the other party shall pay all fees and expenses of the Independent Pensions Expert). The Independent Pensions Expert shall be instructed to render its decision in accordance with the terms hereof, including the Specified Pensions Policies.

7.10.3	In connection with Elex’s review of the Preliminary Pension Underfunding Statement and preparation of any Underfunding Objection Notice, Elex and its representatives shall have reasonable access, during normal business hours and upon reasonable advance written notice, to the Books and Records and any pension documentation, record or information of the Sensor-Nite Group Companies that Elex reasonably requests, including all relevant work papers, schedules, memoranda and other documents prepared by the Purchaser’s advisors (subject to customary indemnification and other agreements that may be requested by the Purchaser’s advisors) in connection with the Purchaser’s preparation of the Preliminary Pension Underfunding Statement, and the Purchaser shall, and shall cause the Sensor-Nite Group Companies to, cooperate reasonably with Elex and its representatives in connection therewith.

7.10.4	In connection with the preparation of the Preliminary Pension Underfunding Statement and the Purchaser’s review of any Underfunding Objection Notice, the Purchaser and its representatives shall have reasonable access, during normal business hours and upon reasonable advance written notice, to the Books and Records any other pension documentation, record or information of the Sellers’ group, including all relevant work papers, schedules, memoranda and other documents prepared by the Sellers or their advisors or third-party insurance providers (subject to customary indemnification and other agreements that may be requested by the Sellers’ advisors or third-party insurance providers) and any other information which the Purchaser reasonably requests, and the Sellers shall cooperate reasonably with the Purchaser and its representatives in connection therewith.

7.10.5	No later than 20 Business Days after the engagement of the Independent Pensions Expert, as evidenced by its written acceptance by facsimile or otherwise to the Parties, each of Elex and the Purchaser shall submit a brief to the Independent Pensions Expert (with a copy to the other party) setting forth their respective positions regarding the issues in dispute. No later than 20 Business Days after submission of the initial brief, each of Elex and the Purchaser shall submit a reply brief (with a copy to the other party). The Independent Pensions Expert shall render its decision resolving the dispute within 30 Business Days after submission of the last reply brief. If additional briefing, a hearing, or other information is required by the Independent Pensions Expert, the Independent Pensions Expert shall give notice thereof to the Parties as soon as practicable before the expiration of such 30 Business Day period, and the Parties shall promptly respond with a view to minimising any delay in the decision date.

7.10.6	If the Final Pension Underfunding Amount is greater than zero, the Sellers shall owe to the Purchaser the Final Pension Underfunding Amount.

7.10.7	No later than 5 Business Days after the Final Pension Underfunding Amount has been agreed to or deemed to be agreed to by Elex and the Purchaser or has been delivered by the Independent Pensions Expert, the Sellers shall deposit the amounts, if any, owed by them under sub-clause 7.10.6 together with interest thereon from the Completion Date to the date of payment at a rate of 1.3% per annum, in immediately available funds, to a bank account designated by the Purchaser.

8	Sellers’ liability

8.1	Joint and several liability

8.1.1	The obligations of the Sellers under this Agreement are joint and several.

8.1.2	If any liability of any Seller is, or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the Liabilities of the other Seller under this Agreement.

8.2	Release of Sellers

8.2.1	The Purchaser may release or compromise the liability of any Seller or grant time or other indulgence to any Seller without releasing or reducing the liability of the other Seller.

8.2.2	Where a liability of one of the Sellers is so released or compromised, the remaining Seller shall continue to be severally liable for that obligation.

8.3	Time limits

8.3.1	The Sellers shall not be liable in respect of any Claim unless written notice of such Claim is given by the Purchaser to the Sellers:

(a)	in the case of any Claim under paragraphs 9, 15 and/or 17 (Assets, Legal and regulatory compliance and/or Tax) of Schedule 5 (The Warranties), within 7 years after (and excluding) the Completion Date;

(b)	in the case of any Claim under paragraph 11 (Intellectual Property and information technology) of Schedule 5 (The Warranties), within 7 years after (and excluding) the Completion Date; and

(c)	in the case of any other Claim, within 24 months after (and excluding) the Completion Date,

provided that the parties hereto hereby expressly agree that Clause 8.3.1 shall not apply to any Claim for breach of any of the Warranties in paragraphs 2 and/or 4 (The Sellers and/or Corporate information) of Schedule 5 (The Warranties) and, in the event of any Claim in relation to the Warranties in paragraphs 2 and/or 4 (The Sellers and/or Corporate information) of Schedule 5 (The Warranties), the Sellers hereby expressly agree not to invoke any statute of limitation type defence.

8.3.2	Any notice served by the Purchaser pursuant to Clause 8.3.1 shall specify, in such detail as is reasonably available to the Purchaser at the time, the legal and factual basis of the Claim, and, if reasonably practicable, the amount likely to be claimed.

8.4	Monetary limits

8.4.1	Subject to Clause 8.4.4, the Purchaser shall not be entitled to recover any amount in respect of any individual Claim (or series of Claims arising from substantially the same facts or circumstances) unless the amount recoverable in respect of such Claim (or series of Claims) exceeds Euro 75,000, in which event, subject to Clause 8.4.2, the whole amount of such Claim (or series of Claims) shall be recoverable and not merely the excess.

8.4.2	Subject to Clause 8.4.4, the Purchaser shall not be entitled to recover any amount in respect of any Claim unless the amount recoverable in respect of such Claim, when aggregated with the amount of all other Claims in respect of which the Purchaser is entitled to recover pursuant to this Agreement (excluding, for the avoidance of doubt, any Claim for which the Purchaser is not entitled to recover by reason of Clause 8.4.1) exceeds Euro 1,000,000, in which event the whole amount of all such Claims shall be recoverable and not merely the excess.

8.4.3	Subject to Clause 8.4.4, the aggregate liability of the Sellers in respect of all and any Claims shall be limited to, and shall in no event exceed, 70 per cent. of the Enterprise Value Amount.

8.4.4	Clauses 8.4.1, 8.4.2 and 8.4.3 shall not apply to any Claim for breach of any of the Warranties in paragraphs 2 and 4 (The Sellers and Corporate information), paragraph 9.1 (Ownership and sufficiency of assets) and paragraph 17 (Tax) of Schedule 5 (The Warranties).

8.4.5	For purposes of determining whether a breach or a violation of any Warranty has occurred, each Warranty shall be read and construed to include all materiality, “in all material respects” and other qualifiers expressly set forth in the applicable representation or warranty. However, the determination of the amount of a Loss resulting from a breach of any Warranty of the Sellers shall be made by disregarding and not giving effect to any qualifiers as to “materiality”, “in all material respects”, or words of similar import, and instead interpreting such Warranty as if such terms were deleted.

8.5	Conduct of third party claims

8.5.1	If the matter or circumstance giving rise to (i) any Claim, or (ii) any claim with respect to the liability described in item 3 of Schedule 7 (Specified Liabilities), is a result of, or connected with, a claim by or liability to any third party (a “Third Party Claim”), the Purchaser shall be entitled, in its reasonable opinion, to take such action as it shall deem reasonably necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counterclaims or other claims against third parties) but shall, so far as practicable, without prejudice to the rights of the Purchaser’s insurers, consult with the Sellers in connection with any such action and give due consideration to any reasonable recommendations of the Sellers.

8.5.2	In connection with Clause 8.5.1:

(a)	the Purchaser shall provide the Sellers with copies of all documents and correspondence from that third party, and all other correspondence and documents relating to the Third Party Claim, as the Sellers may reasonably request, subject to the Sellers agreeing to keep all such information and documents confidential;

(b)	the Purchaser shall consult with the Sellers with respect to instructing lawyer(s) to represent the Sensor-Nite Group Companies in connection therewith; and

(c)	no settlement shall be agreed with the claiming third party without prior consent of the Sellers (such consent not to be unreasonably withheld or delayed), except if the Purchaser can demonstrate that not offering or accepting the settlement will cause disproportionate damage to the commercial interests of the Sensor-Nite Group Companies.

8.6	Fraud

None of the limitations contained in Clauses 8.3 and 8.4 shall apply to any Claim that arises or is increased, or is delayed, as a result of, fraud, dishonesty, wilful misconduct or wilful concealment on the part of any Seller or any of its representatives, agents or advisers.

8.7	Recovery from third parties

8.7.1	The Sellers shall have no obligation to indemnify the Purchaser in respect of any Claim if and to the extent the Purchaser or the Sensor-Nite Group actually receive payment with respect to the Losses arising from such Claim from an insurance policy in force at or after the Completion Date (after deduction for any Tax, cost of collection, deductible, retroactive premium adjustment, reimbursement obligation or other cost or expense directly related thereto) (an “Insurance Payment”). If the Sellers make an indemnification payment to the Purchaser for Losses as required under this Agreement, and subsequently the Purchaser or the Sensor-Nite Group receive an Insurance Payment with respect to such Losses, the Purchaser shall pay or procure the payment to the Sellers of (x) if the amount of such indemnification payment is equal to or greater than the amount of the Insurance Payment, the full amount of the Insurance Payment or (y) if the amount of such indemnification payment is lower than the amount of the Insurance Payment, a portion of the Insurance Payment equal to the amount of such indemnification payment.

8.7.2	If the Sellers have paid an amount in discharge of any Claim, and the Purchaser or any Sensor-Nite Group Company recovers from a third party a sum which indemnifies or compensates the Purchaser or Sensor-Nite Group Company (in whole or in part) for the same Losses which are the subject matter of such Claim and that were actually indemnified by the Sellers, the Purchaser or the relevant Sensor-Nite Group Company shall pay to the Sellers as soon as practicable after receipt of such sum an amount equal to:

(i)	the sum recovered from the third party in respect of such Losses less any costs and expenses incurred in obtaining such recovery and less any Taxation attributable to the recovery; or

(ii)	if less, the amount previously paid by the Sellers to the Purchaser less any Taxation attributable to it.

8.7.3	The Purchaser shall not be concerned with the apportionment between the Sellers of any amounts paid pursuant to Clauses 8.7.1 or 8.7.2.

8.8	Tax savings

In calculating amounts payable hereunder by the Sellers to the Purchaser with respect to a Loss, the amount of any indemnified Losses shall be computed net of any Tax benefit actually received by a Sensor-Nite Group Company (and which has reduced or eliminated a liability of the relevant Sensor-Nite Group Company to make a payment of or in respect of Tax) with respect to such Losses in the year of the indemnity payment or a prior year, but increased by the amount of any Tax detriment actually incurred by the Purchaser or a Sensor-Nite Group Company as a result of such party’s receipt of the indemnification payment with respect to such Loss.

8.9	Contingent Losses

The Sellers shall have no obligation to indemnify the Purchaser in respect of any Loss which is contingent until and to the extent such Loss is actually incurred. A Loss which will arise only if certain conditions materialise shall be considered a contingent Loss for the purposes of this Clause 8.9 unless and until the relevant conditions materialize or it becomes likely that they will materialise. Notwithstanding anything to the contrary, this Clause 8.9 shall not have the effect of preventing the Purchaser from making a Claim in respect of contingent Losses if such a Claim is made within the time limits specified in Clause 8.3.

8.10	Matters Arising Subsequent to this Agreement

The Sellers shall have no obligation to indemnify the Purchaser in respect of any Losses to the extent that such Losses are the direct result of any action taken by the Sellers prior to Completion or pursuant to this Agreement, in either case, at the express written request of the Purchaser.

8.11	Mitigation of Losses

The Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any Losses which might give rise to a Claim under the Warranties against the Sellers, to the extent required to do so by applicable law.

9	Restrictions on the Sellers

9.1	Restrictions

9.1.1	Each of the Sellers and Roland Duchatelet undertakes, on behalf of itself or himself and its or his Affiliates, to the Purchaser and to each Sensor-Nite Group Company that it or he will not, and will cause the Sellers and his and their respective Affiliates not to, either alone or in conjunction with or on behalf of any other person, do any of the following things:

(a)	during the Restricted Period:

(i)	directly or indirectly carry on, be engaged in or be economically interested in any business that is of the same or similar type to, and is likely to be in competition with, the business of any Sensor-Nite Group Company as carried on at the date of this Agreement;

(ii)	in competition with the business of any Sensor-Nite Group Company as carried on at the date of this Agreement, canvass or solicit the custom of any person, firm or company who has within 2 years prior to Completion been a customer or supplier of any Sensor-Nite Group Company in relation to the business of the Sensor-Nite Group Companies; and/or

(iii)	solicit or entice away from the employment of or hire any Senior Employee;

(b)	disclose to any other person, (except if required by law or in any court or arbitration proceedings, in which case the Sellers, prior to disclosing any information shall: (x) give notice to the Purchaser of such required disclosure, and (y) cooperate with all reasonable requests by the Purchaser to preserve the confidential nature of the information required to be disclosed and to limit such disclosure solely to such information which is legally required to be disclosed), or use in any way that may be detrimental to the business of any Sensor-Nite Group Company as carried on at the date of this Agreement, any information that is Confidential Business Information for so long as that information remains Confidential Business Information;

(c)	in relation to a business that is competitive or likely to be competitive with the business of any Sensor-Nite Group Company as carried on at the date of this Agreement, use any trade or business name or distinctive mark, style or logo used by or in the business of a Sensor-Nite Group Company at any time during the 2 years prior to Completion, or anything intended or likely to be confused with it;

(d)	make any derogatory or critical statements or comments in relation to, or otherwise disparage, any Sensor-Nite Group Company, the Purchaser or its Affiliates or any current or former shareholder, investor, director, officer or employee of any Sensor-Nite Group Company, the Purchaser or its Affiliates;

(e)	assist any other person to do any of the foregoing things.

9.1.2	Each Sensor-Nite Group Company may enforce the terms of Clause 9.1 under the Contracts (Rights of Third Parties) Act 1999.

9.2	Exceptions

9.2.1	The undertakings in Clause 9.1 do not prohibit any Seller from fulfilling any obligation pursuant to the express terms of this Agreement or any agreement to be entered into with the Purchaser pursuant to this Agreement.

9.2.2	The undertakings in Clause 9.1.1(a)(i) do not prohibit any Seller from having an interest in the business of Melexis as currently conducted as of the date of this Agreement.

9.3	Reasonableness of restrictions

The Sellers and Roland Duchatelet agree that:

(a)	each undertaking contained in Clause 9.1 shall be construed as a separate undertaking;

(b)	the undertakings contained in Clause 9.1 are no greater than is reasonable and necessary for the protection of the interests of the Purchaser and its Affiliates and the Sensor-Nite Group Companies; and

(c)	if any such undertaking is held to be void, against the public interest or unlawful or in any way an unreasonable restraint of trade, but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable and the remaining undertakings shall continue to bind the Sellers.

9.4	Consideration

The consideration for the undertakings contained in Clause 9.1 forms part of the total consideration for the acquisition of the Shares detailed in Clause 3.

10	Purchaser’s warranties

The Purchaser warrants to the Sellers that:

(a)	the Purchaser is a company duly incorporated under the laws of Delaware, USA;

(b)	the Purchaser has full power and authority to enter into, deliver and perform its obligations under this Agreement and each of the other agreements to be entered into by it pursuant to or otherwise in connection with this Agreement; and

(c)	this Agreement and each of the other agreements to be entered into by the Purchaser pursuant to or otherwise in connection with this Agreement will, when executed, constitute valid and binding obligations of the Purchaser in accordance with their respective terms.

11	Access to premises and information

11.1	Access

From the date of this Agreement, the Sellers shall give the Purchaser and its Affiliates and any persons authorised by the Purchaser:

(a)	full access to the premises (including the Properties) and all the Books and Records and title deeds of each Sensor-Nite Group Company and all the Books and Records of the Sellers to the extent they contain information relating to any Sensor-Nite Group Company, and shall instruct the directors and employees of each Sensor-Nite Group Company promptly to give all such information and explanations to the Purchaser or any person authorised by it as such persons may request;

(b)	subject to the Sellers’ prior approval (not to be unreasonably withheld or delayed), access to the Sensor-Nite Group’s personnel and, to the extent practicable, and permitted by law, access to the Sellers’ personnel and outside accountants and other advisors; and

(c)	access to any other information concerning any Sensor-Nite Group Company reasonably requested by the Purchaser,

provided that (i) any access to premises or personnel will only be granted during Normal Business Hours, in the presence of at least one representative of the Sellers (to the extent practicable), and on the condition that normal operations of the Sensor-Nite Group Companies are not substantially affected and (ii) the Purchaser shall observe the confidentiality requirements of Clause 13.2 in relation to any information made available to it pursuant to this Clause 11.1.

11.2	Post-Completion Access

From and after the Completion Date, the Sellers shall use reasonable best efforts to provide the Purchaser and its representatives with such financial and other information relating to the business of the Sensor-Nite Group Companies (including information of the Sellers or any of their Affiliates to the extent required by Regulation S-X (including Rules 3-05 and 3-10), US GAAP, IFRS or other applicable accounting standards), to the extent such information is reasonably available to the Sellers or their Affiliates, and access to such personnel of the Sellers or any of their Affiliates, and shall use reasonable best efforts to provide access to outside accountants and other advisors (subject to customary indemnification agreements), and shall otherwise reasonably cooperate with the Purchaser and its representatives, in each case as reasonably requested by the Purchaser in order for the Purchaser to prepare and/or audit any financial statements with respect to the business of the Sensor-Nite Group Companies, including in accordance with Regulation S-X (including Rules 3-05 and 3-10), US GAAP, IFRS or other applicable accounting standards.

11.3	Maintenance of Books and Records

For a period of 8 years after Completion, the Sellers shall maintain and provide copies to the Purchaser of any Books and Records belonging to any Seller and relating (but not exclusively) to the business carried on by the Sensor-Nite Group Companies as at Completion.

11.4	Intellectual Property and Business Information

11.4.1	Without prejudice to paragraph 11 (Intellectual property and information technology) of Schedule 5 (The Warranties), if the Purchaser discovers at any time following Completion that the Sellers or any of them own any Intellectual Property Rights or Business Information that has been used primarily by, was developed for (including with respect to uncommercialized product designs, programmable logic, specialized tooling, specialized design tools, prototypes, or product designs), or may otherwise be useful for the Sensor-Nite Group or any Sensor-Nite Group Company or by EEA, in relation to the business carried out by SNI, in the 7 years prior to Completion, the relevant Seller or Sellers (or any of their respective successors or assignees) shall, upon discovery thereof, or if requested to do so by the Purchaser in writing, procure that such Intellectual Property Rights and/or Business Information is promptly transferred to the Purchaser or a company nominated by the Purchaser for nominal consideration.

11.4.2	Without prejudice to paragraph 11 (Intellectual property and information technology) of Schedule 5 (The Warranties), if the Purchaser discovers at any time following Completion that the Sellers or any of them own any Intellectual Property or Business Information (excluding the Intellectual Property or Business Information described in Clause 11.4.1) that has been used on a non-exclusive basis by the Sensor-Nite Group or any Sensor-Nite Group Company or by EEA, in relation to the business carried out by SNI, in the 7 years prior to Completion, the relevant Seller or Sellers (or any of their respective successors or assignees) shall, if requested to do so by the Purchaser in writing, promptly procure that the Purchaser or a company nominated by the Purchaser is granted a non-exclusive, perpetual, worldwide, assignable, royalty-free licence (with the right to sub-license and the right to have-made) to make, use, sell, offer for sale, import, modify, distribute, create derivative works of, and otherwise exploit such Intellectual Property Rights or Business Information.

12	Further undertakings

12.1	The Purchaser agrees on its behalf and on behalf of its Affiliates (i) to attend each of the Sensor-Nite Group Companies’ annual shareholders meetings relating to the financial year ending 31 December 2011, and (ii) to vote all its shares in the Sensor-Nite Group Companies, in favour of a resolution releasing the Sensor-Nite Group Companies’ directors who resigned on the Completion Date from any liability arising from the performance of their duties until the Completion Date subject to (i) with respect to Sensor Nite N.V., Article 554 of the Belgian Companies’ Code and, (ii) cases of fraud, wilful concealment, misrepresentation or bad faith.

12.2	The Sellers hereby agree to waive with effect from the Completion Date any rights, remedies or claims that the Sellers may have against any of the Sensor-Nite Group Companies with respect to (i) any events that occurred prior to the Completion Date, and (ii) any misrepresentation, inaccuracy or omission in or from any information or advice given by the Purchaser or its representatives or advisors in connection with assisting the Sellers with the preparation of the Disclosure Letter.

12.3	For a period of seven years from the Completion Date (or thereafter to the extent of any Unresolved Claims), Elex shall not at any time make any dividends or other distributions, or otherwise Transfer any interest in any of its assets, including cash or cash equivalents, in each case if such Transfer would cause Elex at any time to own aggregate assets (net of all Liabilities which must be accounted for on, or detailed in the notes to, the balance sheet of Elex under applicable accounting policies, rules and procedures) having a fair market value of less than the Minimum Net Assets Amount.

12.4	Prior to the Completion Date, the Sellers shall use their best efforts to cause any carriers who have underwritten any global and excess liability insurance policies and any other policies which provides insurance coverage to the business of the Sensor-Nite Group on an “occurrence” basis (the “Occurrence Policies”) to continue to make coverage available to the business of the Sensor-Nite Group for claims arising prior to the Completion Date, subject to the insurance policy’s or policies’ terms and conditions. With respect to the Occurrence Policies, the Purchaser or the Sensor-Nite Group Companies, as applicable, shall, subject to the terms of the applicable Occurrence Policies, continue to have the right to pursue existing claims and assert new claims under such policies. The Sellers shall cooperate in such pursuit as reasonably requested by the Purchaser (including by giving the Purchaser access to historical claim information relating to such policies as they relate to the business of the Sensor-Nite Group) and the Sellers shall notify the Purchaser where the limits of any applicable Occurrence Policy may be exhausted.

13	Announcements and confidentiality

13.1	Announcements

No Party shall make or issue any announcement or circular in connection with the existence or the subject matter of this Agreement, or cause any such announcement to be made or issued, without the prior written consent of the other Party.

13.2	Confidentiality

13.2.1	Subject to Clause 13.2.2, each Party shall treat as strictly confidential and shall not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) that relates to:

(a)	the provisions of this Agreement or any ancillary agreement;

(b)	the negotiations relating to this Agreement and all ancillary agreements; or

(c)	any other Party.

13.2.2	Notwithstanding Clause 13.2.1, a Party may disclose or use information if and to the extent that:

(a)	such disclosure or use is required by applicable law or regulation, by any competent judicial, governmental or regulatory body, or by the rules of any recognised stock exchange;

(b)	such disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any ancillary agreement;

(c)	such disclosure or use is required to vest the full benefit of this Agreement in any Party;

(d)	disclosure is made to a Taxation Authority in connection with the tax affairs of the disclosing Party;

(e)	disclosure is made to the professional advisers, auditors or bankers of a Party, provided that the recipient has undertaken to comply with Clause 13.2.1 in respect of such information as if it were a Party;

(f)	the information is or becomes publicly available (other than by breach of this Agreement);

(g)	in the case of a Seller, the Purchaser has given its prior written consent or, in the case of the Purchaser, either Seller has given its prior written consent.

13.2.3	Before any information is disclosed pursuant to Clause 13.2.2(a), 13.2.2(b), 13.2.2(c) or 13.2.2(d), the Party concerned shall (unless prohibited by law) promptly notify each other Party to whom the disclosure relates of the circumstances of the disclosure and the information to be disclosed with a view to providing such other Party with the opportunity to contest, limit or agree the timing and content of such disclosure and shall cooperate in such other Party’s efforts to maintain the full or limited confidentiality of such information.

14	Notices

14.1	Service of notices

14.1.1	Any notice to be given under this Agreement must be in writing, and may be served by hand, by pre-paid signed-for first class post or airmail or by fax to the address or fax number (as applicable) given below, or to such other address or fax number as may have been notified by any Party to the other Parties for this purpose (which shall supersede the previous address or fax number (as applicable) from the date on which notice of the new address or fax number is deemed to be served under this Clause 14).

Party	Address	Fax Number

Purchaser	Sensata Technologies, Inc. 529 Pleasant Street Attleboro, MA 02703 U.S.A. Attention: General Counsel	+1 508 236 1960
Sellers	Elex N.V. Transportstraat 1, 3980 Tessenderlo, Belgium Attention: Yves Duchatelet	0032 (0)13 67 95 25

14.1.2	Any notice served in accordance with Clause 14.1.1 shall be deemed to have been received:

(a)	if delivered by hand, at the time of delivery;

(b)	if sent by overnight courier, the next clear day;

(c)	if sent by first class post, at 9.30 am on the second clear day after the date of posting;

(d)	if sent by airmail, at 9.30 am on the fifth clear day after the date of posting; or

(e)	if sent by fax, at the time of transmission by the sender,

provided that if a notice would otherwise be deemed to have been received outside Normal Business Hours, it shall instead be deemed to have been received at the recommencement of such Normal Business Hours.

14.1.3	In proving receipt of any notice served in accordance with Clause 14.1.1, it shall be sufficient to show that the envelope containing the notice was properly addressed and either delivered to the relevant address by hand or posted as a pre-paid signed-for first class or airmail letter, or that the fax was sent to the correct number and a confirmatory transmission report was received.

14.1.4	A notice given under this Clause 14 shall not be validly served if sent by email.

15	General

15.1	Further assurances

15.1.1	Each of the Sellers shall, from time to time at his own cost, on being required to do so by the Purchaser, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents (in a form satisfactory to the Purchaser) as the Purchaser may consider necessary to transfer the Shares to the Purchaser and otherwise to secure to the Purchaser the full benefit of the rights, powers and remedies conferred on the Purchaser by this Agreement.

15.2	Termination

15.2.1	If this Agreement is terminated pursuant to Clauses 4.3, 5.4, 6.3 or 7.5 the Parties shall have no further obligations under this Agreement, provided that:

(a)	Clauses 1, 8, 13, 14 and 15 shall survive termination; and

(b)	(for the avoidance of doubt) termination shall be without prejudice to any rights, Liabilities or obligations that have accrued prior to termination, or to any other rights or remedies available under this Agreement or at law.

15.2.2	Other than in cases of fraud, wilful concealment or misrepresentation, the Parties hereby waive their right to rescind or terminate this Agreement at any time after Completion.

15.3	Interest

If a Party defaults in the payment when due of any sum payable under this Agreement, that Party’s liability shall be increased to include interest on such sum from the due date until the date of actual payment (after as well as before judgment) at a rate of 1.3% per annum, which interest shall accrue from day to day.

15.4	Gross-up and VAT

15.4.1	All sums payable by the Sellers under this Agreement shall be paid gross, free and clear of any rights of counterclaim or set-off and without any deduction or withholding, unless the deduction or withholding is required by law, in which event the Sellers shall pay such additional amount as shall be required to ensure that the net amount received and retained (free of any liability) by the Purchaser will equal the full amount that would have been received by it if no such deduction or withholding had been required, provided that this Clause 15.4.1 shall not apply to any interest payable under Clause 15.3.

15.4.2	Where any payment is made under this Agreement pursuant to an indemnity, compensation or reimbursement provision, or in respect of any Claim, and that sum is subject to a charge to Taxation in the hands of the recipient (other than Taxation attributable to a payment being properly treated as an adjustment to the consideration paid by the Purchaser for the Shares), the sum payable shall be increased to such sum as will ensure that after payment of such Taxation (and after giving credit for any tax relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Taxation.

15.4.3	Where any sum constituting an indemnity, compensation or reimbursement to any Party is paid to a person other than that Party but is treated as taxable in the hands of that Party, the payer shall promptly pay to that Party such sum as shall reimburse the Party for all Taxation suffered by it in respect of the payment (after giving credit for any tax relief available to the Party in respect of the matter giving rise to the payment).

15.4.4	Where, under the terms of this Agreement, one Party is liable to indemnify or reimburse another Party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT not otherwise recoverable by the other Party, subject to that Party using all reasonable endeavours to recover such amount of VAT as may be practicable.

15.4.5	If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes then, in addition to that payment, the payer shall, on receipt of a valid VAT invoice, pay any VAT due.

15.5	Costs and expenses

15.5.1	Each Party shall bear its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of the Share Purchase Documents and the Sellers confirm that no expense of whatever nature relating to the sale and purchase of the Shares has been or is to be borne by any Sensor-Nite Group Company.

15.5.2	The Sellers and the Purchaser shall equally bear the cost of any stamp duty or stamp duty reserve tax payable on the purchase of the Shares.

15.5.3	If legal proceedings are initiated in connection with a Claim, the Party against whom judgement is given by the relevant court in such legal proceedings (the “Losing Party”) shall, to the extent awarded in accordance with English law, pay to the other Party (the “Prevailing Party”) all reasonable and sufficiently documented out-of-pocket legal, investigative or professional costs and expenses incurred by the Prevailing Party in disputing or defending such Claim.

15.6	Entire Agreement

15.6.1	The Share Purchase Documents constitute the whole agreement between the Parties relating to the sale and purchase of the Shares to the exclusion of any terms implied by law that may be excluded by contract.

15.6.2	Except in the case of fraud, no Party shall have any right of action against any other Party arising out of or in connection with any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Share Purchase Documents made or given by any person at any time prior to the date of this Agreement except to the extent it is expressly incorporated as such in the Share Purchase Documents.

15.7	Rights of third parties

15.7.1	Except as expressly stated in this Agreement, this Agreement does not confer any rights on any person or party under the Contracts (Rights of Third Parties) Act 1999.

15.7.2	The Parties may rescind, vary or terminate this Agreement in accordance with its terms without the consent of or notice to any person on whom such rights are conferred.

15.8	Variation

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

15.9	Assignment

15.9.1	Subject to Clause 15.9.2 and Clause 15.9.3, no Party may assign, grant any security interest over, hold on trust or otherwise transfer the benefit of, or its rights under, the whole or any part of this Agreement without the prior written consent of the other Parties.

15.9.2	The Purchaser may assign the benefit of the whole or any part of, or any of its rights under, this Agreement to:

(a)	one or more of its Affiliates;

(b)	a purchaser of either the Purchaser or any Sensor-Nite Group Company, or of all or substantially all of their respective assets; and/or

(c)	its banks or other finance providers by way of security.

15.9.3	Without any limitation to Clause 15.9.2 or any rights of the Purchaser under this Agreement, the Purchaser or its assignees may elect to cause Completion to be effected as follows: the Purchaser or its assignees may (i) acquire one or more Sensor-Nite Group Companies, (ii) capitalize such acquired Sensor-Nite Group Company or Companies in order to acquire any of the other Sensor-Nite Group Company or Companies, and (iii) cause such acquired Sensor-Nite Group Company or Companies to acquire such remaining Sensor-Nite Group Company or Companies, provided that election by the Purchaser or its assignees to effect Completion as set out in this Clause 15.9.3 shall not affect the Sellers’ rights to receive the Purchase Price in accordance with Clause 3.1.

15.10	Remedies

The rights and remedies conferred on any Party by, or pursuant to, this Agreement are cumulative and are in addition, and without prejudice, to all other rights and remedies otherwise available to such Party at law. Without prejudice to any other rights or remedies available to the Purchaser, the Sellers acknowledge that damages might not be an adequate remedy for any breach by the Sellers or their representatives of the provisions of this Agreement and that, accordingly, the Purchaser will be entitled to the remedies of injunction and specific performance and other equitable remedies for any threatened or actual breach of the provisions of this Agreement.

15.11	Waiver

15.11.1	Any waiver of any term or condition of this Agreement, any breach of any term or condition of this Agreement or any right or remedy arising under this Agreement or at law must be in writing and signed by the person granting the waiver.

15.11.2	Any waiver of a breach of any term or condition of this Agreement shall not be deemed to be a waiver of any subsequent breach.

15.11.3	Failure to enforce any provision of this Agreement at any time or for any period shall not waive that or any other provision or the right subsequently to enforce all provisions of this Agreement.

15.11.4	Failure to exercise, or delay in exercising, any right or remedy shall not operate as a waiver, and single or partial exercise or waiver of any right or remedy shall not preclude its further exercise or the exercise of any other right or remedy.

15.12	Severance

15.12.1	If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

15.13	Counterparts

This Agreement may be executed in any number of counterparts. Each counterpart constitutes an original, and all the counterparts together constitute one and the same agreement.

15.14	Exclusivity

During the period from the date of this Agreement through to Completion or the earlier termination of this Agreement pursuant to Clauses 4.3, 5.4, 6.3 or 7.6, the Sellers shall not take, and shall cause the Sensor-Nite Group Companies not to take, or permit any other person on their behalf to, initiate or engage in discussions or negotiations with, or provide any information to, any person (other than the Purchaser and its representatives) concerning any merger or recapitalisation involving the Sensor-Nite Group Companies, sale of Shares, any sale of all or substantially all of the assets of any of the Sensor-Nite Group Companies or similar transaction involving the Sensor-Nite Group Companies (other than sales of inventory in the ordinary course of business). The Sellers shall, and shall cause the Sensor-Nite Group Companies and their officers, directors, agents and representatives to, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any merger or recapitalisation involving the Sensor-Nite Group Companies, sale of Shares, any sale of all or substantially all the assets of any of the Sensor-Nite Group Companies or other similar transaction. The Sellers shall promptly notify the Purchaser if any proposal or offer with respect to the foregoing, or any inquiry or contact by any person with respect thereto, is made.

15.15	Reasonableness of this Agreement

Each of the Sellers confirms that it has received independent legal advice relating to all the matters provided for in this Agreement (including, in particular, the provisions of Clause 9), and agrees that the provisions of this Agreement and the transactions contemplated by this Agreement are fair and reasonable.

15.16	Governing law

15.16.1	This Agreement and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Agreement) are governed by and shall be construed in accordance with English law.

15.17	Jurisdiction

The Parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Agreement or the negotiation of the transaction contemplated by this Agreement).

EXECUTED by	)
Elex N.V.	)
and signed on its behalf by:	)
	)	[illegible]

EXECUTED by	)
Epiq N.V.	)
and signed on its behalf by:	)
	)	[illegible]

EXECUTED by	)
Sensata Technologies, Inc.	)
and signed on its behalf by:	)
	)	/s/Jeffrey Cote
Jeffrey Cote
CFO

EXECUTED solely for the purposes of Clause 9 and Clause 12.3 by
Roland Duchatelet	)
)
	)	[illegible]

Schedule 1

The Sensor-Nite Group Companies

(1) Name of company:	Sensor-Nite Industrial OOD

Registered number:	UIC 131018307

Date of incorporation:	28 December 2002

Place of incorporation:	Bulgaria

Registered office:	2 Samokovsko shoes Blvd, Mladost region, 1138 Sofia, Bulgaria.

Issued share capital:	BGN 2,036,500

Registered members and number of

shares held:	ELEX N.V., a company incorporated in Belgium with company number BE0421226161 (Register of Legal Persons of Hasselt) whose registered office is at Transportstraat 1, 3980 Tessenderlo, Belgium – holding 16,050 shares

EPIQ N.V., a company incorporated in Belgium with company number BE0436764274 (Register of Legal Persons of Hasselt) whose registered office is at Transportstraat 1, 3980 Tessenderlo, Belgium – holding 4,315 shares

Directors:	Mr Yves C. Duchatelet

Accounting Reference Date:	31 December

Auditors:	BDO Akero OOD, UIC 831255576

(2) Name of company:	Sensor-Nite N.V.

Company number:	BE 0459.846.910

Date of incorporation:	13 December 1996

Place of incorporation:	Brussels, Belgium

Registered office:	Transportstraat 1 , 3980 Tessenderlo, Belgium

Issued share capital:	EUR 7,575,000.00

Registered members and number of

shares held:	ELEX NV, a company incorporated in Belgium with company number BE0421226161 (Register of Legal Persons of Hasselt) whose registered office is at Transportstraat 1, 3980 Tessenderlo, Belgium, holding 30,544 registered shares

Directors:	ELEX NV, a company incorporated in Belgium with company number BE0421226161 (Register of Legal Persons of Hasselt) whose registered office is at Transportstraat 1, 3980 Tessenderlo, Belgium, permanently represented by Mr Roland Duchâtelet

Mr Christiaan Baerts, residing at Meldertsesteenweg 142, 3583 Paal, Belgium (managing director)

Accounting Reference Date:	31 December

Auditors:	BDO Atrio Bedrijfsrevisoren BV CVBA, represented by Mr Gert Claes, with registered office at Da Vincilaan 9/E6, 1930 Zaventem, Belgium

(3) Name of company:	Sensor-Nite USA, Inc.

Registered number:	21389C

Date of incorporation:	21 September 2001

Place of incorporation:	Michigan, USA

Registered office:	14165 Fenton Rd, Suite 204C, Fenton, MI 48430

Issued share capital:	1,000 USD

Registered members and number of shares held:	60,000 shares

Directors:	Joseph Griffin

Accounting Reference Date:	1/1 - 31/12

Auditors:	LEROY G JOHNSON PC

(4) Name of company:	Sensor-Nite Chengdu Co, Ltd

Registered number:	510100400029233

Date of incorporation:	21/5/2010

Place of incorporation:	Chengdu

Registered office:	No.76, Fangcao East Street, Chengdu Hi-tech Industrial Development Zone, 610041, P.R.China

Office and contact address:	EU Project Incubation Centre, 6th Floor, West Building of La Defense, No. 1480 Tianfu Avenue, Chengdu, 610042, P.R. China

Issued share capital:	100,000 USD

Registered members and number of shares held:	Sensornite NV

Directors:	Chris Baerts

Accounting Reference Date:	1/1 - 31/12

Auditors:	Sichuan Huaruizhonghe Certified Public Accountants Co., Ltd

Schedule 2

Conditions Precedent

Part A.    Conditions for the Exclusive Benefit of the Purchaser

1.	Pre-emption

The articles of association of all Sensor-Nite Group Companies being altered so as to permit a transfer of the Shares to the Purchaser, or a transfer to the Purchaser being otherwise permitted under the articles.

2.	Compliance with terms of this Agreement and additional conditions precedent

2.1	Each of the Sellers having complied fully with its obligations under Clause 5 (Period before Completion), Clause 2.4 (Indebtedness and intercompany accounts and contracts) and, at Completion, with its obligations under Part 1 (The Sellers’ obligations) of Schedule 3 (Completion Obligations).

2.2	In respect of SNI, the following conditions have been fulfilled:

(i)	The receipt of evidence in a form and substance satisfactory to the Purchaser that the power of attorney to Venelin Slavchev Slavchev, expiring on 30 June 2012 is withdrawn and the Registry Agency has been notified in writing for the withdrawal of the power of attorney granted;

(ii)	The receipt of evidence in a form and substance satisfactory to the Purchaser that the banks with which SNI does business as specified by the Purchaser have been notified in writing for the withdrawal of the powers of attorney granted by SNI to such persons as specified by the Purchaser for representation before these banks;

(iii)	The Sellers have delivered a copy of a duly executed and effective agreement for the amendment or termination (at the election of the Purchaser) of the Consultancy Agreement between SNI and YD Consulting EOOD dated 1 July 2005, in form and substance satisfactory to the Purchaser;

(iv)	The Sellers have delivered a copy of a duly executed and effective agreement for the amendment or termination (at the election of the Purchaser) of the Consultancy Agreement between SNI and Trak 01 EOOD dated 2 May 2007, in form and substance satisfactory to the Purchaser;

(v)	The Sellers have delivered a copy of a duly executed and effective agreement for the amendment or termination (at the election of the Purchaser) of the Consultancy Agreement between SNI and KG Consulting dated 2 May 2007, in form and substance satisfactory to the Purchaser;

(vi)	The receipt of evidence in a form and substance satisfactory to the Purchaser that SNI has become the sole owner of one of the two regulated land plots separated from RLP X-1049, corresponding to its ownership rights over 56.17 % of RLP X-1049;

(vii)	The receipt of evidence in a form and substance satisfactory to the Purchaser that the mortgage deed establishing mortgage over RLP X-1049 and production building EPIQ-2, registered in land registry-Botevgrad, as deed No. 51, volume 1, double entry No. 790 of 08 May 2006, has been deregistered;

(viii)	The Sellers have presented to the Purchaser or the Purchaser’s Lawyers an original certificate from land registry-Botevgrad covering the period of 10 years back of ownership title history of the Properties owned by SNI in Bulgaria and showing all entries made under the files of SNI and the previous owners, including EEA; whereby each such certificate should evidence lack of any effective third parties’ rights opposable to SNI, other than those disclosed in the Disclosure Letter, as well as (ii) original certificate from the Regional Governor of Sofia evidencing lack of state ownership rights over each Property owned by SNI;

(ix)	The Sellers have presented a document, in a form and substance satisfactory to the Purchaser, for the acquisition of the ownership title over a transformer station by SNI from EEA, which transformer station is related to the SN Business;

(x)	The Sellers have presented a notary deed, in a form and substance, satisfactory to the Purchaser, for amendment (correction) of the notary deed for the acquisition of a one-floor building with a built-up area of 517.60 sq. m.;

(xi)	To the best efforts of the Sellers, completed transfers, in form and substance satisfactory to the Purchaser, of the following licenses subject to transfer from EEA to SNI under the Spin-Off Agreement:

•	Antivirus licences;

•	Zinc 6.1.2 for desktop;

•	Autodesk Inventor Suite 2;

•	AutoCAD LT 2008;

•	ZERON 2005;

•	Bridge Logix;

•	Microsoft Project 2007 ALING;

•	SQL ServerSTD 2008+;

•	WINDOWS Server 2008r2 ALING.

(xii)	The Sellers have delivered (i) an original certificate from Botevgrad municipality showing information retained by the municipality on all restitution claims and court disputes with respect to any part of RLP X-1049 as described above, as well as (ii) evidence in a form and substance reasonably satisfactory to the Purchaser that such claims and court disputes, if any, do not have impact on the ownership rights of SNI over the Properties it owns.

2.3	In respect of SN NV, the following conditions have been fulfilled:

(i)	The lease agreement between SN NV and Melexis Tessenderlo NV regarding the Property located at Transportstraat 1, 3980 Tessenderlo has been validly amended to the satisfaction of the Purchaser and such amendment has entered into force.

2.4	Delivery of the quarterly Management Accounts for the period ending 30 June 2011.

3.	Warranties

Each of the Warranties being materially true, accurate and not misleading at Completion by reference to the facts and circumstances then subsisting (on the basis that any reference in the Warranties to the date of this Agreement, whether express or implied, is to be taken as a reference to the Completion Date).

4.	Material Adverse Change

No Material Adverse Change having occurred since the Accounts Date.

Part B.    Conditions for the Exclusive Benefit of the Sellers

The Purchaser having complied fully with its obligations under Part 2 (The Purchaser’s obligations) of Schedule 3 (Completion Obligations).

Part C.    Conditions for the Joint Benefit of the Sellers and the Purchaser

1.	Competition consents

1.1	The receipt of evidence in a form and substance satisfactory to the Purchaser that all filings with the Competition Authorities have been made;

1.2	The issuance of a decision by the German Federal Cartel Office that the transactions contemplated in this Agreement are compatible with the Act against Restraints of Competition of 1958, as amended; or

1.3	If a request to the European Commission is made by the German Federal Cartel Office under Article 22(3) of Council Regulation EC 139/2004 (the “Regulation”) in relation to the transactions contemplated in this Agreement or any part of them and is accepted by the European Commission:

(a)	the European Commission issuing a decision pursuant to Article 6(1)(b) of the Regulation in terms satisfactory to the Purchaser, declaring that the transactions contemplated in this Agreement or, if applicable, part of the transactions contemplated in this Agreement are compatible with the common market; or

(b)	the transactions contemplated in this Agreement or, if applicable, part of the transactions contemplated in this Agreement, being deemed to have been declared compatible with the common market under Article 10(6) of the Regulation; and

(c)	to the extent that one or more Member States retain(s) jurisdiction over any part(s) of the transactions contemplated in this Agreement, clearance from such Member State(s) in relation to such part(s) of the transactions contemplated in this Agreement being obtained in a form and in terms satisfactory to the Purchaser.

2.	Legality of transactions

No order or judgment of any court or governmental, statutory or regulatory body having been issued or made prior to Completion, and no legal or regulatory requirements remaining to be satisfied (other than the obtaining of any non-mandatory or post-Completion merger control consent), in each case which has the effect of making unlawful or otherwise prohibiting the transactions contemplated in this Agreement and no material claims, charges, arbitrations, formal grievances, complaints, actions, suits, governmental inquiries or investigations, internal investigations or proceedings pending or, to the knowledge of the Sellers or the Purchaser threatened, in each case which seek to achieve any of the foregoing.

Schedule 3

Completion Obligations

PART 1: The Sellers’ obligations

1.	On Completion, the Sellers shall deliver or make available to the Purchaser or the Purchaser’s Lawyers the following:

(i)	the Disclosure Letter duly executed by the Sellers;

(ii)	duly executed release agreements or letters and prepayment notices in respect of the Financing Agreements in form acceptable to the Purchaser evidencing an irrevocable agreement by each lender thereunder that upon receipt of the relevant Repayment Amount (and subject to no other condition), each Financing Agreement and all Indebtedness, rights and obligations related thereto or arising thereunder shall be automatically discharged and, as appropriate, released in full in all respects (including, without prejudice to the generality of the foregoing, all guarantees, security and other collateral arrangements granted in connection therewith);

(iii)	duly executed release agreements or letters and prepayment notices in respect of the Indebtedness of the Sensor-Nite Group Companies (other than arising under the Financing Agreements) owed to any Person other than another Sensor-Nite Group Company evidencing that such Indebtedness has been discharged in full and any guarantees, security and other collateral arrangements granted in connection therewith have been released in full in all respects;

(iv)	evidence in form acceptable to the Purchaser that Fortis Bank NV has unconditionally released or has unconditionally agreed to release the pledge on the shares of SN NV granted in its favour, and/or this pledge has been duly deregistered from the share register of SN NV;

(v)	an appropriately certified copy of a shareholder resolution dated on or prior to the date hereof approving the arrangements set out in this Agreement;

(vi)	an appropriately certified copy of the minutes of a duly held meeting of the board of directors of each Seller authorising the execution by that Seller of the Share Purchase Documents;

(vii)	a certificate signed by each of the Sellers confirming that the condition precedent set out in paragraph 3 (Warranties) of Schedule 2 (Conditions Precedent) is satisfied, and acknowledging that the Purchaser will rely on such certificate in completing the purchase of the Shares;

(viii)	with respect to the shares in SN NV, transfers of the Shares duly executed by the registered holders in favour of the Purchaser or as it may direct accompanied by the relevant share certificates and any power of attorney under which any transfer is executed on behalf of any Seller or nominee;

(ix)	with respect to the shares in Sensor-Nite USA Inc.:

(A)	stock certificates, which certificates shall be duly endorsed to Purchaser or accompanied by duly executed stock powers, stock transfer forms or other appropriate instruments of transfer; and

(B)	an affidavit, under penalties of perjury, stating that Sensor-Nite USA Inc. is not and has not been a United States real property holding corporation, dated as of the Completion Date and in form and substance required under United States Treasury Regulation §1.897-2(h) so that Purchaser is exempt from withholding any portion of the Purchase Price thereunder;

(x)	with respect to the shares in SNI, on Completion:

(A)	the Sellers and the Purchaser, or their duly authorized representatives, shall execute the Short Form SPA before a notary public; the Short Form SPA shall be filed with the Bulgarian Commercial Register following Completion. For the avoidance of doubt, the Parties agree that the terms of this Agreement shall prevail in the case of any ambiguity between the terms of the Short Form SPA and this Agreement. The Parties shall not be permitted to terminate the Short Form SPA unless this Agreement is terminated; and

(B)	the Sellers shall deliver or make available to the Purchaser or the Purchaser’s Lawyers the following: (a) an original resolution of the competent corporate body of each Seller approving the sale of the shares in SNI and the admission of the Purchaser as a sole shareholder in SNI; (b) duly passed minutes of the general meeting of the shareholders of SNI approving, among other things, the admission of the Purchaser as a sole shareholder in SNI and the resignations of the Sellers as shareholders in SNI; (c) a duly apostilled and translated extract of the companies’ register evidencing the current legal status of each Seller; (d) a duly apostilled and translated copy of the articles of association of each Seller; and (e) other documents, declarations, applications and powers of attorney (in such form as the Purchaser may reasonably require) to enable the Purchaser to register with the Bulgarian Commercial Register the transfer of all shares in SNI to the Purchaser;

(xi)	such waivers, consents, documents and powers of attorney as the Purchaser may require to enable the Purchaser or its nominees to be registered as the holders of the Shares;

(xii)	the written resignations of each of Mr. Yves C. Duchatelet and Elex N.V. from their office as directors and/or as employees of each relevant Sensor-Nite Group Company to take effect on the Completion Date together with a written acknowledgement by each such person (executed as a deed) that he has no claim against any Sensor-Nite Group Company for breach of contract, wrongful dismissal, unfair dismissal, redundancy or compensation for loss of office or on any other account whatsoever and that no agreement or arrangement is outstanding under which any Sensor-Nite Group Company has or could have any obligation to him;

(xiii)	a written acknowledgement from each existing director of each Sensor-Nite Group Company who is to continue as a director after the Completion Date that he has no claim against any Sensor-Nite Group Company for breach of contract, wrongful dismissal, unfair dismissal, redundancy or compensation for loss of office or on any other account whatsoever and that no agreement or arrangement is outstanding under which any Sensor-Nite Group Company has or could have any obligation to him;

(xiv)	the certificates of incorporation, corporate seals (if any), cheque books, and statutory books of each Sensor-Nite Group Company (duly written up to but not including the Completion Date), insofar as they are not held by or to the order of the relevant Sensor-Nite Group Company;

(xv)	all other Books and Records belonging to each Sensor-Nite Group Company, or relating to the business carried on by the Sensor-Nite Group or any Sensor-Nite Group Company as at Completion (including with respect to Books and Records related to Intellectual Property Rights used in or developed for, or otherwise useful for the Sensor-Nite Group), complete and (where appropriate) written up to date, insofar as they are not held by or to the order of the relevant Sensor-Nite Group Company;

(xvi)	the original title deeds/leasehold documents relating to each Property and all ancillary documents;

(xvii)	bank statements of all bank accounts of all Sensor-Nite Group Companies as at no later than 5 Business Days prior to the Completion Date;

(xviii)	With respect to SNI and without prejudice to paragraph 1(x) of this Schedule, the Sellers shall provide:

(A)	Original notarized consent of BNP Paribas Fortis for the release and deregistration of the SNI Pledge;

(B)	Original certificate for absence of bankruptcy proceedings in respect of SNI issued by the Sofia District Court not earlier than 5 Business Days before Completion;

(C)	A written protocol executed by SNI and EEA confirming the delivery by EEA to SNI of all books, operating data and original documents pursuant to Clause 3.10.5 of the Spin-Off Agreement;

(D)	To the best efforts of the Sellers, a copy of a duly executed and effective agreement, in form and substance satisfactory to the Purchaser, between M&M Militzer and Muench BG OOD and SNI for forwarding and transportation of both outgoing and incoming goods related to the business of SNI;

(E)	To the best efforts of the Sellers, a copy of a duly executed and effective agreement, in form and substance satisfactory to the Purchaser, between M&M Air Cargo Services Bulgaria OOD and SNI in respect to the business of SNI;

(F)	To the best efforts of the Sellers, a copy of a duly executed and effective service agreement, in form and substance satisfactory to the Purchaser, between Lloyd’s Register Quality Assurance Ltd. and SNI for the assessment of SNI’s management system to establish compliance with the Assessment Standard ISO 14001:2004;

(G)	An original certificate issued by land registry – Botevgrad on the date of Completion evidencing lack of any third party rights under the file of SNI as at the date of Completion;

(H)	Copies of the following agreements duly executed and effective prior to or as at the Completion Date and in form and substance satisfactory to the Purchaser amending: (i) lease agreement concluded between SNI and Xpeqtis EOOD, dated 1 July 2005, last amended 12 May 2009; (ii) lease agreement concluded between SNI and EEA, dated 28 April 2011 (for the lease of the parking lot); (iii) lease agreement concluded between SNI and EEA, dated 28 April 2011 (for the lease of one-floor building, with a built-up area of 517.60 sq.m.; (iv) lease agreement concluded between SNI and Melexis Bulgaria EOOD, dated 28 April 2011 (part of land plot and production building EPIQ- 1 constructed on this land plot), provided that the Sellers’ obligation to effect the amendment of the leases under sub-paragraphs (ii) and (iii) shall be limited to the Sellers using best efforts to do so;

(I)	Original of the promissory note dated 24 April 2010 issued by Ekos Engineering OOD to the benefit of EEA duly endorsed by EEA to SNI by way of endorsement in transfer;

(L)	Up-to-date original tax valuation certificate(s) in the name of SNI evidencing that SNI does not have outstanding public obligations with respect to the Properties owned by it;

(M)	To the best efforts of the Sellers, evidence in form and substance satisfactory to the Purchaser that SNI is duly registered with the Bulgarian Data Protection Commission with respect to video surveillance and its employees are adequately informed on the purpose of the video surveillance and their rights to access such data;

(N)	To the best efforts of the Sellers, a license issued by the Bulgarian Nuclear Regulatory Agency to SNI for the X-ray unit operated by SNI;

(O)	To the best efforts of the Sellers, a waste management permit as per article 42, par. 1 in relation to article 12, par.1, item 1 of the Bulgarian Waste Management Act issued by the Regional Environment and Waste Inspectorate – Sofia to SNI for temporary storage of industrial and hazardous waste;

(P)	Evidence for the renewal of protection of the domain sensornite.be;

(Q)	To the best efforts of the Sellers, a duly executed and effective agreement, in form and substance satisfactory to the Purchaser, granting a fully paid up unrestricted license of all IP rights required for the unrestricted use of the HR Voucher System by SNI;

(R)	To the best efforts of the Sellers, Duly executed and effective agreements, in form and substance satisfactory to the Purchaser, concluded by SNI for all network services – Internet, VoIP, as well as other communication services necessary for the operations of SNI;

(S)	A duly executed and effective Global IT Service Level Agreement in a form and substance satisfactory to the Purchaser, according to which XTRION NV would provide support IT services to SNI;

(T)	To the best efforts of the Sellers, a duly executed and effective agreement, in form and substance satisfactory to the Purchaser, between SNI and EEA regarding the purchase of infrared sensors and infrared and humidity sensors for further sale to customer Fiat.

2.	On Completion, the Sellers shall procure the passing of board resolutions of each Sensor-Nite Group Company (save for SNI), among other things:

(i)	(if so required by the Purchaser) revoking all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts;

(ii)	approving the registration of the share transfers referred to in paragraph 1(viii), 1(ix) and 1(x) of this Schedule;

(iii)	accepting the resignations referred to in paragraph 1(xii) of this Schedule;

(iv)	cancelling the existing bank mandates given by each Sensor-Nite Group Company to the extent required by the Purchaser;

and shall hand to the Purchaser copies of such resolutions certified as correct by a director of the relevant Sensor-Nite Group Company.

3.	On Completion, Elex shall pay the Net Intercompany Amount to SN NV in full satisfaction of the Intercompany Receivables which are outstanding after the netting out set out in Clause 2.4.2; and SN NV shall pay the Net Intercompany Amount to creditors under the Financing Agreements towards repayment of a portion of the Financing Agreements Amount.

PART 2: The Purchaser’s obligations

4.	On Completion, the Purchaser shall:

(i)	deliver to the Sellers the Disclosure Letter duly executed by the Purchaser;

(ii)	provide the Sellers with an application of the Purchaser under Art. 122 of the Bulgarian Commercial Act for admittance of the Purchaser as a shareholder in SNI, containing consent in accordance with the Articles of Association of SNI;

(iii)	pay to Elex on behalf of the Sellers to an account or accounts specified by Elex an amount equal to the Purchase Price by way of wire transfer of immediately available funds, which payment shall be an absolute discharge to the Purchaser who shall not be concerned to see to the application of any such amount thereafter;

(iv)	pay or procure the payment of the Financing Agreements Amount (other than a portion thereof equal to the Net Intercompany Amount) by wire transfer of immediately available funds to a bank account or bank accounts of the lenders under the Financing Agreements in accordance with the directions set out in Clause 6.5;

(v)	pay the Net Intercompany Amount to Elex in order for Elex to perform its obligations under Clause 3.1.4;

(vi)	deliver to the Sellers a copy of the minutes of a duly held meeting of the directors of the Purchaser authorising the execution by Purchaser of the Share Purchase Documents; and

(vii)	attend a shareholders’ meeting of the Sensor-Nite Group Companies and vote to adopt the resolutions approving the appointment of such persons as the Purchaser may nominate as directors.

Schedule 4

Conduct of Business prior to Completion

Without prejudice to the generality of Clause 5.1.1, the Sellers shall procure that, between the time of entry into this Agreement and Completion, no Sensor-Nite Group Company does any of the following things without the prior written consent of the Purchaser (such consent not to be unreasonably withheld):

1.	Make any substantial change in the nature or organisation of its business.

2.	Discontinue or cease to operate all or a material part of its business.

3.	Transfer all or any part of its business or any assets to any other Sensor-Nite Group Company (except for intragroup services in the ordinary course of business and in line with past practice).

4.	Fail to maintain capital expenditure in accordance with the most recent business plan of the Sensor-Nite Group (as produced prior to the date hereof) or fail to maintain any other expenditure in the ordinary course of business if such failure would have a material adverse effect on the Sensor-Nite Group.

5.	Acquire or agree to acquire any share or other interest in any company, partnership or other venture.

6.	Enter into any agreement or incur any commitment involving any capital expenditure:

(i)	in excess of Euro 100,000.00; or

(ii)	which, together with all other capital commitments entered into between the date of this Agreement and Completion, exceeds Euro 250,000.00,

in each case exclusive of VAT.

7.	Enter into or amend any agreement or incur any commitment that:

(i)	is not capable of being terminated without compensation at any time on 3 months’ notice or less;

(ii)	is not in the ordinary and usual course of business, or is otherwise unusual or onerous; or

(iii)	involves or may involve total annual expenditure in excess of Euro 100,000.00, exclusive of VAT.

8.	Enter into or amend any agreement with any customer or supplier of any Sensor-Nite Group Company.

9.	Acquire, lease, license, dispose of or grant any option in respect of any part of its assets, or agree to do so, except acquisitions of trading stock or sales of products in the ordinary course of business on normal arm’s length terms.

10.	Acquire or dispose of any material stock, or agree to do so, in each case involving consideration, expenditure or Liabilities in excess of Euro 300,000 per transaction or a series of related transactions, exclusive of VAT.

11.	Settle any claim, dispute, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration relating to the Sensor-Nite Group Companies.

12.	Amend, to any material extent, any of the terms on which goods, facilities or services are supplied, except where the Sensor-Nite Group Company is required to do so in order to comply with any applicable legal or regulatory requirement.

13.	Take steps to procure payment by any debtor generally in advance of the date on which book and other debts are usually payable in accordance with the standard terms of business of that Sensor-Nite Group Company or (if different) the period extended to any particular debtor in which to make payment.

14.	Delay making payment to any trade creditor generally beyond the date on which payment of the relevant trade debt should be paid in accordance with credit period authorised by the relevant creditors (or (if different) the period extended by creditors in which to make payment).

15.	Save as required by law:

(i)	make any amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any Senior Employee (other than minor increases in emoluments made in the ordinary and usual course of business, in which case the Seller shall notify the Purchaser of such increases as soon as reasonably possible);

(ii)	provide or agree to provide any gratuitous payment or benefit to any Senior Employee or any of his dependants;

(iii)	dismiss any Senior Employee;

(iv)	engage or appoint any additional Senior Employee;

(v)	discontinue any Company Plan or amend it to any material extent, commence to wind it up or terminate it or cause it to cease to admit new members;

(vi)	communicate to any Employee any material plan, proposal or intention to discontinue, amend, wind up, terminate or exercise any discretion in relation to any Company Plan;

(vii)	pay any benefits under any Company Plan, except where such payment is made in accordance with the terms of the documents governing such Company Plan and not under any discretionary power.

16.	Assign, licence, charge or otherwise dispose of any Intellectual Property Rights or Business Information.

17.	In relation to any Property:

(i)	apply for any planning permission or implement any planning permission already obtained but not implemented;

(ii)	carry out any material structural alteration or addition to, or effect any material change of use of, such Property;

(iii)	terminate or serve any notice to terminate, surrender or accept any surrender of or waive the terms of any lease, tenancy or licence that is material in the context of the relevant Sensor-Nite Group Company;

(iv)	agree any new rent or fee payable under any lease, tenancy or licence that is material in the context of the relevant Sensor-Nite Group Company;

(v)	enter into or vary any agreement, lease, tenancy, licence or other commitment that is material in the context of the relevant Sensor-Nite Group Company;

(vi)	sell, convey, transfer, assign or charge any Property, grant any rights or easements over any Property or enter into any covenants affecting any Property, or agree to do any such thing.

18.	Incur any additional borrowings (other than by bank overdraft in the ordinary course of business and within the limits subsisting at the date of this Agreement) or incur any other Indebtedness, in each case in excess of Euro 250,000.00.

19.	Make any payments out of, or drawings on, its bank account(s) other than routine payments.

20.	Make any loan, other than credit extended in the ordinary course of trading on usual terms and consistent with past practice.

21.	Create any Encumbrance over any of its assets or undertaking.

22.	Enter into any guarantee or indemnity other than in the ordinary course of trading.

23.	Amend its memorandum or articles of association or any by-laws, or pass any resolution that is inconsistent with their provisions.

24.	Pass any resolution in general meeting or by way of written resolution including, without limitation, any resolution for winding up, or to capitalise any profits or sum standing to the credit of the share premium account, capital redemption reserve fund or any other reserve.

25.	Create, allot or issue any share capital or loan capital, or agree to do so.

26.	Create, issue, redeem or grant any option or right to subscribe for any share capital or loan capital or agree to do so.

27.	Repay, redeem, reduce or repurchase any share capital or loan capital.

28.	Declare, make or pay any dividend or other distribution to shareholders.

29.	Change its accounting reference date.

30.	Make any change to the accounting practices or policies by reference to which its accounts are drawn up.

31.	Terminate or close any facility.

32.	Change its residence for Taxation purposes, make or change any Tax election, file any amended Tax return, enter into any closing agreement (as defined in IRC Section 7121), settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Sensor-Nite Group Company, or take any other similar action relating to the filing of any Tax return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any Sensor-Nite Group Company for any period ending after Completion or decreasing any Tax attribute of any Sensor-Nite Group Company existing on the Completion Date.

33.	Agree or commit to do, whether in writing or otherwise, any of the foregoing.

Schedule 5

The Warranties

1	Definitions

In this Schedule 5, in addition to those terms defined in Clause 1.1.1, the capitalised terms set out below have the following meanings:

“Competition Laws”	The Bulgarian Competition Protection Act, promulgated in State Gazette No. 102/28 November 2008 as amended, and Articles 101 and 102 of the TFEU and regulations made under them or under EC Council Regulation 139/2004 as amended, any regulations made under such legislation and any other competition or similar legislation in any jurisdiction;

“Employment Legislation”	all applicable laws, statutes, regulations, collective bargaining agreements, secondary legislation, common law, directives, treaties and other measures, judgments and decisions of any court or tribunal, codes of conduct and practice and customs and practices which are legally binding and which in each case apply to or relate to the relationship of employees or workers and employers;

“Environment”	the environment, including any or all of the following media: air, water, sediment or land, and the medium of air includes the air within buildings and the air within other natural or man-made structures above or below ground, and the medium of water includes ground water and aquifers;

“Environmental Damage”	any pollution, contamination, degradation, damage or injury caused by, related to or arising from or in connection with the presence, generation, use, handling, processing, treatment, storage, transportation, disposal or release of any Hazardous Substances;

“Environmental Law”	any Official Requirements relating to pollution, the protection of the Environment or the control or prevention or remedying of Environmental Damage or the control of or exposure to Hazardous Substances, or relating to waste management;

“Environmental Liabilities”	any Liabilities, responsibilities, losses, costs (including remedial, removal, response, abatement, clean-up, investigative and/or monitoring costs), damages, expenses, charges, assessments, liens, penalties and fines that are incurred by, asserted against or imposed upon a person as a result of or in connection with any violation of or non-compliance with Environmental Laws (including the failure to procure, or violation of, any Environmental Licence required by Environmental Laws) or the release or exposure to any Hazardous Substances or any Environmental Damage but excluding any Transaction-Triggered Environmental Obligations;

“Environmental Licence”	any permit, licence, authorisation, consent or other approval obtained, or which ought to have been obtained, or any notification required, at any time by any Sensor-Nite Group Company and/or in relation to the business carried on by any Sensor-Nite Group Company pursuant to any Environmental Laws;

“Government Official”	any officer or employee of a national or local government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Hazardous Substances”	any solid, liquid, gas, noise, radiation and any other substance or thing that causes or may cause harm (alone or in combination with any other substance) to human health or the Environment, including any substance regulated under any Environmental Law;

“Joint Committee”	the industry-level administrative body of a company incorporated in Belgium (i) to which such company belongs by operation of law with respect to its blue-collar or white-collar employee (as determined by such company’s economic activities) and (ii) which determines the collective labour agreements at industry level with which such company is obliged to comply with respect to its blue-collar or white collar employees respectively;

“Official Requirement”	any law, statute, ordinance, pact, decree, treaty, code, rule, regulation, directive, order, notice or official published plan or policy that is legally binding in any geographical area and/or for any class of person;

“Pensionable Employees”	the present and former officers and employees of each Sensor-Nite Group Company entitled to receive any payments or benefits under any applicable Pension Scheme;

“Social Security Case”	the court case (with a total amount in dispute: BGN 1,244,751 of which BGN 746,851 attributable to SNI) initiated by EEA against a tax reassessment act No 29900400/02.03.2010 issued by the Bulgarian National Revenue Agency, and any related or subsequent court, enforcement or administrative proceedings;

“Spin-Off”	the spin-off (“ ”) registered with the Bulgarian Commercial Register on 28 January 2011 under which EEA transfers the high temperature exhaust gas sensor business to SNI; and

“Transaction Triggered Environmental Obligations”	any Official Requirements to observe mandatory procedures that apply to any prospective transferor of real property in a particular jurisdiction in relation to the environmental condition of such real property (other than the obligation to monitor or clean up), such as the obligation to obtain a clean soil certificate from the relevant authority and/or to conduct a preliminary soils survey prior to the intended transfer of real property.

2	The Sellers

2.1	Particulars

The particulars set out in the recitals with regards to the Sellers are true, accurate and not misleading.

2.2	Capacity and authority

2.2.1	Each Seller has full power and authority to enter into, deliver and perform its obligations under this Agreement and to execute, deliver and perform its obligations under and all other documents to be executed by such Seller pursuant to or in connection with this Agreement.

2.2.2	The obligations of each Seller under each document referred to in paragraph 2.2.1 will, when executed, constitute valid and binding obligations of such Seller in accordance with its terms.

2.2.3	The execution and delivery of, and the performance by each Seller of its obligations under, this Agreement and all other documents to be executed by such Seller pursuant to or in connection with this Agreement will not:

(a)	conflict with or result in a breach of any provision of the constitutional documents of any Sensor-Nite Group Company or of such Seller;

(b)	conflict with, result in a breach of or constitute a default under any agreement or instrument to which any Sensor-Nite Group Company or such Seller is a party;

(c)	conflict with or result in a breach of any law or regulation, or of any order, injunction, judgement or decree of any court, that applies to any Sensor-Nite Group Company or such Seller; or

(d)	require the consent of the shareholders of such Seller or the shareholders of any Sensor-Nite Group Company, or of any other person.

2.2.4	Neither the City Code on Takeovers and Mergers nor any analogous code or regime in any jurisdiction (whether imposed by statute or otherwise) applies to offers for the share capital of any Sensor-Nite Group Company or to the obtaining or consolidation of control of any Sensor-Nite Group Company.

2.3	Other interests

No Seller, nor any person connected with any Seller, has or intends to acquire any interest, direct or indirect, in any business that is, or is (to the Sellers’ knowledge) likely to become, a competitor of any business now carried on or currently proposed (by the Sellers or a Sensor-Nite Company) to be carried on by any Sensor-Nite Group Company. For the avoidance of doubt, the Sellers’ interest in the business of Melexis as currently conducted as of the date of this Agreement shall not constitute a breach of this paragraph 2.3.

2.4	Consequences of sale

2.4.1	Neither of the Sellers nor any Sensor-Nite Group Company is a party to any agreement or bound by any obligation that would prevent the Purchaser from enjoying the full benefit of this Agreement.

2.4.2	There are no agreements concerning any Sensor-Nite Group Company that will or may be breached or terminated or become subject to any Encumbrance, or the terms of which will or may be varied in any way, and no asset of any Sensor-Nite Group Company shall become subject to any Encumbrance as a result of a change in the control of any Sensor-Nite Group Company or in the composition of the board of directors of any Sensor-Nite Group Company.

2.4.3	The entering into and performance of this Agreement, and the acquisition of the Sensor-Nite Group Companies by the Purchaser in accordance with this Agreement, will not and is not likely to:

(a)	cause any Sensor-Nite Group Company to lose the benefit of any right or privilege it presently enjoys;

(b)	relieve any third party of all or part of any obligation it presently owes to any Sensor-Nite Group Company;

(c)	to the Sellers’ knowledge, cause any person who normally does business with or gives credit to any Sensor-Nite Group Company not to continue to do so on the same basis;

(d)	to the Sellers’ knowledge, cause any officer or Senior Employee of any Sensor-Nite Group Company to resign; or

(e)	to the Sellers’ knowledge, prejudicially affect the attitude or action of customers, suppliers, employees and other persons with regard to any Sensor-Nite Group Company.

2.5	Commission and finder’s fees

No person is entitled to receive from any Sensor-Nite Group Company any finder’s fee, brokerage or other commission in connection with the purchase of the Shares.

3	Disclosed information

3.1	Accuracy and adequacy of information

3.1.1	The information given in the Disclosure Letter has been prepared in good faith and is true and accurate in all material respects and is not misleading because of any material omission or ambiguity or for any other reason.

3.1.2	All statements of opinion or expectation contained in the Disclosure Letter are made fairly and honestly, and are based on reasonable assumptions.

3.1.3	The Seller has no knowledge of any facts or circumstances that have not been disclosed to the Purchaser that, if disclosed, might reasonably be expected to influence the Purchaser’s decision to purchase the Shares on the terms of this Agreement (including price).

3.2	Warranty and indemnity insurance

The Sellers have disclosed to the Purchaser the existence and terms of any warranty and indemnity insurance cover (or similar protection) relating to the sale of the Shares.

4	Corporate information

4.1	Shares

4.1.1	The Shares comprise the whole of the allotted and issued share capital of the Sold Sensor-Nite Group Companies.

4.1.2	The shares in each Sensor-Nite Group Company described in Schedule 1 (The Sensor-Nite Group Companies) comprise the whole of the allotted and issued share capital of each such Sensor-Nite Group Company.

4.1.3	All the Shares:

(a)	have been properly and validly allotted and issued; and

(b)	are fully paid or credited as fully paid.

4.1.4	Other than this Agreement, there are no agreements or arrangements in force that call for, or grant to any person the right (whether exercisable now or in the future, and whether conditional or not) to call for, the creation, allotment, issue, transfer, redemption or repayment of any share or loan capital of any Sensor-Nite Group Company (including by way of option or under any right of conversion or pre-emption).

4.1.5	None of the Shares is subject to any rights of pre-emption, restrictions on transfer, shareholders agreement or voting agreement.

4.1.6	None of the Shares was, or represents assets that were, the subject of a transfer at undervalue within the past 5 years.

4.1.7	None of the Shares is or has ever been listed on any stock exchange or regulated market.

4.2	Title and Encumbrances

4.2.1	Each Seller is the sole legal and beneficial owner of, has the right to exercise all voting and other rights over and has the right to transfer legal and beneficial title to the Shares listed as owned by such Seller in Schedule 1 (The Sensor-Nite Group Companies).

4.2.2	In respect of each Sensor-Nite Group Company, the shareholders specified in the relevant section of Schedule 1 (The Sensor-Nite Group Companies) are the sole legal and beneficial owners of the shares in that Sensor-Nite Group Company and have the right to exercise all voting and other rights over such shares.

4.2.3	There is no Encumbrance over or affecting any Shares and no person has made any claim to be entitled to any.

4.2.4	Any consent required for the transfer of the Shares or any of them has been obtained or will be obtained before Completion.

4.3	The Sensor-Nite Group Companies

4.3.1	The particulars contained in Schedule 1 (The Sensor-Nite Group Companies) are true, accurate and not misleading.

4.3.2	The financial results of each of the undertakings listed in Schedule 1 (The Sensor-Nite Group Companies) are consolidated in the consolidated financial statements that form part of the Accounts.

4.3.3	Other than as listed in Schedule 1 (The Sensor-Nite Group Companies), no Sensor-Nite Group Company has, or has ever had, any interest in any other body corporate, partnership, unincorporated association or undertaking.

4.3.4	Each Sensor-Nite Group Company is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.

4.3.5	No Sensor-Nite Group Company has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated, other than the Sensor-Nite Group’s division in Italy.

4.3.6	No Sensor-Nite Group Company has been involved in any corporate or group restructuring, including by way of merger, demerger or hive-down of assets, during the 6 years ending on the date of this Agreement, and no such restructuring is currently taking place or envisaged.

4.3.7	The persons listed in Schedule 1 (The Sensor-Nite Group Companies) as directors of each Sensor-Nite Group Company are all the current directors of that Sensor-Nite Group Company, no other person is, or is held out as, a director of that Sensor-Nite Group Company and there is no person in accordance with whose directions or instructions the directors are accustomed to act.

4.3.8	All dividends or distributions declared, made or paid by any Sensor-Nite Group Company have been declared, made or paid in accordance with its constitutional documents, applicable legislation and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

4.4	SNI

4.4.1	All Spin-Off related requirements under Bulgarian law are completed and in full binding effect and no Sensor-Nite Group Company has or will have any Liability arising from or in relation to the Spin-Off other than the Liabilities specifically allocated to SNI pursuant to the Spin-Off Agreement; and

4.4.2	In respect of any obligations which have arisen prior to the date of the Spin-Off no creditors have requested securities or started enforcement of their rights, or raised a claim against SNI and to the best of Sellers’ knowledge there is no event that is an event of default under or breach of the terms of any material agreement or that may give rise to any claim against SNI by creditors of EEA based on the provisions of Art. 263p, par. 1 of the Bulgarian Commercial Act or on any other statutory provision providing for joint liability of parties for obligations which have arisen prior to the date of the Spin-Off but which have not been allocated to SNI under the Spin-Off Agreement.

4.5	Constitutional matters

4.5.1	The copies of the constitutional documents of each Sensor-Nite Group Company that are attached to the Disclosure Letter are complete and accurate, have attached to them copies of all resolutions and other documents required by law to be so attached and set out in full the rights and restrictions attaching to each class of share in the capital of that Sensor-Nite Group Company.

4.5.2	The company books (including all registers and minute books) of each Sensor-Nite Group Company have been maintained in accordance with applicable law on a proper and consistent basis and contain an accurate, complete and up to date record of the matters that should be dealt with in those books, and no notice or allegation that any of them is incorrect or should be rectified has been received.

4.5.3	All company books and all other documents (including all documents of title) that are the property of, or ought otherwise to be in the possession or under the control of, any Sensor-Nite Group Company are in the possession or under the control of the relevant Sensor-Nite Group Company.

4.5.4	All accounts, documents, filings and returns required by law to be delivered or made to the applicable companies registrar for each Sensor-Nite Group Company or for the purposes of any other public register in relation to any Sensor-Nite Group Company have been correctly completed, properly delivered and made within any applicable time limit.

4.6	Additional Ownership

4.6.1	Elex owns 50% of the issued and outstanding share capital of Xtrion. Xtrion owns 50.05% of the issued and outstanding share capital of Melexis.

5	Accounts

5.1	Accounting records

The accounting records of each Sensor-Nite Group Company:

(a)	have at all times been kept on a proper and consistent basis in accordance with applicable law, and no change in the methods or bases of valuation or accountancy treatment have been made during the 6 years prior to the Accounts Date or since;

(b)	are up to date, and contain complete and accurate details of the business of the Sensor-Nite Group Company concerned and of all matters required by law to be entered in them; and

(c)	contain or reflect no material inaccuracies or discrepancies of any kind.

5.2	The Accounts

5.2.1	The Accounts have been prepared:

(a)	in accordance with applicable law and regulation and in accordance with the accounting principles, standards and practices generally accepted in Belgium and Bulgaria at the relevant date of preparation of the Accounts; and

(b)	subject to paragraph 5.2.1(a) above, on the same basis and in accordance with the same accounting principles and practices, consistently applied, as the audited financial statements for the previous 2 financial periods.

5.2.2	The Accounts give a true and fair view of the assets, Liabilities and state of affairs of each of the Sensor-Nite Group Companies and of the Sensor-Nite Group at the at the relevant date of preparation of the Accounts and of the profits or losses of each of the Sensor-Nite Group Companies and of the Sensor-Nite Group for the period concerned and are not affected by any unusual, exceptional or non-recurring items or by any other factors rendering such profits and losses abnormally high or low.

5.2.3	The Accounts:

(a)	fully disclose all Liabilities as at the relevant date of preparation of the Accounts, whether actual or contingent and whether or not unquantified or disputed and make proper and adequate provision and/or reserve for such Liabilities;

(b)	fully disclose all financial commitments in existence as at the relevant date of preparation of the Accounts;

(c)	make full provision for all bad and doubtful debts as at the relevant date of preparation of the Accounts; and

(d)	make proper provision in respect of dead, slow moving, obsolete, redundant or excess stock-in-trade and/or work-in-progress, and the value attributed to the remaining stock-in-trade and/or work-in-progress does not exceed the lower of direct cost or net realisable value as at the relevant date of preparation of the Accounts.

5.2.4	Neither the profits nor the financial position of any Sensor-Nite Group Company during the 6 years ending on the date of this Agreement have been affected by any contract or arrangement that was not on arm’s length terms and, in particular, no Sensor-Nite Group Company is liable under applicable law to transfer or return any asset held by it to another person or to compensate another person in respect of that asset.

5.2.5	The Sensor-Nite Group Companies will not have any Liabilities arising out of any event, condition, or state of facts on or prior to the Completion Date except for (i) Liabilities disclosed in the Disclosure Letter, and (ii) liabilities under contracts listed in the Disclosure Letter (other than Liabilities arising out of any default by the Sensor-Nite Group Companies thereunder).

5.3	Management Accounts

5.3.1	The Management Accounts have been prepared on the same basis as the Accounts and in accordance with the same accounting policies and practices, consistently applied.

5.3.2	The Management Accounts:

(a)	are not misleading;

(b)	fairly present the assets and Liabilities of the Sensor-Nite Group at the date to which they are made up;

(c)	fairly present the profits and losses of the Sensor-Nite Group for each period to which they relate; and

(d)	are not affected by any unusual, exceptional or non-recurring items or by any other factors rendering such profits and losses abnormally high or low (except, as the case may be, for any items that are specifically booked or marked as such in the Accounts).

5.4	Taxation

5.4.1	Proper provision or reserve has been made in the Accounts and the Management Accounts, in accordance with legal requirements and applicable accounting standards, for all Taxation liable to be assessed on each Sensor-Nite Group Company or for which any Sensor-Nite Group Company is or may become accountable in respect of:

(a)	profits, gains or income (as computed for Taxation purposes) arising or accruing or deemed to arise or accrue on or before the relevant date of preparation of the Accounts (or, in relation to the Management Accounts, the date to which the latest Management Accounts are made up);

(b)	any transactions effected or deemed to be effected on or before the relevant date of preparation of the Accounts (or, in relation to the Management Accounts, the date to which the latest Management Accounts are made up) or provided for in the Accounts or the Management Accounts.

5.4.2	Proper provision for deferred taxation has been made in the Accounts and Management Accounts in accordance with the accounting principles, standards and practices generally accepted in Belgium and Bulgaria at the relevant date of preparation of the Accounts.

5.5	Business since the Accounts Date

5.5.1	An audited consolidated balance sheet of the Sensor-Nite Group as at the date of this Agreement and an audited consolidated profit and loss account of the Sensor-Nite Group for the period from the Accounts Date up to the date of this Agreement, prepared on the same bases and in accordance with the same accounting policies and practices as the Accounts, would show that:

(a)	the consolidated net tangible assets of the Sensor-Nite Group (after taking account of the profit or loss for the period ending on the date of this Agreement) would not be less than the consolidated net tangible assets as at the Accounts Date shown in the Accounts; and

(b)	the respective levels of turnover (both by value and by volume) and the gross and net profit margins were at least as high as during the corresponding period in the previous year.

5.5.2	Since the Accounts Date:

(a)	there has been no material adverse change in the financial or trading position or the prospects of any Sensor-Nite Group Company and no circumstance has arisen or is likely to arise that will, or is likely to, give rise to any such change;

(b)	each Sensor-Nite Group Company has carried on its business in the ordinary and usual course, without any material interruption or material alteration in manner, nature or scope, and no Sensor-Nite Group Company has entered into any transaction, assumed any liability or made any payment not provided for in the Accounts or Management Accounts that is not in the ordinary course of its business;

(c)	no abnormal factor has materially adversely affected the business of any Sensor-Nite Group Company (other than factors by which similar businesses were similarly affected) and, to the best of the Sellers’ knowledge, information and belief, no such circumstances are likely to arise;

(d)	no Sensor-Nite Group Company has offered or agreed to offer price reductions, discounts or allowances on sales of goods or services, nor provided them or agreed to provide them at less than cost, to an extent that may materially affect the profitability of the Sensor-Nite Group, except if such is in accordance with past practice;

(e)	there has been no unusual increase or decrease in the level of trading stock of any Sensor-Nite Group Company and none of the trading stock reflected in the Accounts has realised an amount less than the value placed on it in the Accounts;

(f)	no debts or other receivables and no trading stock, goods, plant, machinery or equipment of any Sensor-Nite Group Company have been factored, sold or agreed to be sold, apart from the sale of trading stock to trade customers or the public in the routine course of trading;

(g)	no Sensor-Nite Group Company has borrowed or raised any money or taken any financial facility;

(h)	each Sensor-Nite Group Company has paid its creditors within the times agreed with such creditors, and there has been no change in the manner or time of issue of invoices or the collection of debts;

(i)	no Sensor-Nite Group Company has acquired or disposed of, or agreed to acquire or dispose of, any asset on capital account, and no contract involving expenditure on capital account has been entered into by any Sensor-Nite Group Company;

(j)	no Sensor-Nite Group Company has allotted or issued or agreed to allot or issue any share capital or loan stock or any security giving rise to a right over its capital;

(k)	no Sensor-Nite Group Company has declared, made or paid any dividend or other distribution to its members;

(l)	no Sensor-Nite Group Company has redeemed or purchased or agreed to redeem or purchase any of its share capital;

(m)	excluding fluctuations in overdrawn current accounts, no loan, loan capital or preference capital of any Sensor-Nite Group Company has been repaid, in whole or in part, or has become liable to be repaid; and

(n)	no Sensor-Nite Group Company has changed its accounting reference period.

6	Financial matters

6.1	Solvency

6.1.1	No order has been made, petition or application presented, resolution passed or meeting convened for the purpose of winding-up any Sensor-Nite Group Company or whereby the assets of any Sensor-Nite Group Company are to be distributed to creditors, shareholders or other contributories.

6.1.2	No administration order has been made and no petition for such an order has been presented in respect of any Sensor-Nite Group Company.

6.1.3	No Sensor-Nite Group Company has adopted or proposed, nor intends to propose, any arrangement of any type with its creditors or any group of creditors, whether by court process or otherwise, under which such creditors shall receive or be paid less than the amounts contractually or otherwise due to them.

6.1.4	No Sensor-Nite Group Company, nor any director, secretary or creditor of any Sensor-Nite Group Company, has presented any petition, application or other proceedings for administration, creditors’ voluntary arrangement or similar relief by which the affairs, business or assets of the company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body, or by any director, secretary or creditor or by the company itself nor has any such order or relief been granted or appointment made.

6.1.5	No moratorium has been proposed or is in force in respect of any Sensor-Nite Group Company.

6.1.6	No Sensor-Nite Group Company has, within the period of 2 years ending on the date of this Agreement, been a party to any transaction at an undervalue or given or received any preference (in either case), nor at any time been party to any transaction defrauding creditors.

6.1.7	No event analogous to any of those described in paragraphs 6.1.1 to 6.1.6 above has occurred or is likely to occur in any jurisdiction.

6.1.8	No receiver (including an administrative receiver), liquidator, trustee, administrator, manager, supervisor, nominee, custodian or any similar or analogous officer or official in any jurisdiction has been appointed in respect of the whole or any part of the business or assets of any Sensor-Nite Group Company, no step has been taken with a view to the appointment of such a person and no event has taken place, or is likely to take place, that might result in such an appointment being made.

6.1.9	No Sensor-Nite Group Company is insolvent or unable to pay its debts and no Sensor-Nite Group Company will become insolvent or unable to pay its clients as a result of the Sellers entering into this Agreement.

6.1.10	No statutory demand has been served on any Sensor-Nite Group Company that has not been paid in full or withdrawn.

6.1.11	No loan capital, borrowings or interest and no other material obligation or indebtedness of any Sensor-Nite Group Company is overdue for payment or performance.

6.1.12	No Sensor-Nite Group Company has by reason of actual or anticipated financial difficulties commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

6.1.13	No creditor of any Sensor-Nite Group Company has taken, or is entitled to take any steps to enforce, or has enforced any security over any assets of any Sensor-Nite Group Company or is likely to do so in the immediate future.

6.1.14	No unsatisfied judgement is outstanding against any Sensor-Nite Group Company.

6.1.15	No Sensor-Nite Group Company has suspended or ceased, or threatened to suspend or cease, to carry on all or a material part of its business.

6.2	Bank accounts

6.2.1	Complete and accurate details of all bank accounts maintained by each Sensor-Nite Group Company are set out in the Disclosure Letter. These details include in each case:

(a)	the name and address of the bank with which the account is kept, and the number and nature of the account;

(b)	all direct debit, standing order or similar payment mandates;

(c)	statements showing all payments and receipts on the account for the period of 3 months ended on, and the balance on each account as at, the close of business on a date not more than 7 Business Days before the date of this Agreement.

6.2.2	Since the date of each statement, no payment out of any of the accounts has been made, except for routine payments in the ordinary course of trading.

6.2.3	Amounts represented by cheques, warrants, mandates or other payment instructions issued or given by any Sensor-Nite Group Company that remain outstanding or unpaid at the date of this Agreement do not exceed Euro 50,000.00 in aggregate, and will be duly paid by the relevant Sensor-Nite Group Company.

6.3	Borrowings

6.3.1	Complete and accurate details of all overdraft, loan and other financial facilities available to each Sensor-Nite Group Company, the amounts outstanding under them and all debentures, charges, guarantees and indemnities given to secure them are set out in the Disclosure Letter, and:

(a)	neither the Seller nor any Sensor-Nite Group Company has done or omitted to do anything that might, under the terms of such facilities, affect or prejudice the continuation of such facilities; and

(b)	the continuation of each such facility will not, under the terms of such facilities, be affected or prejudiced by the transaction contemplated by this Agreement.

6.3.2	The amounts borrowed by each Sensor-Nite Group Company do not exceed any overdraft limits, or any limitations on borrowings contained in any facility agreement, debenture or other agreement or instrument binding upon it or in its constitutional documents.

6.3.3	No part of the borrowings or loan capital of any Sensor-Nite Group Company is dependent on the guarantee, indemnity or suretyship of, or security provided by, any other person.

6.3.4	No event that is, or, with the passing of time or the giving of any notice, certificate, declaration or demand, to the Sellers’ knowledge would become, an event of default under or breach of the terms of any loan capital, borrowing, debenture or financial facility of any Sensor-Nite Group Company, or that would entitle any third party to call for repayment prior to normal maturity, has occurred or been alleged.

6.3.5	Except for the borrowings referred to in paragraph 6.3.1, each Sensor-Nite Group Company:

(a)	has no outstanding loan capital;

(b)	has not incurred or agreed to incur any borrowing that it has not repaid or satisfied;

(c)	is not a party to, or under any obligation in relation to:

(i)	any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or factoring arrangement or sale and lease back arrangement; or

(ii)	any other arrangement the purpose of which is to raise money or provide credit (other than customary terms of payment granted by its suppliers).

6.3.6	No Sensor-Nite Group Company has borrowed any amount, from whatever source, after the Accounts Date.

6.3.7	No Sensor-Nite Group Company holds, nor is any Sensor-Nite Group Company liable on, any share or security that it not fully paid up or that carries any liability.

6.3.8	No Sensor-Nite Group Company holds any security, guarantee or indemnity that is not valid and enforceable by that Sensor-Nite Group Company in accordance with its terms.

6.4	Off-balance sheet financing

No Sensor-Nite Group Company is, or has been, engaged in any financing arrangements that would not be required to be shown or reflected in the Accounts.

6.5	Third party indebtedness

There is no outstanding option, pre-emption right, guarantee, indemnity, suretyship, security or other obligation (whether or not legally binding) on the part of any Sensor-Nite Group Company to pay, purchase or (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) provide funds for the payment of any indebtedness of any other person (other than another Sensor-Nite Group Company, and as detailed in the Disclosure Letter) or against the consequences of default in the repayment of such indebtedness, and no Sensor-Nite Group Company is otherwise responsible for any such indebtedness.

6.6	Working capital

Each Sensor-Nite Group Company has sufficient working capital to continue to carry on its business in its present form and at its present level of turnover, and for the purposes of performing in accordance with their terms all subsisting orders, projects and contractual obligations that have been placed with or undertaken by the relevant Sensor-Nite Group Company.

6.7	Debts

6.7.1	No Sensor-Nite Group Company has lent or agreed to lend any money that has not been repaid to it, and there are no debts owing to, or owed by, any Sensor-Nite Group Company other than debts arising in the ordinary course of trading.

6.7.2	No Sensor-Nite Group Company has factored, discounted or securitised any of its receivables.

6.8	Grants and subsidies

No Sensor-Nite Group Company has applied for or received any grant, allowance, aid or subsidy from any supranational, national or local authority or government agency during the last 6 years.

6.9	Political donations

No Sensor-Nite Group Company has made any donation to any registered political party or to any other political organisation nor incurred any political expenditure during the accounting reference period ending on the Accounts Date or since, and there is no outstanding commitment to do so.

7	Contracts and commitments

7.1	Capital commitments

Except as set out in detail in the Accounts, there is no outstanding agreement or arrangement under which any Sensor-Nite Group Company has agreed to acquire or dispose of, any asset on capital account, nor any outstanding contract involving expenditure by any Sensor-Nite Group Company on capital account, and no such agreements, arrangement or contracts are proposed.

7.2	Contracts

7.2.1	No Sensor-Nite Group Company is a party to or subject to any contract, transaction, obligation, arrangement or understanding that:

(a)	is not in the ordinary and usual course of business;

(b)	is not wholly on arm’s length terms;

(c)	is likely to result in a loss on completion or performance;

(d)	requires it to pay any commission, finder’s fee, royalty or similar (other than in the ordinary course of business related to the business of the Sensor-Nite Group and not to this Agreement or the transactions contemplated herein);

(e)	cannot readily be fulfilled or performed on time and without undue or unusual expenditure of money or effort;

(f)	involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature;

(g)	involves or is likely to involve an aggregate consideration payable by or to that Sensor-Nite Group Company in excess of Euro 50,000.00;

(h)	requires, or may require, it to make any investment or deposit any money with, or provide any loan, financial accommodation or credit (other than normal trade credit) to, any person, or to subscribe for, convert, acquire, dispose of or underwrite any investment;

(i)	has a term of 3 years or more;

(j)	cannot be terminated on 3 months’ notice or less without payment of compensation or any special fees;

(k)	restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit; or

(l)	restricts its ability to transfer the whole or any part of its business.

7.2.2	No Sensor-Nite Group Company is a party to, nor has any liability (whether present or future) under:

(a)	any derivative instrument (including, without limitation, in relation to foreign currency);

(b)	any contract for rent, lease, hire, hire purchase, credit sale, conditional sale or purchase by instalments (other than in the ordinary course of business and as detailed in the Disclosure Letter);

(c)	any contract for the supply to it of services (other than for the supply of utilities or normal office services or for the support of the ordinary course of its business and as detailed in the Disclosure Letter); or

(d)	any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement (other than in the ordinary course of business and as detailed in the Disclosure Letter).

7.2.3	There is no offer, tender or similar outstanding that is capable of being converted into an obligation of any Sensor-Nite Group Company by an acceptance or other act of some other person.

7.2.4	All existing contracts with parties connected to any Sensor-Nite Group Company have been disclosed in the Disclosure Letter and all such contracts, including inter alia any consultancy agreements, are on arm’s length basis and the payments under such agreements are recognized as expenses for taxation purposes and could not qualify as hidden distribution of profit.

7.3	Joint ventures etc.

No Sensor-Nite Group Company is or has agreed to become a member of any joint venture, consortium, partnership or unincorporated association.

7.4	Agreements with connected parties

7.4.1	There is not outstanding, and there has not at any time, in the five years preceding the date of this Agreement, been any agreement or arrangement to which any Sensor-Nite Group Company is a party and in which any person connected with the Sellers is or has been directly or indirectly interested.

7.4.2	There is not outstanding, and there has not at any time, in the five years preceding the date of this Agreement, been any indebtedness or claim between any Sensor-Nite Group Company and any person connected with the Sellers.

7.4.3	No Sensor-Nite Group Company has agreed to guarantee or provide any indemnity or security (where such agreement is still in force) in relation to any debt or obligation of any person connected with the Sellers.

7.4.4	Complete and accurate details of any good and services supplied by any Sensor-Nite Group Company to any person connected with the Sellers, or by any person connected with the Sellers to any Sensor-Nite Group Company, during the accounting period ended on, or since, the Accounts Date are set out in the Disclosure Letter.

7.4.5	Without limitation:

(a)	any Seller;

(b)	any person beneficially interested in the share capital of any Sensor-Nite Group Company immediately prior to the execution of this Agreement;

(c)	any current or former employee or director of any Sensor-Nite Group Company or any of the Sellers,

and any person connected with any such person is deemed to be connected with the Sellers for the purposes of this paragraph 7.4.

7.5	Powers of attorney

No Sensor-Nite Group Company has given a power of attorney or any other authority (express, implied or ostensible) to any person to enter into any contract or commitment or to do anything on its behalf that is still outstanding or effective, other than to appropriate employees or officers to enter into routine trading contracts in the normal course of their duties that involve or are likely to involve an aggregate consideration payable by or to that Sensor-Nite Group Company of less than Euro 25,000.00.

7.6	Disclosure of material agreements

A copy of each agreement, document or other material evidencing or otherwise containing the terms and conditions of any material rights or obligations of any Sensor-Nite Group Company, any contracts or arrangements that are of material value to any Sensor-Nite Group Company in terms of expenditure or revenue expectations and any contracts that are of fundamental importance to the business activities of any Sensor-Nite Group Company are attached to the Disclosure Letter.

7.7	Enforceability and compliance

7.7.1	All contracts, leases, tenancies, licences, concessions and other agreements to which any Sensor-Nite Group Company is a party constitute valid, binding and enforceable obligations of all the parties, and the terms of each such agreement have been complied with in all material respects by that Sensor-Nite Group Company and, to the best of the Sellers’ knowledge, information and belief, by all other parties.

7.7.2	To the Sellers’ knowledge, there are no grounds for rescission, avoidance or repudiation of any agreement referred to in paragraph 7.7.1 and no notice of termination or of intention to terminate has been received in respect of any of them.

7.7.3	All documents that any Sensor-Nite Group Company may wish to rely on in court have been duly stamped.

8	Trading arrangements

8.1	Customers and suppliers

8.1.1	During the period of 3 years ending on the date of this Agreement:

(a)	no Sensor-Nite Group Company has lost any major or substantial customer for, or supplier of, all or any products or requirements;

(b)	no major or substantial customer has significantly reduced its orders for all or any of the products of any Sensor-Nite Group Company;

(c)	there has been no substantial change (apart from normal price changes) in the basis or terms on which any person is prepared to enter into contracts or do business with any Sensor-Nite Group Company, and no such loss, reduction or change is anticipated by the Seller or the Sensor-Nite Group Companies, whether as a result of Completion or otherwise.

8.1.2	The Disclosure Letter lists the top ten customers and suppliers (by revenue) of the Sensor-Nite Group for the twelve-month period ending on the date of this Agreement.

8.1.3	Neither in the financial period ending on the Accounts Date, nor in the period since, has any person (alone or together with any persons connected with him) purchased from, or sold to, the Sensor-Nite Group more than 10% of the aggregate amount of all sales or purchases made by the Sensor-Nite Group during such period, and there is no person (alone or together with any persons connected with him) on whom the Sensor-Nite Group is substantially dependent or the cessation of business with whom would substantially affect the business of the Sensor-Nite Group.

8.1.4	No Sensor-Nite Group Company has any agreement or arrangement with any customer or supplier on terms that are materially different from that Sensor-Nite Group Company’s standard terms of business, a copy of which is attached to the Disclosure Letter.

8.2	Trade warranties

Except for any guarantee or warranty implied by law or contained in its standard terms of business, no Sensor-Nite Group Company has given any guarantee, indemnity or warranty, or made any representation, in respect of goods or services supplied or contracted to be supplied by it, nor accepted any liability or obligation that would apply after the supply of such goods or services.

8.3	Trading stock and work-in-progress

8.3.1	None of the trading stock of any Sensor-Nite Group Company is dead, slow moving, obsolete, redundant or out of date, fashion or demand.

8.3.2	The trading stock of each Sensor-Nite Group Company is in good condition and is capable of being sold by that Sensor-Nite Group Company in the ordinary course of its business.

8.3.3	The amounts of raw materials, work-in-progress, finished goods, packaging and promotional material held or ordered by each Sensor-Nite Group Company are appropriate and normal for its present levels of business.

8.4	Fair trading

8.4.1	No agreement, practice or arrangement carried on by any Sensor-Nite Group Company or by any director or employee of any Sensor-Nite Group Company, or to which any Sensor-Nite Group Company is party or with which it is otherwise concerned:

(a)	infringes any of the Competition Laws or is or has been the subject of any enquiry, investigation, reference, notification, proceeding, report, decision, regulation, order, settlement or other instrument in respect of, or under, any of the Competition Laws or any proceedings in which the Competition Laws were pleaded or relied upon; or

(b)	infringes any consumer protection law or legislation applicable in the European Union or elsewhere.

8.4.2	No Sensor-Nite Group Company has received any complaint or indication that a complaint may be made under or referring to any of the Competition Laws from any person in any jurisdiction.

8.4.3	No Sensor-Nite Group Company is or has been the subject or addressee of, or party to, any enquiry, investigation, reference, notification, proceeding, report, decision, regulation, order, settlement or other instrument in respect of, or under, any of the Competition Laws or any proceedings in which the Competition Laws were pleaded or relied upon.

8.4.4	No director or employee of any Sensor-Nite Group Company is, or has been, the subject or addressee of, or party to, any enquiry, investigation, reference, notification, proceeding, report, decision, regulation, order, settlement or other instrument in respect of any proceedings in which the Competition Laws were pleaded or relied upon.

8.4.5	No Sensor-Nite Group Company has given any undertaking or assurance to the European Commission or Court of Justice of the European Community or to any other court or person relating to any of the Competition Laws.

8.4.6	No director or employee of any Sensor-Nite Group Company has given any undertaking or assurance to any relevant sectoral regulator in respect of, or under, any proceedings in which the Competition Laws were pleaded or relied upon.

8.4.7	No Sensor-Nite Group Company is in default under, or in contravention of, any decision, regulation, order, settlement or other instrument, or of any undertaking or assurance, relating to any of the Competition Laws.

8.4.8	No director or employee of any Sensor-Nite Group Company is in default under, or in contravention of, any decision, regulation, order, settlement or other instrument, or of any undertaking or assurance, relating to any of the Competition Laws.

9	Assets

9.1	Ownership and sufficiency of assets

9.1.1	All tangible assets and all intangible assets (required to be included in the Accounts in accordance with the Specified Accounting Policies) in each case owned or otherwise used by each Sensor-Nite Group Company in the course of its business, except for current assets acquired since the Accounts Date in the normal course of trading, are included in the Accounts.

9.1.2	All assets included in the Accounts and all assets acquired by any Sensor-Nite Group Company or otherwise arising since the Accounts Date (other than any inventory or products disposed of or realised in the normal course of trading):

(a)	comprise all the assets (whether tangible or intangible) necessary or reasonably desirable for the carrying on of the business of the relevant Sensor-Nite Group Company in the same manner and to the same extent as at present and during the periods of the Accounts;

(b)	are legally and beneficially owned by the relevant Sensor-Nite Group Company or, as indicated in the Disclosure Letter, used under the terms of valid contracts with third parties;

(c)	are, where capable of possession, in the possession or under the control of the relevant Sensor-Nite Group Company; and

(d)	are free from Encumbrances (excepting rights and retention of title arrangements arising by operation of law in the ordinary and usual course of business).

9.1.3	Where any assets referred to in paragraph 9.1.2 are the subject of any agreement for lease, hire or hire purchase, factoring arrangement, conditional sale or credit agreement, complete and accurate details of such agreements or arrangements are set out in the Disclosure Letter, and there has been no material default by any Sensor-Nite Group Company in the performance or observance of any provisions of such agreements or arrangements, nor (to the Sellers’ knowledge) by any third parties who or which are parties to such agreements and arrangements.

9.2	Plant and machinery

9.2.1	All plant and machinery, vehicles, office equipment and other equipment owned or used by each Sensor-Nite Group Company in connection with its business are in good repair and condition (subject to normal wear and tear) and in reasonable working order, have been regularly and adequately maintained and are not dangerous, obsolete, inefficient or surplus to requirements.

9.2.2	The plant, machinery and vehicles register kept by each Sensor-Nite Group Company and produced to the Purchaser for inspection sets out a complete and accurate record of the plant, machinery and vehicles owned or possessed by that Sensor-Nite Group Company.

9.3	Debts

9.3.1	The Sellers have no reasonable grounds to suspect that any amounts of the debts recorded in the Accounts or the books of any Sensor-Nite Group Company as being due (less the amount of any specific provision or reserve for such debts made in the Accounts or Management Accounts) will not be received in full in the ordinary course of business, and to the Sellers’ knowledge, none of those debts is subject to any counter-claim or set-off. For the avoidance of doubt, a debt shall not be regarded as realising its full value to the extent that it is paid, received or otherwise recovered in circumstances in which such payment, receipt or recovery is or may be void, voidable or otherwise liable to be reclaimed or set aside.

9.3.2	No debt recorded as due in the Accounts or the books of any Sensor-Nite Group Company has been released on terms that any debtor pays less than the full book value, has been written off or has proved to any extent irrecoverable, or is now regarded as irrecoverable (except to the extent any specific provision or reserve for such debt was made in the Accounts or the Management Accounts and is detailed in the Disclosure Letter).

10	Real property

10.1.1	In relation to the Properties:

(a)	the Properties are the only property owned, used or occupied by the Sensor-Nite Group or in respect of which any Sensor-Nite Group Company has any estate, interest, right or liability (by contract or otherwise). The Properties are used and occupied for the purpose of the business of the Sensor-Nite Group; and

(b)	the Sensor-Nite Group has under its control all of the leasehold documents title deeds necessary to prove its ownership or the leasehold of the relevant Properties.

10.1.2	In relation to the Properties:

(a)	the Sensor-Nite Group is solely legally and beneficially entitled to such Properties and/or has good and marketable leasehold title to them;

(b)	the Sensor-Nite Group has under its control all of the leasehold documents title deeds necessary to prove its ownership of the leasehold of the relevant Properties;

(c)	the Sensor-Nite Group is in physical possession (uninterrupted for a period of ten years to Completion) and actual occupation of the whole of the Properties on an exclusive basis and no part of such Properties is vacant; and

(d)	the Sensor-Nite Group has complied with all conditions defined in the leasehold titles.

10.1.3	Any buildings or other structures on or comprising the Properties is built in full compliance with law, is in a good state of repair and condition and the Sellers do not expect that the expenditure of any substantial sum of money will be required in respect of the Properties within 3 years of the date of this Agreement.

10.1.4	No buildings or structures on the Properties are undergoing substantial works of construction, refurbishment or alteration or have done so in the last 5 years.

10.1.5	The Properties are not subject to or affected by any mortgage or charge (whether legal or equitable, fixed or floating), preliminary agreements for sale or granting other rights, debenture, in-rem rights, lien, pledge, security interest or other Encumbrance including without limitation any which secure the payment of money or relate to any obligation or liability of any third party.

10.1.6	The Properties enjoy all public and private rights necessary for its continued use and enjoyment for their current purpose without any restrictions as to time or manner of use.

10.1.7	There is no matter, event or thing which would be revealed by the searches and enquiries which would be carried out by a prudent purchaser of the Properties which is unusual or which materially adversely affects their current use or which affects their value.

10.1.8	The Properties and their current use are in compliance with all applicable planning legislation and with the building permits.

10.1.9	All necessary planning permissions, zoning procedures and consents and approvals from all statutory and other competent authorities in relation to the Properties and their development have been obtained and are valid and subsisting.

10.1.10	The Sensor-Nite Group Companies have not received any indication that any Properties are affected by any dispute, claim, complaint or demand of any kind.

10.1.11	All statutes, orders or regulations affecting the Properties and their use and development have been observed in all respects, and the Sensor-Nite Group Companies have not received any indication that there are any material outstanding requirements or recommendations of any competent authority.

10.1.12	In relation to the relevant Properties:

(a)	the Sensor-Nite Group has paid all sums due and observed and performed the covenants and obligations on the part of the tenant and the conditions contained in the leases (none of which are onerous or unusual) and the obligations contained in any licence or other document supplemental to or granted under any of the leases and has obtained all consents required in connection with the grant of the leases; and

(b)	other than a lessor no third party has any rights over or in respect of the leased properties.

11	Intellectual property and information technology

11.1	Intellectual property

11.1.1	Full details (including the registrant or application, filing date, registration date, and filing jurisdiction, as applicable) of all registered Intellectual Property Rights and material unregistered Intellectual Property Rights owned by each Sensor-Nite Group Company are set out in the Disclosure Letter, and those details are complete and accurate.

11.1.2	The Intellectual Property Rights of each Sensor-Nite Group Company are:

(a)	legally and beneficially owned by the relevant Sensor-Nite Group Company and not held jointly or in common with any other person;

(b)	valid, subsisting and enforceable, and nothing has been done or omitted to be done by which they may cease to be valid and enforceable;

(c)	not subject to infringement, challenge, opposition or attack or the subject of any claim for ownership or compensation by any third party or competent authority, and the Sellers know no reason why any of them may be subject to challenge, opposition or attack or claim; and

(d)	registered in the name of the relevant Sensor-Nite Group Company in all jurisdictions relevant to its business to the extent that such registration is available and to the extent, for the Intellectual Property Rights material to any Sensor-Nite Group Company’s business, a business within the Sensor-Nite Group Company’s industry would seek to register such Intellectual Property Rights within its reasonable and prudent business judgement.

11.1.3	The maintenance, renewal and registration fees for the protection of the registered Intellectual Property Rights of each Sensor-Nite Group Company have been paid and all other steps required for their prosecution, maintenance and protection have been taken.

11.1.4	There are no factors which would cause any applications for registration of any Intellectual Property Rights to be unacceptable to any body to whom the application is being made.

11.1.5	Copies of any licences of Intellectual Property Rights owned by third parties that have been granted to any Sensor-Nite Group Company are attached to the Disclosure Letter. No Sensor-Nite Group Company is in breach of any such licences and the Sellers have no reason to believe that there is cause for any such licence to come to an end or be restricted.

11.1.6	Copies of the licences of Intellectual Property Rights owned by any Sensor-Nite Group Company that have been granted to third parties are attached to the Disclosure Letter. No Sensor-Nite Group Company or contract counterparty is in breach of any such licences and neither Seller has any reason to believe that there is cause for any such licence to come to an end or be restricted.

11.1.7	The Intellectual Property Rights referred to in paragraph 11.1.2 and the third party Intellectual Property Rights referred to in paragraph 11.1.5 are all the Intellectual Property Rights necessary for each Sensor-Nite Group Company to carry on its business consistent with past practice and in accordance with the projected growth plans for the business as contemplated in the Sensor-Nite Group business plan provided by the Sellers to the Purchaser prior to the date hereof and no Sensor-Nite Group Company has created any Encumbrance over any of them or agreed to grant any Encumbrance over any of them to any other person, or is obliged to do the same.

11.1.8	None of the activities of any Sensor-Nite Group Company, its products, business methods, processes or services infringe any third party Intellectual Property Rights. As between the Sellers and the Sensor-Nite Group Companies, all of the Intellectual Property Rights used in or necessary for the activities of any Sensor-Nite Group Company, its products, business methods, processes or services are owned by one of the Sensor-Nite Group Companies and not any of the Sellers.

11.1.9	No Sensor-Nite Group Company has been a party or received a threat of litigation or a claim (including any communication offering a licence) relating to Intellectual Property Rights, passing off or unfair competition in the last 7 years.

11.1.10	The Sellers have no reason to believe that a third party is infringing the Intellectual Property Rights of any Sensor-Nite Group Company or that any Sensor-Nite Group Company has acquiesced to such an infringement.

11.1.11	No licences of Intellectual Property Rights will terminate or become capable of termination or otherwise be adversely affected by this Agreement.

11.1.12	There are no pending or outstanding claims against any Sensor-Nite Group Company for compensation with respect to Intellectual Property Rights.

11.1.13	All moral rights in respect of the Sensor-Nite Group’s Intellectual Property Rights have been waived in favour of the Sensor-Nite Group.

11.1.14	The Confidential Business Information which has been developed by or acquired by each Sensor-Nite Group Company:

(a)	is in the lawful possession of the Sellers;

(b)	has been kept secret;

(c)	has not been disclosed to or used by another person except in the ordinary course of business and under an obligation of confidence, and the Sellers have no reason to believe that a third party is in breach of any such obligations of confidence.

11.1.15	No Sensor-Nite Group Company is party to a secrecy agreement or other agreement or arrangement which restricts the use or disclosure of confidential information other than agreements or arrangements that are otherwise listed or disclosed in the Disclosure Letter.

11.1.16	The source code (or semi-conductor programming language equivalent) for the Sensor Software that has been developed by or acquired by each Sensor-Nite Group Company has been kept secret and has not been disclosed or delivered to any third party.

11.2	Information technology

11.2.1	The Computer Systems:

(a)	are, in respect of the hardware, handheld devices, firmware, peripherals, networking and other equipment comprised in those Computer Systems, legally and beneficially owned by the relevant Sensor-Nite Group Company;

(b)	are in full working order and performing the functions for which they were acquired efficiently and without material errors or downtime;

(c)	have not, within the 2 years immediately preceding Completion, unduly interrupted or hindered the operation of the business of any Sensor-Nite Group Company;

(d)	have adequate capacity for each relevant Sensor-Nite Group Company’s present and (taking into account the extent to which the Computer Systems are expandable) future needs;

(e)	have been satisfactorily and appropriately maintained and supported and have the benefit of appropriate maintenance and support agreements (copies of which are attached to the Disclosure Letter), which agreements include emergency support;

(f)	have not been used in such a way as would invalidate any manufacturer’s or supplier’s guarantee or warranty or entitle the provider of maintenance or support for the Computer Systems to exclude, suspend or terminate those services;

(g)	have, in conjunction with the support and maintenance agreements referred to in paragraph (f) above, adequate security measures, back-up systems, disaster recovery arrangements, measures to protect them from viruses and other harmful code and trained personnel to ensure that so far as reasonably practicable:

(i)	the authenticity, integrity and confidentiality of all data held by or transmitted by the Computer Systems is preserved;

(ii)	no more than one day’s data would be lost in the event of a failure of the Computer Systems;

(iii)	breaches of security, errors and breakdowns are kept to a minimum and if any such event occurs there will not be a material disruption to any Sensor-Nite Group Company;

(h)	enable all records and data stored by electronic means which relate to a Sensor-Nite Group Company to be readily accessible by appropriate personnel; and

(i)	will, where required, correctly carry out all calculations relating to or in connection with the Euro and display all symbols adopted by any government or European body in connection with the Euro.

11.2.2	All software used or stored or resident in any Sensor-Nite Group Company:

(a)	is free from any defect or feature which may adversely affect its performance;

(b)	performs in accordance with its specification;

(c)	has been (if copied) lawfully copied;

(d)	is lawfully held and does not infringe the Intellectual Property Rights of any person;

(e)	as to the copyright therein:

(i)	in the case of software written or commissioned by a Sensor-Nite Group Company, is owned solely by that Sensor-Nite Group Company, no other person has rights therein or rights to use or make copies of the software or source codes;

(ii)	in the case of standard packaged software purchased outright, is validly licensed to each relevant Sensor-Nite Group Company in perpetuity

(other than in the event of breach or insolvency) on written terms which do not require any Sensor-Nite Group Company to make any further payments, and no licences will terminate on change of control; and

(iii)	in the case of all other software, is licensed to each relevant Sensor-Nite Group Company on the terms of a written licence which requires payment by that Sensor-Nite Group Company of a fixed annual licence fee the terms of which are set out in the Disclosure Letter.

11.2.3	No software owned by or licensed to any Sensor-Nite Group Company is licensed or sub-licensed by that Sensor-Nite Group Company to any other person.

11.2.4	No action will be necessary to enable any Sensor-Nite Group Company to continue to use any software currently used by it to the same extent and in the same manner as it has been used prior to the Completion.

11.2.5	The terms of all software licences have been complied with and no notices of breach or termination have been served on any Sensor-Nite Group Company in respect of any such licence.

11.2.6	Details of all domain names and websites for each Sensor-Nite Group Company are set out in the Disclosure Letter. The relevant Sensor-Nite Group Company is the registrant and beneficial owner of those domain names and is the legal and beneficial owner of all Intellectual Property Rights in the websites.

12	Insurance

12.1	Maintenance of insurance

Each Sensor-Nite Group Company has maintained adequate insurance cover against risks normally insured against by companies carrying on similar businesses and, in particular has:

(a)	maintained all insurance required by law or regulation;

(b)	maintained adequate product liability and environmental liability insurance,

and its assets are insured against those risks to their full replacement value free from any deduction or excess.

12.2	Details of policies

12.2.1	Complete and accurate details of the insurance policies in respect of which any Sensor-Nite Group Company has an interest are contained in the Disclosure Letter, and copies of the policies are attached to it.

12.2.2	In respect of the insurance policies referred to in paragraph 12.2.1:

(a)	all policies are in full force and effect;

(b)	all premiums and any related insurance premium taxes have been duly paid to date, the premiums payable are not (to the Sellers’ knowledge) in excess of normal rates and to the Sellers’ knowledge, no circumstances exist which are likely to give rise to any increase in premiums;

(c)	there are no special or unusual limits, terms, exclusions or restrictions in any of the policies;

(d)	no act, omission, misrepresentation or non-disclosure by or on behalf of any Sensor-Nite Group Company has occurred that makes any of these policies void, voidable or unenforceable;

(e)	no circumstances have arisen that would render any of the policies void, voidable or unenforceable for illegality or otherwise; and

(f)	there has been no breach of the terms, conditions or warranties of any policy that would entitle the insurer to terminate that policy, or to decline to pay all or any part of any claim made under it.

12.2.3	Where any leasehold Property is insured by the landlord under the relevant lease, the interest of the relevant Sensor-Nite Group Company is noted on the insurance policy.

12.3	Insurance Claims

12.3.1	Details of all insurance claims made during the past 3 years are contained in the Disclosure Letter.

12.3.2	No insurance claim is outstanding and, to the Sellers’ knowledge, no circumstances exist which are likely to give rise to any insurance claim.

13	Employment

13.1	A list of the names, jobs, start dates, ages and full details of the terms of employment of the Senior Employees (including entitlement to remuneration and benefits, and details of the employing company) are set out in the Disclosure Letter. The Employees, as listed in the Disclosure Letter, are all of the employees (including both blue-collar workers and white-collar employees) engaged in the Sensor-Nite Group and each of the Employees are employed for the benefit of the Sensor-Nite Group.

13.2	Full details of any benefit and entitlement to any benefit received by any Employee otherwise than in cash, and of any benefit received or receivable by any Employee in cash which is related to sales, profits, turnover or performance, or which is otherwise variable (other than normal overtime), are set out in the Disclosure Letter.

13.3	No Sensor-Nite Group Company has in place or has a commitment to implement any Employee benefit plan, including any deferred compensation, incentive compensation, equity compensation plan or arrangement; (i) any severance or termination pay, medical, health, life insurance and other “welfare” plan; (ii) any profit-sharing, stock bonus or other “pension” plan; (iii) any employment, termination or severance agreement; or (iv) any other Employee benefit plan, fund, program or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by any Sensor-Nite Group Company for the benefit of any Employee of the Sensor-Nite Group Company.

13.4	There is no dispute between any Sensor-Nite Group Company and any trade union or other organisation formed for a similar purpose existing, pending or (to the Sellers’ knowledge) threatened and there is no collective bargaining agreement or other arrangement (whether binding or not) to which (x) any Sensor-Nite Group Company is a party or (y) the Sellers and/or their Affiliates are parties and which covers any employee of the Sensor-Nite Group. The Sensor-Nite Group is not involved in any litigation or dispute involving any of the Employees nor any employees previously employed by any member of the Sensor-Nite Group and there are no circumstances which (to the Sellers’ knowledge) may result in any dispute or litigation involving any of the Employees.

13.5	No Employee has given notice terminating his contract of employment or engagement or has indicated a desire to terminate employment with any Sensor-Nite Group Company or is under notice of dismissal and no amount due to or in respect of any such Employee or former employee or personnel of any Sensor-Nite Group Company is in arrears and unpaid other than his or her salary for the month current at the date of this Agreement.

13.6	The Sensor-Nite Group has not made any loan or advance to any Employee or any future or former director, officer or employee which is outstanding.

13.7	A list of any workers and self-employed consultants engaged by the Sensor-Nite Group is set out in the Disclosure Letter with details of the terms applicable to their engagement. Other than those set out in the Disclosure Letter there are no individuals engaged in the Sensor-Nite Group who are workers or who have any of the rights of workers as such term is defined in applicable legislation. No workers or self-employed consultants may claim to be or have been employed by the Sensor-Nite Group as a salaried employee.

13.8	The Sensor-Nite Group has complied with all laws, collective bargaining agreements, codes of conduct, custom and practice, instructions and prescriptions of any labour inspectorate or similar authority, orders and awards in each case in connection with the Employment Legislation to the extent legally required. No present, future or contingent liability has been incurred by the Sensor-Nite Group for breach of any employment contract or statutory right of any Employee or employee previously employed by the Sensor-Nite Group in respect of his employment or the termination thereof, or for payments in compensation for dismissal or for the actual or proposed termination of any employment in respect of any present or former director, officer or employee who is, or was previously, employed or engaged in the Sensor-Nite Group.

13.9	No Employee or former employee has grounds to claim that SN NV pertains or should pertain to a Joint Committee different from the Joint Committee to which SN NV pertains at the date of Completion.

13.10	No Employee is entitled in the event of termination of his or her employment by reason of redundancy to any redundancy or other payment exceeding the basic statutory redundancy payment as calculated in accordance with applicable legislation.

13.11	The Sensor-Nite Group has made sufficient and accurate provisions with respect to any accrued Employee compensation entitlement arising from law or any internal policy or agreement.

13.12	Each Sensor-Nite Group Company has complied with all applicable social security, health insurance and payroll taxes legislation and policies and has correctly applied, accrued, made or reserved all payments for social security, mandatory pensions, health insurance and payroll taxes for all current and former employees, officers or directors.

14	Pensions

14.1	Pension Schemes

14.1.1	The Pension Schemes disclosed in the Disclosure Letter are the only arrangements applicable to the Sensor-Nite Group Companies. No proposal or announcement has been made to any Employee or officer of any Sensor-Nite Group Company as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit.

14.1.2	Only the Pensionable Employees listed in the Disclosure Letter and their respective beneficiaries or successors can claim benefits under the Pension Schemes.

14.1.3	Full details of the Pension Schemes are set out in the Disclosure Letter, including (but not limited to):

(a)	copies of all documents governing the Pension Schemes and of any announcements and explanatory booklets relating to the Pension Schemes;

(b)	the two latest annual reports and accounts related to the Pension Schemes;

(c)	a list of all Pensionable Employees who are members of the Pension Schemes with all details relevant to their membership and necessary to establish their entitlements under the Pension Schemes;

(d)	for each Pension Scheme that provides defined benefits, a true and complete copy of the most recent valuation of such Pension Scheme(s) and a true and complete copy of all subsequent advice; and

(e)	all agreements for the provision of services and any insurance contracts relating to the Pension Schemes.

The documents listed under this Clause 14.1.3 contain full details of all benefits payable in respect of the Pensionable Employees under the Pension Schemes (including any benefits payable to any Pensionable Employee on early retirement or redundancy under the Pension Schemes, or any previous scheme of which the Pensionable Employee was a member). No power to increase those benefits or to provide different benefits has been exercised, and there are no circumstances in which there is a practice of exercising such a power under the Pension Schemes.

14.1.4	All contributions, insurance premiums, Tax and expenses due to and in respect of the Pension Schemes have been duly paid. There are no amounts due and unpaid in respect of the Pension Schemes at the date of this Agreement. All Pension Schemes are fully funded. The contributions in respect of the Pension Schemes have been paid at the rates set out in the most recent schedule of contributions or the most recent payment schedule.

14.1.5	All death and disability benefits provided to the employees of the Sensor-Nite Group Companies are fully insured by an insurance policy with an international insurer of good repute. The Sensor-Nite Group Companies are not aware of any reason why these policies might be invalidated, or why the insurer might try to set them aside.

14.1.6	The Disclosure Letter has details of the rates at which the Sensor-Nite Group Companies’ contributions to the Pension Schemes are being paid and how they are calculated, and whether they are paid in advance or in arrears. All amounts due under the Pension Schemes have been paid on time and meet the requirements needed to benefit from the applicable relief.

14.1.7	No notices or directions of government bodies have been issued to any Sensor-Nite Group Company in respect of a breach of any Pension Scheme and/or of the applicable law and there is no fact or circumstance likely to give rise to any such notice or direction.

14.1.8	Each Pension Scheme has been designed to comply with, and has been administered in accordance with, all applicable legal, prudential and administrative requirements and in compliance with its governing documents. The Sensor-Nite Group Companies have complied in all material respects with their obligations under and in respect of each Pension Scheme.

14.1.9	No Sensor-Nite Group Company has discriminated against, or in relation to, any Pensionable Employee on the grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, religion or belief in providing pension, lump-sum, death, ill-health, disability or accident benefits.

14.1.10	No claims or complaints have been made or are pending or threatened in relation to the Pension Schemes or otherwise in respect of the provision of (or failure to provide) pension, lump-sum, death, ill-health, disability or accident benefits by a Sensor-Nite Group Company in relation to any of the Pensionable Employees. There are no facts or circumstances likely to give rise to such claims or complaints.

14.1.11	The Pensionable Employees listed in the Disclosure Letter have validly agreed to any and all amendments to the Pension Schemes.

14.2	Pension Contributions

14.2.1	No present, future or contingent Liability has been incurred by any member of the Sensor-Nite Group for breach of any right of any Employee or employee previously employed by the Sensor-Nite Group or for payments of any contributions in respect of any Pension Scheme or any other supplementary voluntary or mandatory pension security, in respect of any present or former director, officer or employee who is, or was previously, employed or engaged by any member of the Sensor-Nite Group.

14.2.2	The Sensor-Nite Group has complied with all laws, codes of conduct, custom and practice, orders and awards (to the extent legally required) in each case in connection with the applicable social security and health insurance legislation and has correctly applied, accrued, made or reserved all payments for social security, pensions and health insurance for all current and former employees, officers or directors.

15	Legal and regulatory compliance

15.1	Compliance with laws

15.1.1	None of the activities, contracts or rights of any Sensor-Nite Group Company is ultra vires, criminal, illegal, unlawful, unauthorised, invalid, unenforceable, in breach of any contract, covenant or duty or in conflict with the rights of any person, and no Sensor-Night Group Company has received any indication that there is any allegation of such.

15.1.2	Each Sensor-Nite Group Company is conducting, and during the 3 year period prior to Completion has conducted, its business in compliance with all applicable laws, by-laws and regulations (including but not limited to such regulations related to substances in articles, platinum processing, operation of X-ray units, etc.), and no Sensor-Nite Group Company is, nor has been during the 3 year period prior to Completion, in material breach of any such laws, bye-laws or regulations.

15.1.3	There is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or, to the Sellers’ knowledge, anticipated against any Sensor-Nite Group Company or any person for whose acts or defaults it may be vicariously liable which has had, or may have, a material adverse effect upon the assets or business of the Sensor-Nite Group.

15.1.4	No Sensor-Nite Group Company has received any notice or other communication (official or otherwise) during the past 12 months from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to an alleged, actual or potential violation and/or failure to comply with any applicable law, bye-law or regulation or requiring it to take or omit any action.

15.1.5	Neither the Sellers nor the Sensor-Nite Group Companies, nor any person or entity owning a majority of the equity interests of any Sensor-Nite Group Company or exercising control over either a Seller or any Sensor-Nite Group Company, nor any director, officer, or employee of any Sensor-Nite Group Company, appear on the List of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control within the U.S. Department of the Treasury. Furthermore, to the extent applicable, the Sellers and the Sensor-Nite Group Companies are, and at all times have been, in compliance with U.S. export control laws and regulations, including, but not limited to, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, as amended, the Trading With the Enemy Act, as amended, the Arms Export Control Act, as amended, the International Traffic in Arms Regulations, Executive

Orders of the President of the United States regarding embargoes and restrictions on transactions with designated entities and individuals, and the embargoes, sanctions programs, and restrictions administered by the Office of Foreign Assets Control.

15.1.6	No member of the Sensor-Nite Group has provided or promised anything of value to any Government Official, political party or candidate for government office, nor provided or promised anything of value to any other person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any Government Official, political party or candidate for government office, for the purpose of: (i) influencing any act or decision of such official, party or candidate in his or her official capacity, (ii) inducing such official, party or candidate to do or omit to do any act in violation of their lawful duty, or (iii) securing any improper advantage; or (iv) inducing such official, party or candidate to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of such government or instrumentality, in order to assist the Sensor-Nite Group in obtaining or retaining business for or with, or directing business to, any person.

15.1.7	The Sensor-Nite Group has effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that promises or payments of the type described in paragraph 15.1.6 above will be prevented, detected and deterred.

15.2	Licences and consents

15.2.1	All licences, consents, permits, registrations and authorisations (public or private) that are necessary or reasonably desirable for the effective carrying on of the business of the Sensor-Nite Group in the places and in the manner in which such business is now carried on:

(a)	have been obtained;

(b)	are valid and subsisting;

(c)	are not limited in duration or subject to onerous conditions; and

(d)	are listed in the Disclosure Letter,

and, to the best of the Sellers’ knowledge, information and belief, there is no reason why any of them should be varied, suspended, cancelled, or revoked or not renewed on the same terms.

15.2.2	All reports, returns and information required to be made or given by law or as a condition of any licence, consent, permit, registration or authorisation have been made or given in a timely fashion to the appropriate person or authority.

15.3	Money laundering

No Sensor-Nite Group Company’s assets include any criminal property and no Sensor-Nite Group Company, or any of their respective directors or officers, have committed any offence captured by applicable anti-money laundering legislation.

15.4	Financial services regulation

15.4.1	No Sensor-Nite Group Company carries on, or purports to carry on, and has not at any time carried on or purported to carry on any financial services activities within the scope of any regulatory regime in any jurisdiction, nor has it contravened any legislation or regulations relating to the provision of financial services in any such jurisdiction.

15.4.2	Each Sensor-Nite Group Company has adopted, and in all respects observed, procedures complying with all applicable laws, regulations and industry guidelines relating to the combating of money laundering or terrorist financing.

15.4.3	Each Sensor-Nite Group Company, and each of its respective directors, officers and employees, has complied at all times with all applicable laws and regulations relating to insider dealing and market abuse (or any equivalent legislation regulating market conduct in any jurisdiction).

15.4.4	No Sensor-Nite Group Company has, and no director, officers or employee of any Sensor-Nite Group Company has, been the subject of any investigation, censure, disciplinary hearing or fine by any financial services regulatory authority in any jurisdiction.

15.5	Inducements

15.5.1	No inducement (financial or otherwise) has been given to any person by or on behalf of any Sensor-Nite Group Company with a view to that Sensor-Nite Group Company entering into any contract or other arrangement or obtaining any benefit, and no such inducement has been received by any Sensor-Nite Group Company or any director, officer or Employee of any Sensor-Nite Group Company or any person connected with any such person.

15.6	Products

15.6.1	No Sensor-Nite Group Company has manufactured, sold or supplied any products or services that are, or will become, faulty or defective in any material respect, or that do not comply with any warranties or representations expressly or impliedly made by any Sensor-Nite Group Company or with any applicable laws, regulations, standards or requirements.

15.6.2	No Sensor-Nite Group Company has accepted any liability or obligation to service, repair, maintain, take back or otherwise do anything in respect of, any articles or stock where that liability or obligation would apply after any such article or stock has been delivered by it (other than as expressly set out in the standard terms of business of the Sensor-Nite Group, a copy of which is annexed to the Disclosure Letter).

15.7	Environment

15.7.1	Each Sensor-Nite Group Company has (in all material respects) complied with and is in compliance with all Environmental Laws, has obtained, maintains, complied with and is in compliance (in all material respects) with all required Environmental Licences and is not subject to any Environmental Liabilities. No circumstances exist that would result in any Environmental License being revoked, suspended, varied or limited or which might prejudice its renewal.

15.7.2	No Sensor-Nite Group Company has received any notice, report or other information regarding any actual or alleged violation of Environmental Laws, Environmental Permits, or regarding any Environmental Liabilities and No Sensor-Nite Group Company is subject to any judgment, or individual order or directive relating to Environmental Laws or Hazardous Substances.

15.7.3	No Sensor-Nite Group Company nor any predecessor has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any Hazardous Substance, or (ii) owned or operated any property or facility contaminated by any Hazardous Substance, in any case so as to give rise to any current or future Environmental Liabilities.

15.7.4	No Sensor-Nite Group Company has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Environmental Liabilities of any other person.

15.7.5	The Sellers have furnished to the Purchaser all environmental audits, reports, and other material environmental documents in their possession, custody or control relating to any Sensor-Nite Group Company or their past or current properties, facilities or operations.

15.7.6	Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any Transaction-Triggered Environmental Obligations including any requirements for site investigation, notification to or consent of any environmental regulatory authorities in any jurisdiction.

15.8	Personal data

15.8.1	Each Sensor-Nite Group Company has complied with the Privacy and Electronic Communications (EC Directive) Regulations 2003.

15.8.2	Each Sensor-Nite Group Company has complied with the data protection principles applicable to all the processing of personal data carried out by it and collected, processed and disclosed personal data only in accordance with the terms of a privacy policy, details of which are set out in the Disclosure Letter.

15.8.3	No Sensor-Nite Group Company transfers personal data to jurisdictions outside the European Union.

16	Litigation

16.1	Current proceedings

16.1.1	Neither any Sensor-Nite Group Company, nor any person for whose acts or defaults any Sensor-Nite Group Company may be vicariously liable, is involved (whether as claimant or defendant or other party) in any claim, legal action, demand, dispute, proceeding, suit, litigation, mediation or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business, none of which exceeds Euro 25,000.00) other than those disclosed in the Disclosure Letter. No Sensor-Nite Group Company has any indication that it is currently involved in any prosecution, investigation or enquiry by an administrative or judicial authority.

16.2	Pending or threatened proceedings

No claim, legal action, proceeding, suit, litigation, mediation or arbitration is pending or, to the Sellers’ knowledge, threatened by or against any Sensor-Nite Group Company (or any person for whose acts or defaults any Sensor-Nite Group Company may be vicariously liable). No Sensor-Nite Group Company has any indication that any prosecution, investigation or enquiry is currently pending or threatened against it.

16.3	Circumstances likely to lead to claims

To the Sellers’ knowledge, there are no investigations, disciplinary proceedings or other circumstances likely to lead to any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration against any Sensor-Nite Group Company.

17	Tax

17.1.1	All returns, computations, notices and information which are or have been required to be made or given by each Sensor-Nite Group Company for any Taxation purpose (i) have been made or given within the requisite periods and on a proper basis and are up-to-date and correct and (ii) none of them is, or is (to the Sellers’ knowledge) likely to be, the subject of any dispute with any Taxation Authority.

17.1.2	The amount of Taxation chargeable on each Sensor-Nite Group Company during the last 3 years has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Taxation Authority.

17.1.3	All material records which each Sensor-Nite Group Company has required for Taxation purposes over the last 3 years have been duly kept and are available for inspection at the premises of each Sensor-Nite Group Company and no Sensor-Nite Group Company has taken any action which has had, or will have, the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously had with any Taxation Authority.

17.1.4	Each Sensor-Nite Group Company has paid all Tax (including by way of deduction or withholding) which it has become liable to pay and is not, and has not within the 3 years prior to the date of this Agreement, been liable to pay any interest, penalty, surcharge or fine relating to Taxation.

17.1.5	Each Sensor-Nite Group Company has always been exclusively resident for Taxation purposes in the country in which it was incorporated, and has not and has never had a branch, agency, permanent establishment, or other grounds for being required to pay Taxes to any Taxation Authority in a jurisdiction other than the jurisdiction in which it was incorporated.

17.1.6	Each Sensor-Nite Group Company has complied fully with all statutory requirements, orders, provisions, directions or conditions relating to VAT.

17.1.7	Each Sensor-Nite Group Company has neither been a party to, nor otherwise involved in any unlawful or illegal transaction, scheme or arrangement the main purpose or object or one of the main purposes or objects of which was to avoid or reduce a liability to Taxation or to secure a Taxation advantage.

17.1.8	No Sensor-Nite Group Company is involved in any dispute with any Tax Authority nor has, within the last 3 years been subject to, nor is any Group Company currently subject to any back duty investigation, non routine investigation or audit visit by any Taxation Authority.

17.1.9	Each Sensor-Nite Group Company has deducted or withheld all Taxation which it has been obliged by law to deduct or withhold from payments made by it and has properly accounted to the relevant Taxation Authority for the Taxation so deducted.

17.1.10	No transactions or arrangements involving a Sensor-Nite Group Company have taken place or are in existence which are such that any provision of applicable legislation relating to transfer pricing has been or could be applied to them and each Sensor-Nite Group Company has sufficient information and records and preserved such information and records for the requisite period for the purposes thereof.

17.1.11	The entry into, becoming unconditional or Completion of this Agreement will not result in any income, profit or gain being deemed to accrue to any Sensor-Nite Group Company for Taxation purposes.

17.1.12	Each Sensor-Nite Group Company has properly and punctually paid all real estate transfer tax for which it is liable in respect of any land transaction to which it has, prior to the date of this Agreement, been a party.

17.1.13	All documents which are necessary:

(a)	to establish the title of any Sensor-Nite Group Company to any asset; or

(b)	to enforce any rights and in respect of which any stamp duty or other similar tax is payable (whether as a condition to the validity, registrability or otherwise),

have been duly stamped and all duty (or similar tax), interest and penalties on those documents have been paid.

17.1.14	Sensor Nite USA has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

17.1.15	Sensor Nite USA has not waived any statute of limitations in respect of Taxes nor agreed to any extension of time with respect to a Tax assessment or deficiency.

17.1.16

Sensor Nite USA is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of IRC Section 280G (or any corresponding provision of state, local, or non-U.S. Tax law) and (ii) any amount that will not be fully deductible as a result of IRC Section 162(m) (or any corresponding provision of state, local, or non-U.S. Tax law). Sensor Nite USA has not been a

United States real property holding corporation within the meaning of IRC Section 897(c)(2) during the applicable period specified in IRC Section 897(c)(1)(A)(ii). Sensor Nite USA is not a party to or bound by any Tax allocation or sharing agreement. Sensor Nite USA (A) has not been a member of an affiliated group filing a consolidated United States federal income Tax return (other than a group the common parent of which was Sensor Nite USA) or (B) has any liability for the Taxes of any person under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

17.1.17	Sensor Nite USA will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Completion Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Completion Date; (B) “closing agreement” as described in IRC Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Completion Date; (C) intercompany transaction or excess loss account described in United States Treasury Regulations under IRC Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (D) installment sale or open transaction disposition made on or prior to the Completion Date; (E) prepaid amount received on or prior to the Completion Date; or (F) election under IRC Section 108(i).

17.1.18	Sensor Nite USA has not distributed stock of another person, nor has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by IRC Section 355 or IRC Section 361.

17.1.19	Sensor Nite USA has not been a party to any “reportable transaction,” as defined in IRC Section 6707A(c)(1) and United States Treasury Regulation Section 1.6011-4(b).

17.1.20	Sensor Nite USA has not received any private letter ruling from the United States Internal Revenue Service (or any comparable ruling from any other taxing authority).

Schedule 6

Tax Indemnity

1	Definitions and interpretation

1.1	In this Schedule, words and expressions shall (except where the context otherwise requires) have the same meaning as those set out elsewhere in this Agreement and in addition shall have the following meanings:

“Accounts Relief”

a)      a Relief which has been treated as an asset or has a reduced a liability in the Accounts; or

b)      a Relief which has been taken into account in computing a provision for Tax which appears in the Accounts or has resulted in no provision for Tax being made in the Accounts;

“Actual Tax Liability”	any liability of a Group Company to make a payment of or in respect of Tax;

“Applicable Rate”	the rate specified under Clause 15.3 of this Agreement;

“Effective Tax Liability”	the meaning given in paragraph 1.2 of this Schedule;

“Event”	includes any act, omission, event or transaction (including the execution of and Completion of the Agreement) whether alone or in conjunction with any other act, omission, event or transaction and includes further (without limitation) the declaration or making any distribution, the acquisition or disposal of any asset, the making of any supply or payment, becoming, being or ceasing to be a member of any group or partnership or any other association (however defined) for the purposes of any Tax, the death of any individual, any change in the residence of any person for Tax purposes and the expiry of any period of time;

“Group Company”	each of the Sensor-Nite Group Companies;

“non-availability”	includes loss, reduction, modification, cancellation, non-availability or non-availability ab initio;

“Post Closing Relief”	a Relief to the extent that it arises as a consequence of an Event occurring after Completion or in respect of a period commencing after Completion;

“Purchaser’s Group”	the Purchaser and any companies within the same group or association of companies as the Purchaser for the purposes of the relevant Tax Statute, including without limitation a Group Company after Closing;

“Relief”	includes any loss, relief, allowance, credit, deduction, exemption, set off or right to repayment or refund of Tax including, without limitation, any deduction in computing income profits or gains for the purposes of any Tax;

“Tax Authority Action”	includes any claim, notice, demand, assessment, letter or other document issued or any action taken by or on behalf of any Tax Authority from which it appears that a Group Company has or may have a Tax Liability;

“Tax Group”	those companies treated for the purposes of determining the amount of or liability for or relief from any Tax as being members of the same group of companies (including a group filing a consolidated United States federal income Tax return);

“Tax Claim”	a claim under this Schedule or a claim for breach of a Tax Warranty;

“Tax Liability”	any Actual Tax Liability, Effective Tax Liability or other liability of a Group Company which is relevant for the purposes of this Schedule;

“Tax Statute”	any primary or secondary statute, instrument, enactment, order, law, by law or regulation of any jurisdiction making any provision for or in relation to Tax;

1.2	In this Schedule, “Effective Tax Liability” shall mean the following:

1.2.1	the non-availability in whole or in part of any Accounts Relief,

1.2.2	the utilisation or set off of any Post Closing Relief or any Accounts Relief against any Tax or against income, profit or gains in circumstances where but for such utilisation or set off an Actual Tax Liability would have arisen in respect of which the Sellers would have been liable to the Purchaser under this Schedule.

1.3	The value of an Effective Tax Liability shall be as follows:

1.3.1	Where the Effective Tax Liability involves the non-availability of any Accounts Relief:

(a)	if the Accounts Relief was not or is not a right to repayment or refund of Tax, the amount of Tax which would have been saved but for the non-availability of the Accounts Relief; or

(b)	if the Accounts Relief was or is a right to repayment or refund of Tax, the amount of the repayment or refund which is not available.

1.3.2	Where the Effective Tax Liability involves the utilisation or set off of a Post Closing Relief or an Accounts Relief, the value of the Effective Tax Liability shall be the amount of Tax saved by such utilisation or set off.

1.4	The rule known as the ejusdem generis rule shall not apply and accordingly:

1.4.1	general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

1.4.2	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.5	Any reference to income, profits or gains having been earned, accrued or received shall include where income, profits or gains are deemed, treated or regarded to have been earned, accrued or received for the purposes of the Tax Statute in question and any reference to the occurrence of any Event shall include where such Event (for the purposes of the Tax Statute in question) is deemed to have occurred or is treated or regarded as having occurred.

2	Covenant

2.1	The Sellers jointly and severally covenant, subject to the provisions of this Schedule, to pay to the Purchaser and its Affiliates an amount equal to:

2.1.1	any Tax Liability (whether or not discharged prior to or on Completion) which arises by reference to an Event occurring or income, profits or gains earned, accrued or received on or before Completion;

2.1.2	the value of any Effective Tax Liability;

2.1.3	any Tax Liability which is the liability of another person (the “Primary Person”) for which a Group Company, the Buyer or any other member of the Purchaser’s Group is liable in consequence of:

(a)	the Primary Person failing to discharge such Tax Liability; or

(b)	a Group Company at any time before Completion:

(i)	being a member of the same Tax Group as the Primary Person; or

(ii)	being treated for the purpose of any Tax as having control of, being controlled by, or being otherwise connected with, the Primary Person or being controlled by or connected with the same person as the Primary Person for any Tax purpose;

2.1.4	the costs and expenses reasonably and properly incurred by the Purchaser or a Group Company in connection with a claim for which the Sellers are liable under this Schedule.

2.2	In the event that there is any dispute over the amount payable under any provision of paragraph 2.1 either party shall be entitled to request the auditors for the time being of a Group Company acting as experts and not as arbitrators to determine the amount payable and such determination shall, except in the case of manifest error, be final and binding. The costs of any such determination shall be borne by both parties equally.

3	Limitations

3.1	The Sellers shall not be liable in respect of any Tax Claim unless details of the Tax Claim have been notified in writing to the Sellers within 60 days after the date upon which the right of the Tax Authorities to assess or claim any Taxes in respect of the matters giving rise to such a Tax Claim is barred by all applicable statutes of limitation, provided that where such notification in respect of the Tax Claim has been given within that time, the Sellers agree not to exercise any of their rights under the Limitation Act 1980 or any similar rule in any applicable jurisdiction or to invite any court to apply the provisions of such Act or rule in respect of the Tax Claim.

4	Date for payment

4.1	Where a Tax Claim involves the Purchaser or a Group Company being under a liability to make a payment to any Tax Authority, the Sellers shall pay to the Purchaser in cleared funds the amount claimed on or before the later of the fifth Business Day after demand is made for such payment and the fifth Business Day before the date on which the amount in question is payable to the relevant Tax Authority without any interest, penalty, fine or surcharge arising in respect of it.

4.2	Where a Tax Claim is made under this Schedule in respect of the non-availability of a right to repayment or refund of Tax, the Sellers shall pay to the Purchaser in cleared funds the amount in question on the later of the fifth Business Day after demand is made for such amount to be paid and the fifth Business Day after the date on which the Tax in question would have been repaid but for that non-availability.

4.3	Where a Tax Claim is made under this Schedule in respect of the utilisation or set off of a Relief, the Sellers shall pay to the Purchaser in cleared funds the amount in question on the later of the fifth Business Day after the date on which the Tax in question would have arisen but for such utilisation or set off and the fifth Business Day after demand is made for such amount to be paid.

4.4	Where the Sellers are liable to make any payment under this Schedule or under any other Tax Claim the date for the payment of which is not determined under paragraphs 4.1, 4.2 or 4.3, the Sellers shall pay to the Purchaser the amount in question on the fifth Business Day after demand is made for such amount to be paid.

4.5	Any sum not paid by the Sellers on a date determined under paragraphs 4.1, 4.2, 4.3 or 4.4 (“due date”) shall bear interest on that sum (which shall accrue from day to day after as well as before any judgement in respect of such sum) at the Applicable Rate from the due date up to and including the day of actual payment of such sum (or the next Business Day if the date of actual payment is not a Business Day) which interest shall accrue from day to day and be compounded annually. Such interest shall be paid on the demand of the Purchaser.

5	Conduct of claims

5.1	If the Purchaser or Company become aware of any Tax Authority Action or any other circumstance which gives or may give rise to a Tax Claim (a “Tax Issue”) the Purchaser shall or shall procure that a Group Company shall, as soon as reasonably practicable, give written notice (the “Notice of Claim”) of the Tax Issue to the Sellers but such notice shall not be a condition precedent to the liability of the Sellers under this Schedule.

5.2	If the Sellers so request in writing, the Purchaser shall or shall procure that a Group Company shall supply the Sellers with such available and relevant details, documentation, correspondence and information and shall (subject to paragraph 5.3 of this Schedule) take such action as the Sellers may reasonably request in writing to negotiate, avoid, dispute, resist, compromise, defend or appeal against the Tax Issue and any adjudication in respect of the Tax Issue provided that:

5.2.1	the Sellers shall not be entitled to require a Group Company to delegate the conduct of such action to itself, the Sellers or any agent or professional adviser of the Sellers; and

5.2.2	the Sellers shall first indemnify a Group Company and the Purchaser to the reasonable satisfaction of the Purchaser against all sums for which the Sellers are or may be liable in respect of the Tax Issue and for any reasonable and proper third party costs, expenses and liabilities (including any additional Tax) which may be incurred as a consequence of any action taken in accordance with this Clause 5.

5.2.3	If the Sellers do not request the Purchaser or a Group Company to take action pursuant to this Clause 5 or the Sellers fail to indemnify the Purchaser or the Group Company concerned as provided for in paragraph 5.2.2 above within 21 days of the Notice of Claim to the Sellers, the Purchaser or a Group Company shall be free to pay or settle the Tax Issue on such terms as they may in their absolute discretion think fit.

5.3	The Purchaser shall keep the Sellers informed of the progress in settling the relevant Tax Issue and shall, as soon as reasonably practicable, forward or procure to be forwarded to the Sellers copies of (or the relevant parts of) all material correspondence pertaining to it.

5.4	The Purchaser shall not be obliged to take or procure the taking of the following action:

5.4.1	agreeing to the settlement or compromise of any Tax Issue or any proposal for the same which is reasonably likely to adversely affect the future liability to Tax of a Group Company, the Purchaser or any member of the Purchaser’s Group;

5.4.2	contesting any Tax Issue before any tribunal, court or other appellate body unless at the sole expense of the Sellers, the Sellers obtain the written opinion of leading Tax counsel, (agreed with the Purchaser) after disclosure of all relevant information and documents and having regard to all the circumstances, that on the balance of probabilities the action will succeed;

5.4.3	complying with any unreasonable instruction of the Sellers or to taking any action or procuring the taking of any action which it reasonably considers may be prejudicial to the business of Purchaser’s Group;

5.5	If it is alleged by any Tax Authority in writing that any Seller (at any time) or a Group Company (prior to Completion) has committed any act or omission constituting fraud or gross negligence relating to Tax, paragraphs 5.2 to 5.4 shall not apply and the Sellers shall cease to have any rights under those paragraphs.

6	Tax affairs

6.1	Prior to the Completion Date the Sellers shall make, and shall procure to be made, all relevant elections in respect of any and all transfers that have taken place at any time in the six years prior to the Completion Date between members of the same group and which may give rise to a Tax Liability on any Group Company as a result of Completion so that any such Tax Liability would be treated as accruing not to any Group Company but to the Sellers or another member of the Sellers’ Tax Group. The Sellers shall maintain and provide copies to the Purchaser of any documentation, reports, correspondence and details of any information relating to the tax position, Tax Computation and/or returns of each Sensor-Nite Group Company.

6.2	The Sellers or their duly authorised agents or advisers shall, at the expense of the Sellers prepare, submit and agree the tax computations and returns of each Group Company for its accounting periods (within the meaning of the relevant Tax Statute) ended on or before the Completion Date (“Tax Computations”).

6.3	The Sellers shall deliver to the Purchaser for comments any Tax Computation, return, document or correspondence and details of any information or proposal (“Relevant Information”) which it intends to submit to any Tax Authority before submission and, subject to paragraph 6.4 of this Schedule shall take account of the reasonable comments of the Purchaser and make such amendments to the Relevant Information as the Purchaser may reasonably require prior to its submission to any Tax Authority.

6.4	The Sellers shall not and shall procure that no other person shall submit to any Tax Authority any Relevant Information or agree any matter with any Tax Authority where the Purchaser has notified the Sellers that it reasonably considers that:

6.4.1	such Relevant Information or matter is not true, accurate and lawful in all respects; or

6.4.2	such Relevant Information or matter is reasonably likely to prejudice the amount of a future liability to tax of a Group Company.

6.5	The Sellers shall deliver to the Purchaser copies of any correspondence sent to, or received from, any Tax Authority relating to the Tax Computations and returns and shall keep the Purchaser fully informed of its actions under this Clause 6.

6.6	Subject to Clauses 6.3 to 6.5, the Purchaser shall or shall procure that:

6.6.1	the relevant Group Company properly authorises and signs the Tax Computations;

6.6.2	the relevant Group Company provides to the Sellers such information and assistance, including without limitation such access to its books and records which may reasonably be required to prepare, submit negotiate and agree the Tax Computations;

6.6.3	any correspondence which relates to the Tax Computations shall, if received by the Purchaser or the relevant Group Company or their agents or advisers be copied to the Sellers,

provided that in respect of any matter which gives or may give the Purchaser a right to make a Tax Claim, the provisions of Clause 5 with respect to appeals and the conduct of disputes shall apply instead of the provisions of this Clause 6 and provided further that the Purchaser shall not be obliged to procure that a Group Company makes any election, claim or surrender or provides any notice or withdraws or amends any election, claim, surrender or notice unless such making, provision, withdrawal or amendment was taken into account in the Closing Statement for the period to which such action relates.

6.7	The Sellers shall use all reasonable endeavours to agree the Tax Computations as soon as reasonably practicable and shall deal with all such matters promptly and diligently and within applicable time limits and in the event that the Tax Computations have not been submitted and agreed by the date which is twelve months following the Completion Date, the Sellers shall lose all their rights under this paragraph 6.

7	Third party claims

7.1	If a Group Company or the Purchaser is before the seventh anniversary of the date of this Schedule entitled to recover from another person (excluding any other Company (or the Purchaser’s Group) or any current or ex employees of a Group Company) or a Tax Authority a sum in respect of any Tax Liability to which a Tax Claim relates and which has been satisfied in full by the Sellers in cleared funds, the Purchaser shall as soon as reasonably practicable give notice of such fact to the Sellers and if the Sellers indemnify the Purchaser or as appropriate a Group Company (to the Purchaser’s reasonable satisfaction) against the reasonable and proper costs of the Purchaser or as appropriate the relevant Group Company in connection with taking the following action, the Purchaser shall or shall procure that such Group Company shall take such action as is reasonably requested by the Sellers to enforce recovery against that person or Tax Authority.

7.2	In the event that the Purchaser recovers any sum referred to in paragraph 7.1 of this Schedule after taking any action at the request of the Sellers under that paragraph, the Purchaser shall as soon as reasonably practicable account to the Sellers for the lesser of:

7.2.1	the sum recovered net of any Tax on the sum and the reasonable and proper costs and expenses (which have not already been satisfied pursuant to paragraph 7.1) of recovering the same; and

7.2.2	any amount already paid by the Sellers in respect of the Tax Liability giving rise to the relevant Tax Claim.

8	Purchaser’s covenant

8.1	The Purchaser covenants to pay to the Sellers an amount equal to any Tax assessed on the Sellers to the extent that such Tax is primarily the liability of a Group Company, which arose by reference to an Event occurring or income, profits or gains earned, accrued or received after Completion, and is not of a type which would allow it to be claimed by the Purchaser from the Sellers under this Schedule.

9	General

9.1	The Purchaser may release or compromise the liability under this Schedule of any Sellers or grant time or other indulgence to any Sellers without releasing or reducing the liability of any other Sellers. Where a liability of one but not the other Seller under any obligation which is both joint and several is released or compromised the remaining Seller shall continue to be severally and shall together be jointly liable on that obligation.

9.2	Any payment to the Purchaser or a Group Company under any Tax Claim shall be deemed to be a reduction of the total consideration payable under this Agreement.

Schedule 7

Specified Liabilities

1.	Any Losses or warranty claims resulting from or arising out of substantially the same facts and circumstances as were described in the insurance claim with HDI-Gerling under claim number 001-0006434-2009 which came to light with customer Volkswagen Audi Group (VAG) as first reported on 01-01-2009, described as contamination of the paste (platinum thick-film paste) and referred to by the working name “iridium contamination.”

2.	Warranty claims in relation to Mass-Air Flow sensors supplied by the Sensor-Nite Group to Volvo Powertrain and used by Volvo Powertrain for its ASET AC, MP7 US04 and D16 US04 engines.

3.	The recall by General Motors of MY2010 truck vehicles, recalled due to faulty sensors provided by the Sensor-Nite Group and related recovery and payment requests by General Motors.

4.	The court case initiated by EEA against a tax reassessment act No 29900400/02.03.2010 issued by the Bulgarian National Revenue Agency, and any related or subsequent court, enforcement or administrative proceedings.

5.	Any and all obligations or Liabilities arising out of or relating to the retroactive price reduction with respect to sales made prior to the Completion Date by the Sensor-Nite Group to customer Volkswagen Audi Group. For the avoidance of doubt, no accrued liability in connection with the matter set forth in this paragraph 5 shall be included as a liability in the calculation of the Final Net Working Capital pursuant to Clause 3.2.

Schedule 8

Short Form SPA

SHARE PURCHASE AGREEMENT

This agreement (hereinafter referred to as the “Agreement”) is made on — 2011, by and between:

1. ELEX N.V., a company incorporated in Belgium with registered number BE0421226161 whose registered office is at Transportstraat 1, 3980 Tessenderlo, Belgium (“Elex”), represented by — in the capacity of —, citizen of —, born on —, passport No. —, issued on —, and

2. EPIQ N.V., a company incorporated in Belgium with registered number BE0436764274 whose registered office is at Transportstraat 1, 3980 Tessenderlo, Belgium (“Epiq”), represented by — in the capacity of —, citizen of —, born on —, passport No. —, issued on —, and

3. [—], a company incorporated in [—] whose registered office is at [—] (the “Purchaser”) represented by — in the capacity of —, citizen of —, born on —, passport No. —, issued on —

Elex and Epiq jointly referred to as the “Sellers”, and the Sellers and Purchaser jointly referred to as the “Parties”, and individually as the “Party”

WHEREAS:

• The Sellers wish to sell and the Purchaser wishes to acquire 100% from the registered capital of Sensor-Nite Industrial OOD, a limited liability company organized and existing under the laws of the Republic of Bulgaria, UIC 131018307, having its seat and registered address at 2 Samokovsko shoes Blvd, Mladost region, 1138 Sofia, Bulgaria, (the “Company”);

•    The Company’s registered capital is BGN 2,036,500 (two million thirty six thousand and five hundred leva), divided into 20,365 (twenty thousand three hundred sixty five) shares (“Sale Shares”) of nominal value BGN 100 one hundred leva) each;

• The Sellers possess 100% of the Sale Shares,

• The Sellers and the Purchaser have signed a Share purchase agreement relating to the sale and purchase of the whole issued capital of the Sensor-Nite Group Companies on — 2011 (“SPA”)

and under Article 129, paragraph 2 of the Law on Commerce the Parties have agreed as follows:

1. SALE

1.1             Subject to the terms and conditions set forth in the SPA, the Sellers hereby and as of the date of this Agreement sell to the Purchaser and the Purchaser purchases and acquires from the Sellers the Sale Shares together with all rights and obligations attaching to the Sale Shares.

1.2 The purchase price for the Sale Shares has been defined pursuant to Clause 3 of the SPA (the “Purchase Price”).

1.3 The payment of the Purchase Price will be effected as set forth in the SPA.

2. MISCELLANEOUS

2.1 This Agreement enters into force on the date of its execution by the Parties with notary certification of their signatures.

2.2             No amendment of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the Sellers and the Purchaser with notary certification of the signatures.

2.3 In case of any discrepancy between the original texts of this Agreement written in Bulgarian and in English, the Bulgarian version shall prevail.

2.4 This Agreement shall be governed by and construed in accordance with Bulgarian law.

IN WITNESS WHEREOF, this Agreement has been executed in 3 (three) identical counterparts by each of the Parties hereto on the date first above written.

/Signature:
/Name:

/ For EPIQ N.V.

/Signature:
/Name:

/For SENSATA TECHNOLOGIES INC.

/Signature:
/Name:

Schedule 9

The Purchase Price Allocation Schedule